Exhibit 10.26

LEASE AGREEMENT

BETWEEN

TRANSAMERICA PYRAMID PROPERTIES, LLC,
AN IOWA LIMITED LIABILITY COMPANY,

AS LANDLORD

AND

JMP GROUP INC.,
A Delaware corporation,

AS TENANT

600 Montgomery Street
San francisco, california

AUGUST 10, 2011

TABLE OF CONTENTS

1.	PREMISES		1
	1.1	Lease of Premises	1
	1.2	Premises Description	2
2.	TERM		3
	2.1	Commencement	3
	2.2	Delivery of Premises	3
3.	RENT		3
	3.1	Payments of Base Rent and Expense Increases	3
	3.2	Acceptance of Rent	4
	3.3	Late Charges	4
	3.4	Interest	5
4.	EXPENSES		5
	4.1	Definitions	5
	4.2	Operating Expenses	6
	4.3	Insurance Expenses	7
	4.4	Utility Expenses	7
	4.5	Exclusions	8
	4.6	Tax Expenses	9
	4.7	Payment of Expenses	10
	4.8	Gross Up; Other Adjustments	12
	4.9	Personal Property and Other Taxes	13
5.	SECURITY DEPOSIT		14
	5.1	Amount and Form of Security Deposit	14
	5.2	Form and Substance of Letter of Credit	14
	5.3	Application of Letter of Credit Proceeds as Security Deposit	15
	5.4	Return of Security Deposit	15
6.	USE OF PREMISES		16
	6.1	Permitted Use	16
	6.2	Compliance with Rules and Laws	16
	6.3	Required Alterations; Violations of Law	17
	6.4	Asbestos-Containing Materials Notification	18
7.	UTILITIES AND SERVICES		18
	7.1	Provided by Landlord	18
	7.2	Excess Use	19
	7.3	Interruption of Utilities	20
8.	ACCESS CONTROL; PROJECT SAFETY		20
	8.1	Access Control and Other Landlord Rights	20
	8.2	Tenant’s Obligation to Cooperate	21
	8.3	Tenant’s Security System	21
	8.4	Access Limitations Attributable to Tenant	22
9.	ALTERATIONS AND ADDITIONS		22
	9.1	No Alterations Without Consent	22
	9.2	Pre-Construction Requirements	23
	9.3	Construction; Contractors	23
	9.4	Plan Review; Construction Monitoring	24
	9.5	Landlord Approved Alterations	24
	9.6	Liens and Notices	26
10.	TELECOMMUNICATIONS SERVICES AND EQUIPMENT		26
	10.1	Consent Required	26
	10.2	Communications Pathways	26

i

11.	SURRENDER		27
	11.1	General Surrender Obligation	27
	11.2	Existing Lease Premises Improvements and Systems	27
12.	MAINTENANCE AND REPAIRS		28
13.	ASSIGNMENT AND SUBLETTING		28
	13.1	Restriction on Transfers	28
	13.2	Landlord’s Right of First Offer; Termination Right	29
	13.3	Landlord’s Approval Process	30
	13.4	Consideration for Transfer	31
	13.5	Merger or Consolidation of Tenant Major Changes	31
	13.6	Transfer of Ownership	31
	13.7	Documentation	32
	13.8	Options Personal to Original Tenant	32
	13.9	Encumbrance of Lease	32
	13.10	No Merger	32
	13.11	Landlord’s Costs	33
	13.12	Tenant Remedies	33
14.	RISK ALLOCATION AND INSURANCE		33
	14.1	Definitions	33
	14.2	Risk Allocation Intent	33
	14.3	Landlord’s Insurance	34
	14.4	Tenant’s Insurance	34
	14.5	Policy Requirements	35
	14.6	Evidence of Coverage	36
	14.7	Waivers of Subrogation	36
15.	INDEMNIFICATION AND RElease; waiver of CONSEQUENTIAL DAMAGES		36
	15.1	Indemnification and Release.	36
	15.2	Limitation on Landlord’s Liability.	37
	15.3	Survival.	37
16.	DAMAGE AND DESTRUCTION		37
	16.1	Definitions	37
	16.2	Notices of Casualty Damage and Repair Periods	38
	16.3	Landlord’s Option To Terminate or Repair	38
	16.4	Tenant’s Option To Terminate	39
	16.5	Rent Abatement Due to Casualty	40
	16.6	General Repair and Restoration Obligations	40
17.	CONDEMNATION		42
	17.1	Termination as to Portion Taken	42
	17.2	Partial Taking of Premises	42
	17.3	Partial Taking of Project	42
	17.4	Allocation of Compensation	43
18.	SIGNS		43
19.	RIGHTS OF LANDLORD		43
	19.1	Inspection	43
	19.2	Landlord Rights	44
	19.3	Control of Project	44
	19.4	Trademark Protection	45
20.	FINANCIAL STATEMENTS; REPRESENTATIONS OF TENANT		45
	20.1	Financial Statements	45
	20.2	Representations and Warranties of Tenant	45
21.	ESTOPPEL CERTIFICATES		46
	21.1	Tenant Estoppel	46
	21.2	Landlord Estoppel	46

22.	QUIET ENJOYMENT; MORTGAGEE PROTECTION		47
	22.1	Covenant of Quiet Enjoyment	47
	22.2	Subordination and Attornment	47
	22.3	Cure Rights	47
23.	TENANT’S DEFAULT		48
	23.1	Failure to Pay Rent	48
	23.2	General Non-Monetary Defaults	48
	23.3	Special Non-Monetary Defaults	48
	23.4	Assignment for Creditors; Bankruptcy	48
24.	LANDLORD’S REMEDIES		49
	24.1	Termination	49
	24.2	Mitigation of Damages	50
	24.3	Continuation of Lease	50
	24.4	Cumulative Remedies	50
	24.5	No Surrender	51
	24.6	No Counterclaims; Waiver of Redemption	51
25.	LANDLORD’S RIGHT TO PERFORM		51
26.	LIABILITY OF LANDLORD		51
	26.1	Landlord’s Default	51
	26.2	Limitation of Liability	51
	26.3	Effect of Conveyance	52
27.	[intentionally omitted]		52
28.	HOLDING OVER		52
29.	HAZARDOUS MATERIALS		52
	29.1	Definitions	52
	29.2	Use of Hazardous Materials	53
	29.3	Obligation to Remediate	53
	29.4	Inspection Rights; Condition on Surrender	53
	29.5	Indemnification; Survival	53
	29.6	Limitation on Tenant’s Obligations	54
30.	RELOCATION		54
31.	PARKING RIGHTS		54
	31.1	License for Parking	54
	31.2	Identification	54
	31.3	Taxes and Fees	54
32.	MISCELLANEOUS PROVISIONS		55
	32.1	Notices	55
	32.2	Attorney Fees	55
	32.3	Joint And Several Liability	55
	32.4	Waiver	55
	32.5	No Third party Beneficiaries; Relationship	56
	32.6	Time	56
	32.7	Brokers	56
	32.8	Governing Law	56
	32.9	Consent to Jurisdiction	56
	32.10	Consent to Service of Process	56
	32.11	Interpretation	57
	32.12	Jury Trial Waiver	57
	32.13	Recordation	57
	32.14	Severability	57
	32.15	Force Majeure	58
	32.16	Non-Disclosure	58
	32.17	Acceptance; Counterparts	58

	32.18	Right to Lease	58
	32.19	Application of Reasonable Standard	58
	32.20	Entire Agreement	59
33.	Additional lease rights		59
	33.1	Right of First Offer	59
	33.2	Grant of Option	60

LIST OF EXHIBITS

A	FLOOR PLAN

B	[INTENTIONALLY OMITTED]

C	FORM OF COMMENCEMENT DATE AGREEMENT

D	RULES AND REGULATIONS

E	FORM OF ESTOPPEL CERTIFICATE

F	ASBESTOS DISCLOSURE NOTICE

v

INDEX OF DEFINED TERMS

ACM	6, 53, Exhibit F
Additional Rent	3
Affected Monetary Terms	61
Agreement	Exhibit C
Allowance	Summary
Alterations	22
Annual Base Rent	Summary
Asbestos Management Plan	Exhibit F
Base Building Improvements	38
Base Building Systems	28
Base Operating Expenses	5
Base Rent	Summary
Base Tax Expenses	5
Base Year	Summary
BOMA Modified Standard	2
Brokers	Summary
Building	Summary
Building Common Areas	1
Building Standard	24
Casualty	38
Casualty Damage	38
CC&Rs	17
CERCLA	53
Claims	33
CNB	1
Commencement Date	2
Common Areas	1
Communications Pathways	27
Comparable Buildings	61
Comparable Landlords	61
Comparative Transactions	61
Comparison Year	5
Condemnation	42
Condemnor	42
Cost Pools	7
Data	62
Environmental Laws	53
Event	34

Event of Default	49
Excess HVAC	19
Existing Lease	Summary
Existing Letter of Credit	1
Existing Subtenants	1
Existing Tenant	Summary
Expense Category	5
Expense Increases	10
Expense Payment	10
Expenses	5
Expiration Date	Summary
Floor Plan	Summary
FMRR	61
Force Majeure Delay	58
Governmental Authority	18
Hazardous Material	53
Holidays	18
Host Liquor Liability Coverage	35
HVAC	18
Initial Improvements	25
Installation or Use	26
Insurance Expenses	7
Insured Casualty	38
Interest Rate	5
Interruption	20
Land	Summary
Landlord	Summary
Landlord Deductible Amounts	7
Landlord Insured Casualty	38
Landlord Protected Parties	34
Landlord’s Notice Address	Summary
Landlord’s Restoration Work	39
Laws	17
Lease	1, Exhibit E
Lease Date	Summary
Lender	Exhibit E
Letter of Credit	14, Summary
Lists	46

Major Change	32
Market Determination Period	61
Monthly Base Rent	Summary
Months	Summary
Normal Hours	18
Notice	55
Objection Notice	61
Objection Statement	11
OFAC	46
Operating Expenses	5
Option	60
Option Notice	60
Option Term	60
Order	46
Orders	46
Outside Agreement Date	61
Park Area	2, 6
Parking	Summary
Parking Facilities	2, 6, 28
Permitted Capital Expenses	7
Permitted Transfer	32
Permitted Use	Summary
Preliminary Objection Notice	11
Premises	Exhibit E, Exhibit C, Summary
Premises Improvements	38
Premises Rentable Area	Summary
Premises Systems	28
Prepaid Base Rent	Summary
Processing Costs	33
Project	Summary
Project Common Areas	1
Project Improvements	38
Proposition 8 Reduction	9
Public Emergency	21
Purchaser	Exhibit E
RCRA	53
Reconciliation Statement	11
Rent	3
Rentable Area	2
Rentable Areas	2
Rentable Square Feet	2

Rentable Square Footage	2
Repair Period	39
Repair Period Notice	39
Requirements	17
Restoration Work Completion Date	41
RSF	2, Summary
Rules	17
Security Deposit	14, Summary
SNDA	48
Staircase	26
State	57
Successor Landlord	48
Summary	1
Superior Interest Holder	48
Superior Interests	48
Superior Lease	47
Superior Mortgage	47
Systems	28
Tax Expenses	9, 10
Tax Reduction	9
Telecommunications Equipment	26
Telecommunications Providers	27
Temporary Taking	43
Tenant	Summary
Tenant Insured Casualty	38
Tenant Parties	17
Tenant Protected Parties	33
Tenant’s Excess Restoration Proceeds	42
Tenant’s Notice Address	Summary
Tenant’s Offer	30
Tenant’s Property	34
Tenant’s Repair Period Termination Notice	40
Tenant’s Restoration Work	39
Tenant’s Restoration Work Termination Notice	41
Tenant’s Review Period	61
Tenant’s Security System	22
Tenant’s Share	Summary
Term	Summary
Transaction Costs	31
Transamerica	45
Transfer	29

Uninsured Landlord Casualty	38
Utilities	8
Utility Expenses	8
Utility Service Provider	19
Wiring	26

x

LEASE SUMMARY

Lease Date:	August 10, 2011

Landlord:	TRANSAMERICA PYRAMID PROPERTIES, LLC, an Iowa limited liability company

Landlord’s Notice Address and Address for Payment of Rent:

TRANSAMERICA PYRAMID PROPERTIES, LLC
c/o Property Management Office
600 Montgomery Street
2nd Floor
San Francisco, CA 94111
Attention: General Manager

with a copy to:

AEGON USA Realty Advisors, LLC.
4333 Edgewood Road NE
Cedar Rapids, IA 52499-5555
Attention: General Counsel

Tenant:	JMP GROUP INC., a Delaware corporation

Tenant’s Notice Address:

JMP GROUP INC.
600 Montgomery Street, Suite 1100
San Francisco, CA 94111
Attention: General Counsel

A courtesy copy of all Notices will be sent to (subject to Section 32.1 ):

JMP GROUP INC.
600 Montgomery Street, Suite 1100
San Francisco, CA 94111
Attention: Chief Financial Officer

Building:	The building in which the Premises are located, having an address of 600 Montgomery Street, San Francisco, California

Project:

The Building, the Common Areas and the other improvements designated by Landlord as comprising the development of which the Building is a part, together with the parcel or parcels of real property (the “Land”) on which the same are situated.

The Project is currently comprised of those improvements, including the Building, situated within the entire block bordered by Sansome and Montgomery Streets to the east and west, and Washington and Clay Streets to the north and south.

Premises:

Suites 1000 and 1100 of the Building, containing approximately 37,808 rentable square feet (“RSF”) (the “Premises Rentable Area”), as shown on the floor plan attached hereto as Exhibit A (the “Floor Plan”)

Permitted Use:	General Office Use (including securities trading and sales as provided in Section 6.1)

Parking :	18 unreserved spaces, subject to the provisions of Article 31

Term:	Ninety (90) months, subject to the provisions of Article 2

1

Commencement Date:	January 1, 2012, subject to the provisions of Article 2

Expiration Date:	June 30, 2019, subject to Tenant’s Extension Option as provided in Section 33.2

Base Rent:	Months Month 1-12 Months 13-24 Months 25-36 Months 37-48 Months 49-60 Months 61-72 Months 73-84 Months 85-Expiration Date	Monthly Base Rent $ 59,862.67 $122,876.00 $126,026.67 $129,177.33 $132,328.00 $135,478.67 $138,629.33 $141,780.00	Annual Base Rent $ 718,352.04 $1,474,512.00 $1,512,320.04 $1,550,127.96 $1,587,936.00 $1,625,744.04 $1,663,551.96 N/A

Prepaid Base Rent:	N/A

Base Year:	Calendar year 2012

Tenant’s Share:	7.5396, subject to the provisions of Section 4.8

Security Deposit:	$290,000 in the form of an irrevocable Letter of Credit, subject to the provisions of Section 5

Existing Lease:	That certain Lease Agreement dated December 18, 2003, as amended by a First Amendment to Lease dated May 10, 2004, between Landlord and Existing Tenant, with respect to occupancy of the Premises

Existing Tenant:	JMP Group, LLC, as successor in interest to Jolson Merchant Group, LLC, a Delaware limited liability company

Brokers:	Landlord’s Broker: Cushman & Wakefield of California, Inc. Tenant’s Broker: Studley, Inc.

Allowance:	1,323,280.00, subject to the terms of Section 9.5

2

LEASE AGREEMENT

This LEASE AGREEMENT is made and entered into by and between Landlord and Tenant as of the Lease Date. Terms that are not defined in the body of this Lease Agreement shall have the meanings set forth in the preceding Lease Summary (the “Summary”). The Summary, this Lease Agreement, and all Exhibits attached hereto, are and shall be construed as a single instrument, and are collectively referred to herein as this “Lease.” If there is any conflict between the Lease Agreement and the Summary or any Exhibits hereto, the provisions of this Lease Agreement shall control except to the extent otherwise expressly provided in any Exhibit.

RECITALS

THE PARTIES enter this Lease on the basis of the following facts, understandings and intentions:

A.

Landlord and Existing Tenant are parties to the Existing Lease pursuant to which Existing Tenant leases from Landlord the entire Premises, commonly known as Suites 1100 and 1000, comprising all tenant occupyable space on the 10th and 11th floors of the Building, commonly known as the Transamerica Pyramid; the term of the Existing Lease expires on December 31, 2011.

B.	Tenant is the sole member of Existing Tenant, and, as such, has had full beneficial occupancy of the Premises during the term of the Existing Premises.

C.

Existing Tenant caused to be delivered to Landlord, and Landlord now holds, Irrevocable Standby Letter of Credit Number 040109.OD.2665 (the “Existing Letter of Credit”), issued by City National Bank (“CNB”) to secure Tenant’s obligations under the Existing Lease, and the current “Amount of the Undertaking” under the Existing Letter of Credit is Two Hundred Ninety Thousand Dollars ($290,000.00).

D.

Existing Tenant currently subleases portions of the Premises with the consent of Landlord to (i) First Oak Capital Management LLC), and (ii) Sanctuary Wealth Services (the “Existing Subtenants”), and it is the intent of Landlord, Existing Tenant and Tenant that the Existing Subtenants may continue in occupancy as subtenants of Tenant under this Lease.

1.	PREMISES

1.1	Lease of Premises

(a)	Premises

Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, for the Term and upon the terms and subject to the conditions of this Lease. Tenant shall have the non-exclusive right during the Term, in common with all other persons permitted use thereof by Landlord, to use the Common Areas (as hereinafter defined), except that with respect to the Parking Facilities Tenant shall have only those rights, if any, set forth in the Summary and in Article 31.

(b)	Common Areas/Parking Facilities

The term “Common Areas” means all areas and facilities outside the Premises and within the exterior boundary line of the Project that are, from time to time, provided and designated by Landlord for the non-exclusive use of Landlord, Tenant, other tenants of the Project and their respective employees, guests and invitees. The Common Areas consist of Project Common Areas and Building Common Areas. “Project Common Areas” means those portions of the Project designated as such by Landlord, and the term “Building Common Areas” means those portions of the Common Areas located within the Building and designated as such by Landlord.

The term “Parking Facilities” means the parking facilities made available by Landlord for use by tenants of and visitors to the Project.

Tenant acknowledges that each lawful use made by Tenant, its employees and invitees, of the outdoor park area and facilities immediately adjacent to the Building (the “Park Area”) is pursuant to permission granted by the owner of the Park Area and under a license from such owner which may be revoked at any time or from time to time without notice; that neither the Park Area nor the right to its use is a part of the Premises, the Building or (except as otherwise provided in Section 4.2) the Common Areas, or is otherwise covered by this Lease; and that Landlord has made no representations to Tenant with respect to the use, maintenance or continued existence of the Park Area.

1.2	Premises Description

(a)	Premises Size

The approximate dimensions and general location of the Premises are depicted on the Floor Plan. The rentable square footage of the Premises has been determined in accordance with BOMA’s Standard Method of Measuring Floor Area in Office Buildings (ANSI/BOMA Z.65.1-1996), as modified by Landlord for uniform use in the Building (the “BOMA Modified Standard”). All statements of square footage set forth in this Lease, or that may have been used in calculating any of the economic terms hereof, are approximations that Landlord and Tenant agree are reasonable. The parties acknowledge that the general expressions “rentable square feet,” “RSF,” and “Rentable Area,” as used in this Lease, refer to the determination of “rentable square footage” in accordance with the BOMA Modified Standard (“Rentable Areas”). Except to the extent expressly contemplated in Section 4.8, the square footage figures contained in this Lease shall be final and binding on the parties.

(b)	Existing Lease

Tenant acknowledges that, as of the Lease Date, Existing Tenant occupies the Premises under the terms of the Existing Lease, and that, prior to the Commencement Date, Existing Tenant’s rights and obligations with respect to the Premises are governed solely by the Existing Lease.

(c)	Condition of Premises.

Tenant’s occupancy of the Premises under this Lease shall constitute Tenant’s agreement that, except as otherwise provided in this Section 1.2(c), Tenant accepts the Premises, including, without limitation, all Base Building Systems serving and located in the Premises (including standard ceiling, lighting, electrical outlets, and HVAC) in its AS IS, WHERE IS condition, and as being in good condition and repair as of the Commencement Date and that, except as otherwise provided in this Section 1.2(c), Tenant waives any and all latent and patent defects therein. Tenant acknowledges that, except to the extent provided in Section 9.5(c)), Landlord has no obligation to make or pay for any improvements in or to the Premises, and/or to repair any condition existing in the Premises. Without limiting the generality of the foregoing, no representation or warranty, express or implied, has been made by Landlord or any Landlord Party with respect to the suitability of the Premises, the Building or the Project for Tenant’s particular use, or any other conditions that may affect Tenant’s use and enjoyment of the Premises, the Building or the Project. No construction conducted on, and/or development of, any adjoining property, whether or not performed or developed under the direction of Landlord or other persons, including any attendant noise and dust associated with such activity, shall affect the obligations of Tenant under this Lease or constitute a constructive eviction or a breach of the covenant of quiet enjoyment. No rights to any view or to light or air over any other portion of the Project or any other property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease or are deemed an appurtenance to Tenant’s use and/or occupancy of the Premises. Notwithstanding anything to the contrary in this Section 1.2(c), if and to the extent the Existing Tenant has, prior to the Commencement Date provided written notice to Landlord of a condition in the Premises that Landlord is required to repair under the terms of the Existing Lease, nothing in this Section 1.2(c) shall constitute a waiver by Tenant under this Lease of the right to require Landlord to correct or to repair such condition to the extent required under the terms of this Lease. Subject to the enforcement of the foregoing covenant, Landlord shall have no liability to Tenant, and Tenant shall have no remedy, for a breach of the foregoing covenant, and no such violation shall operate to otherwise delay the Commencement Date or otherwise affect the validity of this Lease.

2.	TERM

2.1	Commencement

The Term shall commence on the Commencement Date. If due to a casualty or other Force Majeure Delays occurring on or prior to the Commencement Date, Landlord is unable to deliver actual possession of the Premises to Tenant on the Commencement Date, Landlord shall nevertheless be deemed to have delivered actual possession of the Premises to Tenant, and Tenant shall be deemed to have taken and accepted actual possession of the Premises from Landlord on the Commencement Date, the Commencement Date and Expiration Date shall not be affected, this Lease shall not be void or voidable, and Landlord and Tenant’s rights and obligations with respect to such casualty or Force Majeure Delays shall, effective as of the Commencement Date, be governed solely by the provisions of Article 16 and Section 32.15, as applicable.

2.2	Delivery of Premises

Subject to the terms of Section 2.1 and Section 1.2(c), Existing Tenant shall be deemed to have surrendered possession of the Premises to Landlord, and Landlord shall be deemed to have tendered possession of the Premises to Tenant, on the Commencement Date, and Tenant shall be deemed to have accepted delivery of the Premises on said date, which acceptance shall constitute Tenant’s agreement that the Premises are in the condition required by this Lease.

3.	RENT

3.1	Payments of Base Rent and Expense Increases

Tenant’s obligation to pay Base Rent shall commence on the Commencement Date, and the Base Rent for the first month of the Term shall be due and payable on the Commencement Date. If the Commencement Date is not the first day of a month, then Base Rent for the partial month (based on the number of days from the Commencement Date through the expiration of such partial month) shall be due and payable on the Commencement Date. All monthly installments of Base Rent and (commencing on the first day of the first Comparison Year) Tenant’s Share of estimated Expense Increases shall be payable to Landlord in advance, on or before the first day of each calendar month of the Term, without any invoice, Notice or other demand therefor, and without any abatement, deduction, credit or offset whatsoever (except as otherwise expressly provided to the contrary in this Lease). Any Rent not received by Landlord on or before the date due shall be deemed to be late, and any Rent not received by Landlord within five (5) days following the date due shall be subject to late charges and interest as provided in Sections 3.3 and 3.4. All sums of money required to be paid by Tenant to Landlord under this Lease are deemed to be obligations in the nature of rent whether or not such obligations are expressly so designated, and are collectively referred to herein as “Rent.” All Rent other than Base Rent is sometimes referred to herein as “Additional Rent.” Except for Base Rent and Expense Increases (which are payable as described above), and late charges and interest (which are payable as described in Sections 3.3 and 3.4), all Rent is due and payable within ten (10) days following Landlord’s invoice therefor. All Rent shall be paid by check in lawful money of the United States of America to Landlord (or to any other Person designated by Landlord in a Notice to Tenant) at Landlord’s Address for Payment of Rent, or by ACH wire transfer pursuant to Notice from Landlord to Tenant of Landlord’s wire transfer instructions. No payment shall be made in cash. Tenant shall not pay any Rent more than one (1) month in advance without the prior written consent of Landlord and any Superior Interest Holder of which Tenant has notice and whose consent to such payment is required. Tenant shall pay Landlord, as Additional Rent, in addition to any interest and late charges payable by Tenant, the sum of One Hundred Dollars ($100.00) for each check that is returned to Landlord for non-sufficient funds or that is otherwise dishonored.

3.2	Acceptance of Rent

No writing on any check, or statement in any letter or other document accompanying any payment of Rent from Tenant, and no acceptance by Landlord of less than the full amount of Rent owing, shall effect any accord and satisfaction. Any such partial payment shall be treated as a payment on account, and Landlord may accept such payment without prejudice to Landlord’s right to recover any balance due or to pursue any other remedy permitted by this Lease. Accordingly, Tenant hereby waives the provisions of California Uniform Commercial Code Section 3311 (and any similar Law that would permit an accord and satisfaction contrary to the provisions of this Section 3.2). Tenant waives any right to specify the items against which any Rent paid is to be credited, and Landlord may apply such payments to any Rent due or past due under the Lease. No payment, receipt or acceptance of Rent following (a) any Event of Default; (b) the commencement of any action against Tenant; (c) termination of this Lease or the entry of judgment against Tenant for possession of the Premises; or (d) the exercise of any other remedy by Landlord, shall cure the Event of Default, reinstate this Lease, grant any relief from forfeiture, continue or extend the Term, or otherwise affect or constitute a waiver of Landlord’s right to or exercise of any remedy, including Landlord’s right to terminate this Lease and recover possession of the Premises; provided, however, the full payment of all amounts required to cure any monetary Event of Default shall operate to cure said default if paid within the time period provided in California Code of Civil Procedure §1161(2). Tenant acknowledges and agrees that the foregoing constitutes actual notice to Tenant of the provisions of California Code of Civil Procedure §1161.1(c). In order to give effect to the foregoing provisions, Landlord may return to Tenant, at any time within fifteen (15) days after receiving same, any payment of Rent (x) made following any Event of Default (irrespective of whether Landlord has commenced the exercise of any remedy), or (y) that is less than the amount due. Each such returned payment (whether made by returning Tenant’s actual check, or by issuing a refund in the event Tenant’s check was deposited) shall be conclusively presumed not to have been received or approved by Landlord.

3.3	Late Charges

If any payment of Rent is not received by Landlord within five (5) days after such Rent is due, Tenant shall pay to Landlord, in lieu of actual damages, a late charge equal to ten percent (10%) of such overdue amount, and the parties agree that such late charge represents a reasonable estimate of the expenses that Landlord will incur because of any late payment of Rent, the exact amount of which are unascertainable and difficult to prove; provided, however, not more than once during each twelve (12) month period, Landlord shall give Tenant a Notice of delinquency with respect to such late payment of Rent and a five (5) day grace period before imposing such late charge (with the effect that if Rent is not received by Landlord prior to the expiration of the foregoing grace period, if applicable, the late charge otherwise required by this Section 3.3 shall be deemed to accrue on said delinquent Rent payment and shall be immediately due and payable). Landlord and Tenant agree that such late charge represents a fair and reasonable estimate of additional administrative expenses that Landlord will incur by reason of Tenant’s late performance of such obligations, the exact amount of which are unascertainable and difficult to prove. Landlord and Tenant further acknowledge that the late charges described in this Section do not include interest under Section 3.4, or attorney fees and costs under Section 32.1, all of which are recoverable by Landlord in addition to each late charge. No acceptance by Landlord of any late charge shall constitute an election of remedies or a waiver of any default by Tenant with respect to the payment of any Rent or the performance of any other obligation, nor shall it estop Landlord from exercising any of its other rights and remedies available under the Law or expressly provided for in this Lease. Any late charge incurred by Tenant shall be due and payable, as Additional Rent, with the next installment of Base Rent payable following the date such late charge is incurred (or, if later, 10 days after Tenant’s receipt of Landlord’s invoice or other written demand therefor). Landlord’s acceptance of any liquidated damages shall not constitute a waiver of any Event of Default by Tenant, or prevent Landlord from exercising any of the rights and remedies available to Landlord under this Lease.

3.4	Interest

Any Rent not received by Landlord within five (5) days of the due date shall accrue interest, payable as Additional Rent, from the date such Rent was due through the date paid; provided, however, not more than once during each twelve (12) month period, Landlord shall give Tenant a Notice of delinquency with respect to such late payment of Rent, and a five (5) day grace period before accruing interest on unpaid Rent (with the effect that if Rent is not received by Landlord prior to the expiration of the foregoing grace period, if applicable, interest shall accrue on said delinquent Rent as otherwise required by this Section 3.4, retroactive to the date such Rent was due, and shall be deemed to be immediately due and payable as Additional Rent). Such interest shall be calculated monthly, and shall be payable at a rate (the “Interest Rate”) equal to the lesser of: (a) five percent (5%) over the prime rate as quoted in The Wall Street Journal as the base rate charged by the nation’s largest banks on corporate loans as of the date such Rent payment was due; or (b) the maximum annual interest rate allowed by law on such due date for business loans (not primarily for personal, family or household purposes) not exempt from usury laws. Any interest paid in excess of such limits shall be credited to Tenant by application of the amount of excess interest paid against any outstanding Rent obligations in any order that Landlord elects. If the amount of excess interest paid exceeds the amount of outstanding Rent, such excess portion shall be refunded to Tenant by Landlord. To ascertain whether any interest payable exceeds the limits imposed, any non-principal payment (including late charges) shall be considered to the extent permitted by Law to be an expense or a fee, premium or penalty, rather than interest.

4.	EXPENSES

4.1	Definitions

“Comparison Year” means each calendar year after the Base Year. Subject to the terms of Section 4.8, “Base Operating Expenses” means the amount of Operating Expenses paid or incurred by Landlord in the Base Year, and “Base Tax Expenses” means the amount of Tax Expenses paid or incurred by Landlord in the Base Year. The term “Expenses” is sometimes used in this Lease to refer to Operating Expenses and Tax Expenses generally, each of which is referred to herein as an “Expense Category.”

4.2	Operating Expenses

(a)	Operating Expenses

“Operating Expenses” means, except to the extent excluded under Section 4.5, all amounts actually paid or incurred by Landlord in connection with the ownership, operation, maintenance, management, repair, security, replacement or restoration of the Building, the Common Areas and other improvements within the Project appurtenant to or that provide a benefit to the Building, or any part thereof, including city sidewalks (the cost of which are to be allocated in accordance with Section 4.2(b) below), and all fixtures and personal property used in conjunction therewith. Without limiting the generality of the foregoing, Operating Expenses include Insurance Expenses, Utility Expenses, and any and all costs of the following: (a) operating, repairing and maintaining the Building and all Base Building Systems, including parts and labor, the cost of maintenance and service contracts in connection therewith, and normal repair and replacement of worn-out equipment, facilities and installations, but excluding the replacement of Base Building Systems (except to the extent otherwise included in Permitted Capital Expenses); (b) sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Project; (c) licenses, certificates, permits and inspections; (d) costs of contesting any governmental enactments, compliance with which would reasonably be expected to increase Expenses, (e) implementation and operation of any transportation system management program for the purpose of complying with applicable Laws; (f) implementation of environmental sustainability practices, including energy efficiency and waste management; (g) landscaping and irrigation for Common Areas of the Project, as well as for the Park Area, including detention or retention ponds; (h) relamping, and maintenance and repair of lighting systems; (i) window cleaning and window repair (including glass replacement); (j) maintenance and repair of the Parking Facilities to the extent not directly related to or incurred in connection with the day to day operations thereof for parking operations; (k) fees, costs and expenses for consulting, legal, accounting, financial management, data processing and information services, auditing and property tax services and for asset and property management (not materially exceeding the market range for such fees charged by first-class office buildings in the San Francisco financial district for comparable management services); (l) expenses of telephone service, billing and postage, and stationery supplies; (m) the allocable portion of the fair rental value of any management office space maintained at the Project, but only to the extent the property management office rent or rental value does not materially exceed the market range of costs included as operating expenses attributable to property management office rental or rental value for first-class office buildings in the San Francisco financial district; (n) furniture, window coverings, carpeting, decorations and other customary and ordinary items of personal property provided by Landlord for use in common areas of the Project or in the Project management office, such costs to be amortized over the useful life thereof; (o) wages, salaries, bonuses and benefits (including life, health, disability and other insurance, retirement and pension plans, union dues, welfare and other fringe benefits, and vacation, holidays and other paid absence benefits), and all payroll, social security, workers’ compensation, unemployment and similar taxes levied thereon, for employees of Landlord or its agents engaged in the management, operation, repair, or maintenance of the Project; provided, however, that the costs of such salaries, wages, bonuses and other compensation included as Operating Expenses shall not materially exceed the market range of those costs included as operating expenses attributable to the salaries, wages, bonuses and other compensation relating to employees of owners (or agents thereof) for first-class office buildings in the San Francisco financial district; (p) uniforms (including the cleaning, replacement and pressing thereof) provided to such employees and costs of training such employees; (q) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs for the Park Area; (r) janitorial service, extermination and refuse removal; (s) the allocable portion of alarm and other security services (including guards); (t) maintenance and repair of the Common Areas, including replacements (as needed in Landlord’s reasonable judgment) of cosmetic items such as wall and floor coverings, ceiling tiles and light fixtures, and painting or other maintenance and repair of exterior walls and interior Common Area walls; (u) maintenance and repair of roofs and roof coverings; (v) maintenance and repair of sidewalks, walkways, driveways, curbs and lighting systems; (w) tenant service programs which are generally available to all Building tenants, and Utilities and janitorial services for any Project amenities provided for the convenience of tenants; (x) supplies, tools, machinery, equipment and materials, whether purchased or leased, used in the operation, repair and maintenance of the Project or any portion thereof; (y) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by any Governmental Authority for fire and police protection, trash removal, community services, or other services; (z) administration of Landlord’s operations and maintenance program with respect to ACM; (aa) appropriate reserves to provide for maintenance, repair and replacement of improvements, fixtures, equipment and personal property, as determined by Landlord consistent with prudent accounting practices, but without duplication of any other items listed above; and (bb) Permitted Capital Expenses. “Permitted Capital Expenses” means (i) the costs of capital improvements undertaken in (or capital assets acquired for) the Project or any portion thereof after the Commencement Date, to the extent such capital items (a) are reasonably anticipated by Landlord to effect a net savings (over the life of the capital improvement or asset) in the costs of operation or maintenance of the Project, or any portion thereof; (b) are undertaken for the purpose of enhancing the general energy conservation, environmentally sustainable practices and/or security, health, safety and welfare of occupants of the Project; or (c) are required under any Law going into effect on or after the Commencement Date; and (ii) the cost of any capital improvements made to or capital assets acquired for the Building during or after the Base Year to the extent that the cost of any such improvement or asset is less than ten thousand dollars ($10,000) or has a useful life of five (5) years or less. Permitted Capital Expenses shall include amortization (on a straight line basis) of the cost of each permitted capital improvement or asset over its useful life as reasonably estimated by Landlord at an interest rate equal to Landlord’s actual cost of funds (for any such item, the cost of which is financed by a third party), or the Interest Rate (for any such item, the cost of which is financed by Landlord); provided, however, in no event shall such interest rate exceed the maximum interest rate permitted by applicable Law.

(b)	Cost Pools

Landlord reserves the right to, in good faith, establish classifications for the equitable allocation of Operating Expenses, Insurance Expenses and Utility Expenses that are incurred for the direct benefit of specific types of tenants or users in the Building, and the specific buildings located within the Project, and Tax Expenses allocable to the Park Area (“Cost Pools”). Such Cost Pools may include, but shall not be limited to, general office tenants and retail tenants of the Building, and the various buildings comprising the Project. For example, Landlord’s current practice is to allocate Operating Expenses associated with the parking garage located in the Building solely to the Building (and not to the other buildings in the Project), to allocate Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses associated with the Park Area, outdoor Project Common Areas other than the Park Area, and general Project sidewalk maintenance and grounds keeping services, to all buildings in the Project, pro rata based on square footage, and to obtain and place insurance coverages on a blanket basis applicable to all buildings in the Project. Landlord’s determination of such allocations in a reasonably equitable manner consistent with its good faith business judgment as to the management of the Project in a manner consistent with the standard of property management applicable to multi building mixed use urban developments shall be final and binding on Tenant. Tenant acknowledges that the allocation of Operating Expenses, Insurance Expenses, Tax Expenses and Utility Expenses among Cost Pools does not affect all such items and is limited to specific items that are incurred or provided to tenants of Cost Pools which Landlord determines, in good faith, it would be inequitable to share, in whole or in part, among tenants of other Cost Pools in the Building, or among the buildings comprising the Project.

4.3	Insurance Expenses

“Insurance Expenses” means all costs, expenses and obligations paid or incurred by Landlord in connection with insuring the Project or any part thereof or interest therein, including premiums for property insurance, commercial general liability insurance, rent loss or other business income insurance, earthquake insurance, flood or surface water insurance, and other insurance as Landlord deems necessary in its sole discretion. The term “Insurance Expenses” also includes all deductible and self-insured retention amounts paid or incurred by Landlord, not to exceed Five Hundred Thousand Dollars ($500,000.00) as all coverages other than terrorism and earthquake (if maintained by Landlord), and One Million Dollars ($1,000,000.00 as to coverages for earthquake and terrorism (if maintained by Landlord) (collectively, “Landlord Deductible Amounts”).

4.4	Utility Expenses

“Utility Expenses” means all costs, expenses and obligations paid or incurred by or on behalf of Landlord in connection with the provision of all heating, ventilating and air conditioning, electricity, water (including chilled water and water for heating), gas and other fuel, steam, sewer, telephone, and other services and utilities serving the Project or any part thereof (collectively, “Utilities”), and any amounts, taxes, charges, surcharges, assessments or impositions levied, assessed or imposed upon the Premises, the Building or the Project or any part thereof as a result of the use of Utilities, rationing of Utility services, or restrictions on Utility use. Utility Expenses do not include costs paid or incurred in connection with repair or maintenance of the Base Building Systems through which the Utilities are provided, all of which costs are deemed to be Operating Expenses. Utility Expenses do not include any Utilities that are separately metered to, and directly payable to the Utility provider by, Tenant or by any other tenant of the Project.

4.5	Exclusions

The following items shall be excluded from Operating Expenses: (a) costs associated with the operation of the business of the ownership or entity that constitutes “Landlord,” as distinguished from the cost of Project operations, such as entity accounting and legal matters, Landlord’s general corporate overhead (which shall not be deemed to include the management fee permitted under Section 4.2(a)(k), general and administrative expenses associated therewith, costs incurred in connection with any dispute with any investor, costs of selling, transferring, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building and costs of any disputes between Landlord and its employees (if any) not engaged in Building operation or management; (b) depreciation on the Building or any other component of the Project; (c) costs of selling, syndicating or financing any of Landlord’s interest in the Project; (d) Tax Expenses; (e) legal fees and costs arising from any disputes between Landlord and its employees or agents not engaged in Project operations; (f) ground lease rent, if any; (g) interest and principal payments secured by any mortgage or deed of trust on the Project or, except if incurred in connection with Permitted Capital Expenses, any other debt service, financing or refinancing costs (including, without limitation, points and fees and accounting and legal services in connection therewith) or costs incurred in connection with any dispute in connection therewith; (h) costs for which Landlord is reimbursed by insurance proceeds, or by other tenants, as a direct reimbursement for services provided exclusively to such tenants, or by other third parties; (i) bad debt loss, rent loss, or reserves for such losses (except for the premiums, if any, for rent loss insurance); (j) fines, penalties and interest on past due accounts; (k) leasing commissions, legal fees, design fees and construction costs (including permit, license and inspection fees) incurred in connection with the leasing of specific space in the Project to new or existing tenants or in connection with lease negotiations with tenants or prospective tenants; (l) costs of capital improvements or other costs which would be properly classified as capital expenditures (including rentals of such items which if purchased, rather than rented, would constitute capital improvements or assets, except if not affixed to the Building and used in providing janitorial or similar services), except for Permitted Capital Expenditures; (m) costs incurred to correct construction defects in the initial construction of the Project; (n) costs incurred to the extent resulting from the gross negligence or willful misconduct of Landlord or any Landlord Parties (including, without limitation, the deductible portion under any insurance policy covering such acts or omissions); (o) costs or expenses related to defaults by other tenants or occupants of the Project or litigation or disputes with other tenants or occupants; (p) executive salaries and bonuses paid to any Landlord employees; (q) costs of advertising; (r) payments to Landlord Affiliates other than at market rates in connection with Project operations; (s) purchased art; (t) charitable or political contributions; (u) remediation of Hazardous Materials generated at, released from or introduced into the Building or other portions of the Project by Landlord, any Landlord Party, any prior owner or any tenant of the Project, other than if such remediation is conducted or performed by Landlord in connection with the installation of Permitted Capital Expenses or in the course of ordinary maintenance and repair; (v) expenses in connection with services or other benefits provided to any other tenant or occupant of the Building to the extent the same is not provided or made available to Tenant on materially comparable terms; (w) costs and expenses relating to retail spaces in the Building to the extent such costs are in excess of those incurred for spaces occupied for general office use; (x) costs incurred by Landlord to bring any portion of the Premises or the Building into compliance with any applicable Laws as of the Commencement Date, including the Federal Americans with Disabilities Act, based on violations of which Landlord has actual knowledge or has received actual notice as of the Commencement Date; (y) except as expressly provided in Section 4.2(a), costs of operating, repairing and maintaining the Parking Facilities, with the intent that costs of operating, maintaining and repairing the Parking Facilities incurred in connection with the day to day operations thereof are to be paid only from the revenues generated from such operation, and any shortfall (or profit) shall not be passed through as an Operating Expense to tenants of (or as income from) the Building; and (z) any costs relating to the development (including, without limitation, demolition, rebuilding or planning) of the currently vacant plot of land situated within the Project boundaries and commonly known as 555 Washington Street or any redevelopment of the building (or buildings) located at the corner of Washington Street and Sansome Street and commonly known as 501 -- 5__ Washington Street and 545 Sansome Street.

4.6	Tax Expenses

(a)	Included Costs

“Tax Expenses” means all taxes, assessments, excises, fees, levies, impositions and charges of every kind, imposed on the use or ownership of the Building, the Common Areas and other improvements within the Project appurtenant to or that provide a benefit to the Building as provided in Section 4.2(a), or any part thereof, including all special, general or supplemental assessments, entitlement fees, allocation unit fees, and all other charges imposed by any Governmental Authority having the direct or indirect power to tax (including all sales, use, rent, gross receipts or similar taxes now or hereafter imposed or assessed against Landlord by any taxing authority against Landlord’s receipt of any Rent payable under this Lease), and whether the amounts of such Tax Expenses are determined (a) by the area of the Premises, the Building and/or the Project or any part thereof; (b) upon any legal or equitable interest of Landlord in the Project; (c) in connection with the creation or transfer of any interest in the Project, or as a result of any construction, improvement or renovation performed at the Project; or (d) by any other method of valuation. Landlord shall have the sole right, but has no obligation, to contest by appropriate legal proceedings the amount or validity of any Tax Expenses, and except as provided in Section 4.9 hereof, Tenant has no right to commence, prosecute or file any proceedings to contest any Tax Expenses relating to the Project, or any portion thereof, this Lease, or any construction improvement or renovations performed at the Project or in the Premises, including without limitation, any Alterations or any improvements constructed for Tenant under the Improvement Agreement. Tenant and Landlord acknowledge that Proposition 13 was adopted by the voters of the State of California in the June, 1978 election and that assessments, taxes, fees, levies and charges may be imposed by Governmental Authorities for such purposes as fire protection, street, sidewalk, road and utility construction and maintenance, refuse removal, and for other governmental services that may formerly have been provided without charge to property owners or occupants, and that it is the intention of the parties that any and all existing, new and increased assessments, taxes, fees, levies and charges, irrespective of their purpose, are included within the term Tax Expenses. The term Tax Expenses also includes any and all legal and consultants’ fees, costs and disbursements incurred by Landlord in connection with proceedings to contest, determine or reduce Tax Expenses.

(b)	Effect of Tax Reductions

If Tax Expenses for the Base Year or any Comparison Year are decreased as a result of any proceeding or protest filed by Landlord (a “Tax Reduction”), including, without limitation, any reduction in the Project’s assessed value obtained in connection with California Revenue and Taxation Code Section 51 (a “Proposition 8 Reduction”), Landlord shall make the following adjustments in determining Tax Expenses under this Section 4.6:

(i)     Any Tax Reduction applicable to the Base Year (whether actually obtained in the Base Year or obtained retroactively in any Comparison Year) shall be disregarded for purposes of determining Base Year Tax Expenses; and

(ii)     Subject to the terms of Section 4.7, any Tax Reduction applicable to a Comparison Year shall be recognized for purposes of determining Tax Expenses for that Comparison Year.

Tenant acknowledges that, under existing Law, where Landlord obtains a Proposition 8 Reduction, the County Assessor continues to record in its internal records Tax Expenses for the year(s) in which said reduction is applicable at a rate that is based on the initial assessment of the Building, as increased by annual statutorily permitted increases, irrespective of the lower fair market value of the Building taken into account for purposes of determining the Proposition 8 Reduction, and that such increases may, in a subsequent year in which the County Assessor determines that the fair market value of the Building equals or exceeds the amount that would have been assessed based on the initial assessment of the Building as increased by annual statutorily permitted increases, result in an unanticipated increase in Tax Expenses in subsequent Comparison Years based on the reapplication of the statutory increases in Tax Expenses previously waived by the County Assessor. In the event of any Tax Reduction not disregarded under this Section 4.7, Tenant shall be entitled to its pro-rata share of any net rebate or refund for that particular tax year (applicable only to that time in which Tenant occupies and uses the Premises) after reimbursement to Landlord for any and all costs and disbursements incurred by Landlord in connection with the proceedings or contest that resulted in said Tax Reduction.

(c)	Excluded Costs

The term “Tax Expenses” does not include (i) any amounts payable by Tenant pursuant to the terms of Section 4.9; (ii) any of Landlord’s federal or state income, estate, succession, inheritance or franchise taxes, unless such taxes are levied, assessed or imposed in lieu of or as a substitute for any amounts that would otherwise constitute Tax Expenses under this Lease; (iii) any taxes incurred on gross receipts from the operation of the Parking Facilities; (iv) taxes specifically imposed or assessed against improvements of other tenant spaces in the Project; (v) any portion of any tax or assessment not equitable allocable to the period in question or to the Building; or (vi) documentary transfer taxes payable pursuant to California Revenue & Taxation Code Section 11901 et seq. (the Documentary Transfer Tax Act) or any local transfer taxes. In addition, Tax Expenses shall not include any charges, penalties or assessments incurred because Landlord fails to timely make payments of any Tax Expenses or any portion of any tax or assessment not properly allocated by Landlord to the period to which the tax or assessment applies.

4.7	Payment of Expenses

(a)	Expense Payments; Annual Reconciliation

Tenant shall pay Landlord, as Additional Rent, Tenant’s Share of Operating Expenses and Tax Expenses attributable to each Comparison Year, to the extent each of such expense categories exceeds Base Operating Expenses and Base Tax Expenses, respectively (the “Expense Increases”), and each Expense Category shall be treated separately for the purpose of making such determinations. Landlord shall give Notice to Tenant of the estimated Expense Increases for each Expense Category in each Comparison Year; provided, however, Landlord shall have the right to revise any of such estimates at any time and from time to time throughout the Term, but not more than twice in any calendar year. Commencing on the first day of the first Comparison Year, and thereafter on the first day of each month during the Term, Tenant shall pay one-twelfth of Tenant’s Share of the estimated Expense Increase for each Expense Category (each such payment, an “Expense Payment”). Within one hundred twenty (120) days following the end of each Comparison Year, or as soon as practicable thereafter, Landlord shall provide Tenant a statement (each, a “Reconciliation Statement”) showing the actual Expense Increases for the prior Comparison Year in each Expense Category. If the total amount of Expense Payments made by Tenant for estimated Expense Increases in the prior Comparison Year is less than Tenant’s Share of the actual Expense Increases for such Comparison Year, Tenant shall pay the difference in a lump sum within thirty (30) days following the date of the Reconciliation Statement. Any overpayment by Tenant of Expense Increases for the prior Comparison Year shall, at Landlord’s option, by written notice to Tenant, either be credited to Expense Increases next due from Tenant, or be returned to Tenant in a lump sum payment within thirty (30) days following delivery of the Reconciliation Statement; provided, however, if the Lease has expired or terminated and there exists no monetary breach under the Lease, then Landlord shall refund such excess to Tenant by check. Each Reconciliation Statement furnished by Landlord to Tenant shall be conclusive and binding upon Tenant unless, within sixty (60) days after receipt thereof, Tenant delivers a written notice of objection to the Reconciliation Statement (the “Preliminary Objection Notice”), whereupon Tenant shall have the rights to review Landlord’s books and records in accordance with Section 4.7(b). Tenant’s Preliminary Objection Notice shall be deemed ineffective unless Tenant has timely paid, and pending the determination of any such dispute continues to timely make, all Expense Payments in accordance with the terms of the disputed Reconciliation Statement, which payments shall be without prejudice to Tenant’s position. Tenant shall not be entitled to any reduction, refund, offset, allowance or rebate in any Rent due hereunder if Operating Expenses or Tax Expenses for any Comparison Year are less than Base Operating Expenses or Base Tax Expenses, respectively.

(b)	Operating Expenses/Tax Expenses Review Rights

Provided that Tenant has timely disputed the correctness of a Reconciliation Statement as provided in Section 4.7(a) above, and provided no Event of Default shall then be declared under this Lease, Tenant shall have the right, during the one (1) year period following delivery of a Reconciliation Statement, at Tenant’s sole cost and expense, to review in Landlord’s offices Landlord’s records of Operating Expenses and Real Property Taxes for the subject calendar year covered by the Reconciliation Statement. Such review shall be carried out only by a reputable regional or national accounting firm reasonably acceptable to Landlord, and shall be subject to Landlord’s reasonable audit procedures. No person conducting such a review shall be compensated on a “contingency” or other incentive basis. If within such one (1) year period, Tenant conducts such a review and delivers to Landlord a written statement specifying objections to such Reconciliation Statement (an “Objection Statement”), then Tenant and Landlord shall meet to attempt to resolve such objection within ten (10) business days after delivery of the objection statement. If such objection is not resolved within such ten (10) day period, then either party shall have the right, at any time within sixty (60) days after the expiration of such ten (l0) business day period, to require that the dispute be submitted to binding arbitration under the rules of the American Arbitration Association. If neither Landlord nor Tenant commences an arbitration proceeding within such sixty (60) day period, then the Reconciliation Statement in question shall be final and binding on Tenant. If no Objection Notice is delivered to Landlord within said one (1) year period, the Reconciliation Statement in question shall be deemed final and binding on Tenant. Notwithstanding that any such dispute remains unresolved, Tenant shall be obligated to pay Landlord all amounts payable in accordance with this Article 4 (including any disputed amount). If such dispute results in an agreement or an arbitrator’s determination that Tenant is entitled to a refund, Landlord shall, at its option, either pay such refund or credit the amount thereof to the Base Rent next becoming due from Tenant, in either case with interest thereon at the Interest Rate. If Tenant’s dispute is resolved in favor of Tenant and it is determined that Landlord’s Reconciliation Statement overstated Expense Increases for the year in question by ten percent (10%) or more, Landlord shall reimburse Tenant for the reasonable costs of Tenant’s independent accountant in performing the audit provided for in this paragraph. The audit and arbitration procedures set forth in this Section 4.7(b) shall be Tenant’s exclusive remedy with respect to the resolution of disputes of amounts due under this Article 4.

(c)	Survival

The obligations set forth in this Section 4.7 shall survive the expiration or sooner termination of this Lease. No failure by Landlord to timely submit Reconciliation Statements or revised estimates of Expense Increases, or to timely bill all or any portion of Tenant’s Share of any Expense Increases, shall constitute a waiver of Landlord’s right to make such estimates or reconciliations and to bill Tenant for and collect such amounts at any time thereafter.

4.8	Gross Up; Other Adjustments

(a)	Determination of Tenant’s Share

Tenant’s Share has been determined by taking the quotient arrived at by dividing the number of rentable square feet of the Premises provided in the Summary by the number of the rentable square feet of the Building, each determined by Landlord in accordance with Landlord’s uniform application of the BOMA Modified Standard in the measurement of tenant space in the Building, and multiplying said quotient by 100. For purposes of this Section 4.8, the RSF of the Building is 501,458 RSF. Landlord may adjust Tenant’s Share from time to time, prospectively, to reflect any remeasurement by Landlord of substantially all of the Building, or any additions to or deletions from the rentable area of the Building or the Project, determined by using the BOMA Modified Standard; provided, however, no such adjustment shall operate to increase Base Rent.

(b)	Based on Occupancy and Use

Expenses that vary with the rate of occupancy and that are attributable to the Base Year or any Comparison Year in which less than one hundred percent (100%) of the Rentable Area of the Building or Project is occupied, will be adjusted by Landlord to the amount that Landlord reasonably calculates such Expenses would have been if one hundred percent (100%) of the Rentable Area of the Building or Project had been occupied. Expenses as so adjusted shall be deemed, for the purposes of determining any amount payable as Tenant’s Share, to be the actual Expenses for such period. Landlord may also equitably adjust Tenant’s Share for all or part of any Expense that relates to a repair, replacement, or service that is provided on an excess basis to the Premises, or that benefits only the Premises or only a portion of the Building or Project. By way of example, to the extent any increase in Tax Expenses is attributable to any Premises Improvements, Landlord may (but shall not be required to) bill Tenant directly for such amounts as Additional Rent in lieu of including such amounts as a portion of the Expense Increases for Tax Expenses. Expense Increases payable by Tenant for the Comparison Year in which the Lease expires shall be prorated on the number of days in such Comparison Year falling within the Term, based on the actual number of days in such year.

(c)	Other Adjustments

The parties acknowledge that certain uncontrollable and extraordinary Expenses can result in artificially high or low Base Year or Comparison Year Expenses to the detriment of both parties. The parties therefore agree, for the purpose of determining the amount of Operating Expenses included in the Base Year, that (i) amounts paid or incurred by Landlord with respect to Utilities Expenses or Insurance Expenses shall be calculated as though there were no Utility rate and or insurance premium increases imposed on Landlord during or prior to the Base Year due to extraordinary circumstances, including conservation surcharges, boycotts, embargoes or shortages or unavailability of customary insurance coverages at historic commercially reasonable rates; (ii) Landlord may disregard amounts paid or incurred by Landlord with respect to any extraordinary Operating Expenses directly related to responding to incidents of civil unrest, terrorism or area-wide closures attributable to releases of airborne toxic agents, or any threats with respect to any of the foregoing, in determining the amount to be included in the Base Year; (iii) for the purpose of determining the amount of Insurance Expenses, no Landlord Deductible Amounts shall be included (or be deemed to have been included) in Insurance Expenses in the Base Year; and (iv) the cost of Permitted Capital Expenses, to the extent first undertaken in the Base Year, is excluded from Operating Expenses in the Base Year. To the extent any Expenses relate to both the Project and one or more other properties owned by Landlord or any Landlord Parties, such Expenses shall be allocated by Landlord between the Project and such other property or properties. Landlord's determination of any adjustments hereunder shall be made in good faith, based on its business judgment and supported by reasonable documentation of the extraordinary nature of such Expenses, but otherwise in its sole and absolute discretion. Notwithstanding anything to the contrary in the foregoing, if in any Comparison Year, Utility Expenses or Insurance Expenses increase significantly due to extraordinary circumstances and Utility Expenses or Insurance Expenses were reduced in the Base Year to adjust such extraordinary circumstances occurring in the Base Year, increases in Utility Expense and/or Insurance Expenses, as the case may be, for the applicable Comparison Year shall be determined based on actual Utility Expenses and/or Insurance Expense incurred in the Base Year, without reduction as herein provided. As used herein, a significant increase is defined as an increase in Utility Expenses and/or Insurance Expenses over the average rates in effect during the immediately prior Comparison Year (or the Base Year, as the case may be) of more than twenty-five percent (25%).

4.9	Personal Property and Other Taxes

(a)	Payment of Taxes

Tenant shall be liable for and shall pay not less than ten (10) days before delinquency, all taxes assessed against and levied upon Tenant’s Property and any non-Building Standard Premises Improvements. If any of Tenant’s Property and/or non-Building Standard Premises Improvements is taxed or assessed with the Project, Landlord may pay the taxing authority all amounts billed to Landlord as a result thereof and Landlord may, but shall have no obligation to, determine the validity of any such assessment or otherwise object thereto. Tenant shall pay all such amounts to Landlord as Additional Rent within thirty (30) days following Landlord’s invoice therefor. In addition, and notwithstanding anything to the contrary in Section 4.6(a), to the extent the same are not included in Tax Expenses, Tenant shall pay, prior to delinquency, one hundred percent (100%) of any (a) rent tax, gross receipts tax, sales or use tax, service tax, value added tax, or any other applicable tax based on Landlord’s receipt, or the payment by Tenant, of any Rent or services herein; (b) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Parking Facilities; and (c) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises (other than any subordination, attornment or non-disturbance agreement or other document or instrument requested pursuant to Section 22.2 by Landlord or by any Superior Interest Holder. If any such taxes are chargeable or assessed against Landlord on a monthly basis, such taxes shall be due and payable together with Tenant’s payment of Base Rent, based on Landlord’s statement therefore given to Tenant by Notice at least ten (10) days prior to the date Base Rent is due under this Lease. In the event that it shall not be lawful for Tenant to so reimburse Landlord, the Base Rent payable to Landlord under this Lease shall be revised to net to Landlord the same amount after imposition of any such tax upon Landlord as would have been received by Landlord under this Lease prior to the imposition of such tax.

(b)	Tenant’s Right of Contest

Tenant shall have the right to contest the amount or validity of any tax, assessment, or other charge levied on or assessed against Tenant’s Property or attributable to any Premises Improvements that Landlord separately assesses to Tenant pursuant to Section 4.8(b), provided, however, that the contest must be filed before the tax, assessment, or other charge at which it is directed becomes delinquent and that written notice of the contest, opposition, or objection must be given to Landlord at least ten (10) days before the date the tax, assessment, or other charge becomes delinquent. Landlord shall, on written request of Tenant, join in any such contest, opposition, or objection if Tenant determines that joinder is necessary or convenient for the proper prosecution of the proceedings. Tenant shall be responsible for and shall pay all costs and expenses in any contest or legal proceeding instituted by Tenant. In no event shall Landlord be subjected to any liability for costs or expenses connected to any contest by Tenant, and Tenant agrees to indemnify and hold Landlord harmless from any such costs and expenses. Furthermore, no such contest, opposition, or objection shall be continued or maintained after the date the tax, assessment, or other charge at which it is directed becomes delinquent unless Tenant has done one of the following:

(i)	paid the tax, assessment, or other charge under protest before its becoming delinquent;

(ii)	obtained and maintained a stay of all proceedings for enforcement and collection of the tax, assessment, or other charge by posting a bond or other security required by law for such a stay; or

(iii)

delivered to Landlord a good and sufficient surety bond in an amount specified by Landlord and issued by a bonding corporation licensed to do business in California, conditioned on the payment by Tenant of the tax, assessment, or charge together with any fines, interest, penalties, costs, and expenses that may have accrued or been imposed thereon within 30 days after final determination of Tenant’s contest, opposition, or objection to the tax, assessment, or other charges.

5.	SECURITY DEPOSIT

5.1	Amount and Form of Security Deposit

(a)	Extension of Existing Letter of Credit

Concurrently with the execution and delivery of this Lease by Tenant, Tenant shall cause the Existing Letter of Credit to be amended by an amendment satisfactory in all respects to Landlord, to provide that the Existing Letter of Credit secures Existing Tenant’s obligations under the Existing Lease and Tenant’s obligations under this Lease.

(b)	Replacement Letter of Credit

Prior to expiry date of the Existing Letter of Credit, Tenant shall cause an issuing bank acceptable to Landlord in accordance with the requirements of Section 5.2 to issue a replacement letter of credit satisfying the requirements of Section 5.2 in favor of Landlord (the “Letter of Credit”), in the same amount as the current “Amount of the Undertaking”, being $290,000.00, whereupon Landlord shall return the Existing Letter of Credit to the issuing bank. The Letter of Credit, and any proceeds thereof, shall be held as security for the faithful performance by Tenant of all of the provisions of this Lease to be performed or observed by Tenant. The cash proceeds of the Existing Letter of Credit (to the extent the proceeds are applied to secure Tenant’s obligations under this Lease) and the Letter of Credit, and any other funds held by Landlord in accordance with the terms of this Section 5, are referred to in this Lease as the “Security Deposit”.

5.2	Form and Substance of Letter of Credit

The Letter of Credit shall be in form and substance reasonably satisfactory to Landlord and issued by a bank that is satisfactory to Landlord, and that at all times during the Term maintains a branch office that can accept drafts for draws under the Letter of Credit located within the City and County of San Francisco. As of the date of this Lease, City National Bank is deemed a satisfactory bank to issue the Letter of Credit. The non-satisfaction of any of the foregoing conditions shall, at the election of Landlord, be deemed a non-monetary default under this Lease. The Letter of Credit shall: (1) name Landlord as beneficiary; (2) allow Landlord to make partial and multiple draws thereunder up to the face amount, as determined by Landlord; (3) require the issuing bank to pay to Landlord the amount of a draw upon receipt by such bank of a sight draft signed by Landlord and upon presentation to the issuing bank of nothing more than the original Letter of Credit (with any amendments) and a written statement signed by Landlord that an event entitling Landlord to draw under the Letter of Credit has occurred under this Lease; and (4) provide that Landlord can freely transfer the Letter of Credit upon an assignment (absolute or as security) or other transfer of its interest in this Lease to the assignee or transferee, subject to compliance with the issuing bank’s transfer procedures. Tenant shall pay any and all bank charges attributable to the any such transfer by Landlord. Landlord shall be entitled to draw upon all or any part of the Letter of Credit (i) in accordance with Section 5.3 at any time upon the occurrence of an Event of Default, (ii) at any time within thirty (30) days prior to the expiry date of the Letter of Credit unless Tenant shall have delivered to Landlord a replacement Letter of Credit (or an amendment extending the expiry date in form and substance satisfactory in all respects to Landlord) meeting the requirements of this Section 5.2, and with an expiration date not less than twelve (12) months after the date of delivery, (iii) upon the occurrence of an uncured failure by Tenant to perform one or more of its obligations under this Lease and the existence of circumstances in which Landlord is enjoined or otherwise prevented by operation of Law from giving to Tenant a Notice which would be necessary for such failure of performance to constitute an Event of Default, or (iv) a reputable rating service (such as Standard & Poors, Fitch, Moody’s or other comparable rating service) down grades the rating of the issuing bank’s vulnerability to risk or ability to avoid a default under the issuing bank’s short or long term financial commitments or down grades the rating of the issuing bank’s commercial paper. The Letter of Credit (or a replacement thereof satisfactory to Landlord) shall remain in effect during the entire term of this Lease, and for a period of sixty (60) days following the Expiration Date (the “Outside Expiry Date”).

5.3	Application of Letter of Credit Proceeds as Security Deposit

If Tenant fails to pay any Rent, or otherwise defaults with respect to any provision of this Lease, and such failure results in an Event of Default, Landlord may (but shall not be obligated to) draw on the Letter of Credit, and use, apply or retain all or any portion of the proceeds of a draw under the Letter of Credit (and said proceeds shall be deemed a Security Deposit) for the payment of any Rental in default or for the payment of any other sum to which Landlord may become entitled by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby, including any amounts Landlord is obligated or elects to spend in order to cure any such Events of Default or to mitigate its damages following an Event of Default or the termination of this Lease (including, without limitation, damages arising under California Civil Code Section 1951.2). Upon the occurrence of an event entitling Landlord to draw upon the Letter of Credit, Landlord shall be entitled to draw on the entire Letter of Credit, and apply any portion of the proceeds to cure said Event of Default, and hold the remainder as a Security Deposit under this Lease. If Landlord so uses or applies all or any portion of the Security Deposit or the proceeds of a draw under the Letter of Credit (and the Term of this Lease is still in effect), Tenant shall within ten (10) days after demand therefor deposit cash with Landlord in an amount sufficient to restore the Security Deposit and/or replace the Letter of Credit (or deliver to Landlord an amendment to the Letter of Credit providing for the restoration of the draw amount available under the Letter of Credit), as requested by Landlord, to the full amount thereof stated in the Summary. Landlord’s application of all or any portion of the Security Deposit and/or the proceeds under the Letter of Credit to any obligation of Tenant hereunder shall not limit Landlord’s damages or constitute a waiver by Landlord of any claims against or obligations of Tenant, other than the specific monetary obligations to which the Security Deposit is applied, and then only to the extent such obligations are thereby satisfied. Landlord shall not be required to keep the Security Deposit separate from its general funds, Tenant shall not be entitled to interest thereon, and Tenant waives the benefit of any Law to the contrary. Tenant waives the provisions of California Civil Code Section 1950.7 (which restricts application of a security deposit only to those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant, or to clean premises) and all similar Laws now in force or subsequently adopted which restrict application of security deposits to specific purposes.

5.4	Return of Security Deposit

If Tenant performs all of Tenant’s obligations hereunder, the Security Deposit, or so much thereof as has not theretofore been applied by Landlord, without payment of interest or other increment for its use, and/or the Letter of Credit, as reduced by any draws thereunder made by Landlord pursuant to this Article 5, shall be returned to Tenant (or, if Tenant has not provided Landlord with Tenant’s current address, to the last assignee, if any, of Tenant’s interest hereunder) within thirty (30) days following the expiration of the Term and after Tenant has vacated the Premises; provided, however, prior to the surrender and cancellation thereof, Landlord may draw upon the Letter of Credit an amount up to Two Thousand Five Hundred Dollars ($2,500.00) and hold such proceeds as a deposit on account of any amounts due from Tenant attributable to Tenant’s Share of Operating Expenses and Tax Expenses for the calendar year in which the Lease terminates or expires, and any unapplied funds so held by Landlord shall be refunded to Tenant within thirty (30) days following Tenant’s approval or deemed approval of Landlord’s Statement for the calendar year in which the Lease expiration or termination occurs. Landlord’s return of the Security Deposit and/or the Letter of Credit, as the case may be, shall not be construed as an admission that Tenant has performed all of its obligations under this Lease. No trust relationship is created herein between Landlord and Tenant with respect to the Security Deposit and/or the Letter of Credit. If Landlord disposes of its interest in the Premises, Landlord shall deliver or credit the Security Deposit or the Letter of Credit to Landlord’s successor in interest in the Premises and give Notice thereof to Tenant, and the transferring Landlord shall thereupon be relieved of further responsibility with respect to the Security Deposit, and Tenant shall look solely to the successor Landlord for any claims therefor. Upon request of Landlord, and in accordance with Section 5.2 above, Tenant shall cooperate with Landlord, in causing the issuing bank of any Letter of Credit to acknowledge the transfer of the beneficiary’s rights thereunder to Landlord’s successor in interest.

6.	USE OF PREMISES

6.1	Permitted Use

Tenant shall use the Premises solely for Tenant’s Permitted Use and for no other purpose whatsoever without Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion, except that Tenant may, subject to applicable Laws, use the Premises for the conduct of a securities trading and sales business and, in connection therewith, may operate in the Premises as a trading floor and trading support systems for securities trading and sales. Without limiting the generality of the foregoing, uses prohibited under this Lease include use of the Premises or any portion thereof for (a) offices of any agency or bureau of the United States, any state or municipality, or any political subdivision thereof; (b) offices or agencies of any foreign government or political subdivision thereof; (c) offices of any health care professionals or health care service organization; (d) schools or other training facilities that are not ancillary to corporate, executive or professional office use; (e) retail or restaurant uses; (f) communications firms such as radio and/or television stations; (g) telemarketing or customer order/reservation services for third parties; or (h) any use that would result in an occupancy density in the Premises that is greater than the average occupancy density of the other tenants of the Building. Tenant shall not create any nuisance or permit any waste in the Premises or elsewhere in the Project, nor shall Tenant permit any odor, smoke, dust, gas, noise or vibration to emanate from the Premises. Tenant shall not use or permit the use of the Premises for any purpose or in any manner that would invalidate coverage or increase premiums for any insurance covering the Premises, the Building or the Project (with the understanding that use of the Premises as general office space and the conduct of a securities trading and sales business as contemplated by this Lease will not invalidate coverage or cause any such increase insurance rates); or that would unreasonably interfere with any other tenant’s use or occupancy of the Project. Tenant shall, at its sole cost and expense, comply with any and all reasonable requirements of Landlord’s and Tenant’s insurers. Tenant shall pay Landlord, as Additional Rent, any increases in insurance premiums resulting from any use of the Premises for any purpose other than Tenant’s Permitted Use.

6.2	Compliance with Rules and Laws

Tenant shall, at Tenant’s expense, faithfully observe and comply with, and shall cause all Tenant Parties to so observe and comply with, (a) all laws, statutes, codes, rules, regulations, ordinances, requirements, guidelines and orders, now in force or hereafter promulgated or adopted, by any Governmental Authority (collectively, “Laws”) that are applicable to the occupancy of the Premises, the conduct of Tenant’s business therein, and the use by Tenant or any Tenant Party of the Premises or any other portion of the Project; (b) all recorded covenants, conditions and restrictions affecting the Project, whether presently existing or subsequently recorded (collectively, “CC&Rs”) of which Tenant has been given written notice, and provided that (i) the CC&Rs shall not be enforced to the extent any provision thereof directly conflicts with an express right, limitation, exclusion or benefit granted to Tenant, and (ii) to the extent the CC&Rs impose any obligation on Tenant not otherwise expressly designated or allocated to Tenant under this Lease as payable by Tenant, compliance with such provision of the CC&Rs shall be at no cost or charge to Tenant; (c) all current and future requirements of any applicable fire rating bureau or other body exercising similar functions (collectively, “Requirements”); and (d) all of the Rules and Regulations attached hereto as Exhibit D, along with all reasonable and non-discriminatory amendments or additions thereto as adopted by Landlord from time to time for the Building or the Project (collectively, the “Rules”) in each case regardless of cost, the permanency of any required improvements to comply therewith and/or the ability of the parties hereto to contemplate the enactment of said Laws; provided, however, notwithstanding anything to the contrary in the foregoing, to the extent any compliance with Laws obligations under this Section 6.2 requires the making of any alterations, additions or improvements to the Premises and/or to any Base Building Improvements in order to comply with such Laws, such obligation shall be governed by the terms of Section 6.3, and not the terms of this Section 6.2. Tenant acknowledges that Landlord may develop Rules covering environmental sustainable practices in interior design, Tenant construction of Alterations and Building operations and maintenance activities, including, energy efficiency and waste management, and adherence thereto shall be binding on Tenant in accordance with the terms of this Section 6.2. Notwithstanding the foregoing, Tenant shall not be required to comply with any subsequently adopted Rules to the extent they conflict with the expressly negotiated provisions of this Lease (including, without limitation, Section 6.3). All subsequently adopted Rules shall be binding upon Tenant upon delivery of a copy thereof to Tenant. Landlord shall not enforce the Rules against Tenant in a discriminatory manner. Landlord shall not be responsible to Tenant for the failure of any other person to observe or abide by any Rules; however, Landlord shall make a reasonable effort to encourage compliance therewith in a non-discriminatory manner. Tenant acknowledges and agrees that its obligation to comply with Laws includes compliance with all present or future programs intended to manage parking, transportation or traffic in and around the Project, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all Tenant’s employees at the Project by working directly with Landlord, Governmental Authorities, and any applicable transportation-related committees and entities. “Tenant Parties” means Tenant, any Transferee of Tenant, and each of their respective agents, employees and contractors.

6.3	Required Alterations; Violations of Law

Tenant shall be responsible, at its sole cost and expense, for the making of all alterations, additions or improvements to the Premises and/or to any Base Building Improvements, as are required to comply with applicable Laws, to the extent the compliance obligation relates to or is triggered by (a) Tenant’s particular use of the Premises (for other than general office use), or (b) any Premises Improvements, whether such Laws are now in effect or enacted in the future and whether or not now foreseeable; provided, however, Tenant shall not be required to make structural changes or other physical alterations to the Premises that apply to the Building generally, and that are not related to or affected by any Premises Improvements, the acts of Tenant, or any particular use of the Premises by Tenant for other than general office use. The judgment of any court of competent jurisdiction, regardless of whether Landlord is a party thereto, that Tenant has violated any Laws, create a rebuttable presumption of such violation as between Landlord and Tenant. Tenant shall advise Landlord in writing, with copies of all notices and other correspondence, within ten (10) days following the date Tenant first has knowledge of any claim, action or investigation (whether oral or written, actual or threatened) by any person or Governmental Authority, with respect to any real or alleged noncompliance by Landlord or Tenant with any Law relating to the Premises, the Building or the Project. “Governmental Authority” means any federal, state or local legislative, executive or judicial or regulatory authority agency with jurisdiction to regulate, determine or otherwise affect the ownership, construction, use, occupancy, possession, operation, maintenance, alteration, repair, demolition or reconstruction of any portion or element of the Project.

6.4	Asbestos-Containing Materials Notification

Tenant acknowledges that the Building was constructed before 1979 and that there is ACM in certain areas of the Building. Attached hereto as Exhibit F is an Asbestos Disclosure Statement describing such matters as the location of ACM in the Building. Tenant acknowledges that such Asbestos Disclosure Statement complies with the requirements of California Health & Safety Code §§ 25915 et seq., and Tenant shall in turn provide all such notices required by such Law to all Tenant Parties who work in the Building. Tenant shall comply, and cause all Tenant Parties to comply, with all Laws applicable to ACM, including without limitation work practice and notification regulations, and with all Rules (including any ACM management programs) that may be adopted by Landlord with respect thereto. Except as hereinafter provided, there shall be no abatement or other diminution of Rent as a result of the presence of ACM in the Building or as a result of any asbestos-related work performed by Landlord or others, nor shall Landlord be liable for any annoyance, inconvenience or injury to business, persons or property resulting from any of the foregoing. Tenant hereby waives and releases any claim against Landlord that Tenant may now or hereafter have or acquire arising in connection with the presence of ACM in the Building or the Project, provided, however, as its sole and excusive remedy, if any asbestos-related work performed by Landlord in the Premises or within any Common Areas on the floor on which the Premises is located (including any plenum area above the Premises or above any such Common Areas or in any shafts, columns or facilities located on such floor) materially interferes with the ability of Tenant to conduct its business activities in the Premises, and Tenant actually ceases to conduct business in the Premises as a consequence thereof, Base Rent and Additional Rent payable under Article 4 hereof shall be abated for each day that Tenant actually ceases to conduct business in the Premises as a consequence thereof. In performing any work in the Premises, Landlord shall use its good faith efforts to minimize any disruption of Tenant’s business or interference with Tenant’s beneficial use and enjoyment of the Premises by performing any extraordinarily noisy or disruptive work after Business Hours or on weekends to the extent such procedures would be generally followed by managers of other first-class office buildings in the San Francisco financial district (except to the extent an emergency and/or applicable laws require otherwise, as reasonably determined by Landlord).

7.	UTILITIES AND SERVICES

7.1	Provided by Landlord

Subject to applicable Laws, and the rules or actions of any public utility furnishing such service and any other limitations set forth in this Lease, Landlord shall provide the following utilities and services to the Premises: (a) heating, ventilation and air-conditioning (“HVAC”) as necessary for normal comfort under conditions of normal office use in the Premises, as reasonably determined by Landlord, during Normal Hours on Mondays through Fridays from 6:00 a.m. to 5:00 p.m. (“Normal Hours”), except for the dates of observation of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other locally or nationally recognized holidays (“Holidays”); (b) city water from regular Building outlets for drinking, lavatory, and toilet purposes; and (c) electricity for light and power in the Premises; (d) nonexclusive automatic passenger service, with all elevators in service (subject to normal maintenance and repair) during Normal Hours and at least one elevator per elevator bank during non-Normal Hours, (e) nonexclusive freight elevator service, subject to reasonable scheduling (and payment of Landlord’s charges for providing freight elevator service during non-Normal Hours), and (f) exterior window washing not less frequently than semi-annually. Landlord shall also provide regular janitorial services to the Building and Premises, including restrooms and Common Areas; however, Landlord shall not be required to provide janitorial services for non-Building Standard Tenant Improvements such as metallic trim, wood floor covering, glass panels, interior windows, kitchens, executive workrooms, and shower facilities. Landlord may, in Landlord’s sole discretion, at any time and from time to time, contract for any or all Utilities (including generation, transmission, or delivery thereof) with utility service providers of Landlord’s choosing (each, a “Utility Service Provider”). Tenant shall fully cooperate with Landlord and its Utility Service Provider(s). Tenant shall permit Landlord and its Utility Service Provider(s) to have reasonable access to the Premises and the utility equipment serving the Premises, including lines, feeders, risers, wiring, pipes, and meters.

7.2	Excess Use

(a)	General Rule

Tenant’s use of electricity shall not exceed the capacity of the feeders, risers or wiring serving the Premises. Specifically, Tenant agrees that (a) its connected electrical load for lighting shall not exceed an average of one and one-half (1.5) watt per usable square foot of the Premises during Normal Hours on a monthly basis; and (b) its connected electrical load for all other power purposes shall not exceed an average of three (3) watts per usable square foot of the Premises during Normal Hours on a monthly basis (and no portion of said load shall be allocated for any Supplemental Equipment). Electricity for Tenant’s lighting and other power purposes shall be at a nominal one hundred twenty (120) volts. No electrical circuit for the supply of power shall require a current capacity exceeding twenty (20) amperes. Tenant shall not, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building Standard lights in the Premises, that individually or collectively may affect the temperature otherwise maintained by the HVAC system or increase the amount of HVAC or water normally furnished to the Premises (including, without limitation, HVAC and chilled water to operate office machines and equipment that operate on a continuous or semi-continuous basis) (“Excess HVAC”), or use any machines or equipment that are operated by Tenant substantially on an uninterrupted basis during both Normal Hours and non-Normal Hours, (“Supplemental Equipment”). If such consent is given, Landlord shall supply such utilities to Tenant for Excess HVAC as Landlord is reasonably able, given the expected demands of other tenants and the then existing capacity and configuration of such utilities serving the floor on which the Premises is located and, in addition, if Landlord reasonably deems the same to be necessary or appropriate, Landlord shall have the right to install supplementary air-conditioning units or other facilities in the Premises, including additional metering devices, in locations reasonably acceptable to Tenant. In addition, Tenant shall pay Landlord for all costs for such supplementary facilities, including the costs of: (a) installation, operation, and maintenance; (b) increased wear and tear on existing equipment; and (c) other similar charges (including, Landlord’s project management fee). If Tenant uses water, electricity, heat, or HVAC in excess of that required to be supplied by Landlord under this Section 7.2 (including the use of dedicated HVAC services at any time other than Normal Hours, or the use Supplemental Equipment), Tenant shall pay Landlord for all costs of: (x) the excess utility service (based on actual amounts chargeable to Landlord); and (y) increased wear and tear on existing equipment caused by Tenant’s excess consumption. Landlord may install devices to separately meter or submeter any increased use, and Tenant shall pay Landlord for all such costs, including the cost of purchasing the additional metering devices and the expense of reading same. Prior to any such installation, Landlord shall consult with Tenant and shall afford Tenant a reasonable opportunity to correct or minimize the impact of the condition necessitating such installation and to suggest other means of mitigating any adverse impact on the Building Systems. If Tenant wishes to use HVAC during hours other than Normal Hours, Tenant shall give Landlord such prior Notice as Landlord shall from time to time establish as appropriate, and Landlord shall supply such HVAC to Tenant at an hourly cost reasonably determined by Landlord to cover all costs of such service, including any overhead and other expenses incurred by Landlord in connection therewith. All amounts payable by Tenant pursuant to this Section 7.2 shall be paid to Landlord as Additional Rent within thirty (30) days following Landlord’s invoice therefore.

(b)	Existing Equipment.

Notwithstanding anything to the contrary in Section 7.2(a), above, Landlord acknowledges and agrees that any heat-generating machines, machines other than normal fractional horsepower office machines, including, any Supplemental Equipment, or any equipment or lighting other than Building Standard lights, installed in the Premises under the terms of the Existing Lease have been approved by Landlord, and that the application of Excess HVAC or Supplemental Equipment charges under this Lease to any equipment installed under the Existing Lease, with the intent that equipment not previously characterized as subject to Excess HVAC or Supplemental Equipment charges under the Existing Lease shall not be re-characterized as subject to such charges under this Lease; provided, however, subject to the foregoing, nothing herein shall limit Landlord’s rights under this Section 7.2(b) to charge Tenant for any costs allowable under Section 7.2(a) associated with Tenant’s use of water, electricity, or HVAC in excess of that required to be supplied by Landlord thereunder as to equipment or uses that under the Existing Lease Landlord previously characterized as subject to excess charges.

7.3	Interruption of Utilities

Landlord shall not be liable for any Claim arising out of any failure to furnish, delay in furnishing, interruption of, or defect in any Utilities or services (including telephone and telecommunication services) for the Premises or Project, or for diminution in the quality or quantity thereof (each of such events, an “Interruption”) when the Interruption is entirely or partially caused by (a) breakage, damage or destruction beyond Landlord’s control; (b) the making of repairs, replacements, or improvements; (c) strike, lockout, or other labor trouble; (d) inability to secure reasonably affordable Utilities or services of any kind at the Project after reasonable effort to do so; (e) Casualty or Condemnation; (f) any act or omission of Tenant or of any other party; (g) changes in Utility Service Providers or the providers of other services; (h) failure of any Utility Service Provider to provide adequate services; or (i) any other Force Majeure event or cause beyond Landlord’s reasonable control provided, however, that if: (i) a material portion of the Premises is rendered untenantable for the operation of Tenant’s business due to an interruption or material reduction in the furnishing of any utilities or services which Landlord is required to furnish under this Lease (and Tenant does not use or occupy such portion of the Premises), and (ii) either (x) Landlord is entitled to be reimbursed by any insurance proceeds payable in connection with such rent abatement (provided, however, that Landlord shall not be required to carry such insurance), or (y) such interruption or material reduction is caused by the gross negligence or willful misconduct of Landlord, then the monthly Base Rent and Additional Rent payable under Article 4 shall be abated in the proportion that the untenantable, unused rentable area of the Premises bears to the total rentable area of the Premises, on a day-to-day basis for each day, based on a thirty (30)-day month, that Tenant shall not use or occupy such portion of the Premises due to such interruption or reduction of utilities or services. The foregoing remedy shall be the sole and exclusive remedy of Tenant for any Interruption lasting thirty (30) days or less, and thereafter, subject to the terms of this Lease, Tenant shall have such remedies as allowed, and to the extent authorized, under applicable Laws, including the remedy of constructive eviction of Tenant. Landlord shall not be liable under any circumstances for loss of or injury to property, or for injury to or interference with Tenant’s business, including any loss of profits, as a result of any Interruption. Tenant shall fully cooperate with all Rules imposed by Landlord or any Utility Service Provider relating to the use or conservation of Utilities.

8.	ACCESS CONTROL; PROJECT SAFETY

8.1	Access Control and Other Landlord Rights

Tenant acknowledges that the Pyramid Building is considered an iconic San Francisco landmark and signature building in San Francisco and that Landlord has the right to implement any and all access control or other security measures that Landlord, in the exercise of its sole discretion, deems necessary or appropriate for the protection of the Building or Project and Landlord’s interests therein (including the right to disallow any person from entering the Building). Tenant acknowledges and agrees that such measures, if any, are undertaken by Landlord solely for the protection of Landlord and its interest in the Building and the Project. As a general matter Landlord shall limit the scope of any access control measures to ingress and egress procedures applicable to persons, packages and vehicles and such measures will not prevent access to, or otherwise result in a closure of, the Building. Notwithstanding anything in this Lease to the contrary, in the case of public unrest, a general state of emergency, natural disaster or other circumstances rendering such action advisable in Landlord’s opinion (a “Public Emergency”), Landlord reserves the right to prevent access to the Building during the continuance of the same by such action as Landlord may deem appropriate, including closing doors and preventing access to certain Common Areas, and such action shall not relieve or result in any abatement of Tenant of any obligations under this Lease. No interruption of Tenant’s business or loss of access to the Premises resulting from Landlord’s exercise of any access control measures shall constitute an eviction of Tenant or a disturbance of Tenant’s right of quiet enjoyment; provided, however, other than a Public Emergency closure, or a closure of the Building resulting from a Casualty, in the event Landlord imposes access control measures at the Building that result in the inability of Tenant (or the majority of Tenant’s employees who regularly report for business at the Premises) to access the Premises and to conduct business operations therein without material interference for a period of three (3) consecutive business days, as the sole and exclusive remedy of Tenant, Base Rent and Additional Rent payable under Article 4 shall be abated for the period of such inability to access the Premises. The foregoing remedy shall be the sole and exclusive remedy of Tenant for any inability to access the Premises under this Section 8.1 lasting thirty (30) days or less, and thereafter, subject to the terms of this Lease, Tenant shall have such remedies as allowed, and to the extent authorized, under applicable Laws, including the remedy of constructive eviction of Tenant. Tenant acknowledges that (a) no person performing access control or other security services for Landlord at the Project is or will be an on-duty law enforcement officer; (b) no such person is authorized by any Governmental Authority to exercise police powers; and (c) Landlord makes no representation or warranty whatsoever that any access control or other security requirements of Landlord, whether required by this Lease or discretionary on the part of Landlord, will be sufficient to protect Tenant, any Tenant Party, or any other person, or to deter or prevent bodily injury (including death resulting therefrom) or the loss of or damage to property from any cause (including the commission or attempted commission of any crime or terrorist act). Accordingly, no failure or inadequacy of any security measures undertaken by Landlord or any Landlord Party shall relieve Tenant of any of its obligations under this Lease, or give rise to any liability on the part of Landlord or any Landlord Party, and Tenant hereby waives any and all Claims and defenses against Landlord and any Landlord Party arising therefrom.

8.2	Tenant’s Obligation to Cooperate

Tenant shall at all times fully submit to and comply, and shall cause all Tenant Parties to so submit to and comply, with all access control and any other security measures implemented by Landlord from time to time during the Term. Such measures may include, by way of example only, any or all of the following: (a) the evacuation of, or denial of access to, all or any portion of the Building or Project for cause, suspected cause or for drill purposes; (b) closure of the Building or Project during periods other than Normal Hours (provided, however, that Tenant’s employees and invitees shall be permitted access to the Premises twenty-four (24) hours a day, seven (7) days a week, subject to the requirements of Governmental Authorities, applicable Laws, and Landlord’s Rules governing non-Normal Hours access); (c) monitoring or recording, by closed circuit television or otherwise, persons entering or leaving the Building or Project; (d) requiring proof of identity (by electronic or other means) of any such persons; (e) recording (through the use of sign in sheets or otherwise) the time of arrival and departure of any such persons; and (f) such other measures as Landlord considers desirable, in the exercise of its sole discretion.

8.3	Tenant’s Security System

Tenant may, at its sole cost and expense, install its own security system (“Tenant’s Security System”) in the Premises; provided, however, that Tenant’s Security System shall at all times be fully compatible with all Base Building Systems now or hereafter existing at the Project, as well as with all Premises Systems, if any. Tenant shall be solely responsible for ensuring such full compatibility, and acknowledges and agrees that Tenant shall not install, nor shall Tenant have any right to operate, any Tenant’s Security System that is not so compatible. By way of example, and without limiting the generality of the foregoing, Tenant’s Security System shall be considered incompatible if it is not completely independent of all other security systems at the Project, or if the installation, monitoring, use, operation, maintenance or removal thereof could reasonably be expected to adversely affect (a) any Base Building Systems (including any other security systems) or Premises Systems; (b) Landlord’s management or leasing operations at the Project; or (c) the property or business of any other tenant at the Project. Tenant shall, at Tenant’s sole cost and expense, cause Tenant’s Security System to be properly installed, monitored, maintained and operated at all times during the Term. Tenant’s Security System, if any, shall be part of Tenant’s Property, and any installation, modification or removal thereof shall be deemed to be an Alteration. Landlord agrees that the card reader system controlling the entrances to the fire stairways that connect the Premises located on the 10th and 11th floors that is presently installed in the Premises pursuant to the Existing Lease is deemed approved, and Tenant may continue to use such system.

8.4	Access Limitations Attributable to Tenant

To the extent of any picketing, public demonstration or other threat to the security of the Building that is attributable in whole or in part to Tenant, Tenant shall reimburse Landlord for any costs reasonably incurred by Landlord in connection with such picketing, demonstration or other threat in order to protect the security of the Building, and Tenant shall indemnify and hold Landlord harmless from and protect and defend Landlord against any and all claims, demands, suits, liability, damage or loss and against all costs and expenses, including reasonable attorneys’ fees incurred in connection therewith, arising out of or relating to any such picketing, demonstration or other threat. Tenant agrees not to employ any person, entity or contractor for any work in the Premises (including moving Tenant’s equipment and furnishings in, out or around the Premises) whose presence may give rise to a labor or other disturbance in the Building and, if necessary to prevent such a disturbance in a particular situation, Landlord may require Tenant to employ union labor for the work. Landlord shall use its reasonable, good faith, efforts (at no cost to Landlord) to cooperate with Tenant in order to try to avoid such a disturbance.

9.	ALTERATIONS AND ADDITIONS

9.1	No Alterations Without Consent

“Alterations” means all alterations, additions or improvements to the Premises made by or at the request of Tenant during the Term. Tenant shall not make, or permit to be made, any Alterations without the prior written consent of Landlord, other than cosmetic, nonstructural alterations, additions or improvements entirely within the interior of the Premises, which do not adversely affect any Base Building Systems or Premises Systems, are made for the use and occupancy of the Premises for general office use, and cost less than Twenty-Five Thousand Dollars ($25,000.00) per year (“Tenant Permitted Alterations”), as to which Tenant shall be required to give Landlord not less than five (5) business days prior written notice, but which Tenant may perform without the requirements of this Article 9 relating to the prior written consent of Landlord (but otherwise without waiving or releasing Tenant from compliance with any of the other provisions of this Article 9 applicable to Alterations). Except as provided in Section 9.5, all Alterations shall be undertaken and completed at Tenant’s sole cost and expense. Landlord shall not unreasonably withhold its consent to any proposed Alterations; however, Landlord’s consent shall be deemed to have been reasonably withheld if the proposed Alterations could (a) affect any structural component of the Building; (b) be visible from or otherwise affect any portion of the Project other than the interior of the Premises; (c) affect any Base Building Systems; (d) result in Landlord being required under any Laws to perform any work that Landlord could otherwise avoid or defer; (e) result in an increase in the demand for Utilities or services that Landlord is required to provide (whether to Tenant or to any other tenant in the Project); (f) cause an increase in any Insurance Expenses; (g) result in the disturbance or exposure of, or damage to, any ACM or other Hazardous Material; or (h) violate or result in a violation of any Law, Rule or Requirement. All permanent Alterations, including HVAC, lighting, electrical, fixed partitioning, drapery, floor coverings, wall coverings and built-in cabinetry, shall upon the expiration or earlier termination of the Lease be and become the property of Landlord, and shall not be a part of Tenant’s Property, provided, however, that any Tenant’s Property shall remain the property of Tenant. Landlord shall have the right to require Tenant to remove such Alterations from the Premises (including, without limitation, any of the Initial Improvements) upon the expiration or sooner termination of this Lease in accordance with the terms of Article 11 if prior to Landlord’s approval thereof, Landlord determines, in its reasonable discretion, and gives Notice to Tenant, that the proposed Alteration is not one that would be readily reusable or retained (in the space subject to the Alteration) by a future occupant of the Premises occupying the Premises (or the portion thereof subject to the Alteration) for general office..

9.2	Pre-Construction Requirements

(a)

Any request for consent to Alterations for which building permits are required shall be accompanied by detailed plans and specifications prepared by a duly licensed architect or engineer. Prior to commencing construction of any Alterations, Tenant shall have obtained Landlord’s prior written approval (which approval shall not be unreasonably withheld) of (a) all plans and specifications for the Alterations, (b) the architect and engineer(s), as applicable, engaged by Tenant to design and supervise the Alterations, (c) the general contractor engaged by Tenant to construct the Alterations, and (d) the general contract for construction of the Alterations. No work in connection with any Alterations shall commence until Tenant has furnished Landlord with complete copies of all building permits and licenses required by Law, and original certificates of insurance evidencing all of the coverage required under Section 14.4. Landlord shall endeavor to respond to any requests for its approval of any of the items referred to in paragraphs (a) through (c) of this Section within ten (10) business days after receiving the same, and shall endeavor to respond to requests for its approval of changes to these items (including any change orders) within five (5) business days after receiving same.

(b)

Tenant agrees that the construction contract for the Alterations shall require (i) the general contractor and each principal subcontractor and supplier to provide lien waivers for the work performed and materials supplied for the Alterations as of the date of any payments made by Tenant thereunder, and (ii) the general contractor to acknowledge in writing in form and substance satisfactory to Landlord that Landlord shall have the right, but not the obligation, to inspect and monitor the construction of the Alterations from time to time. Tenant agrees to provide Landlord with true and complete copies of all payment information to, and lien waivers from, contractors no less frequently than monthly, and in all events within five (5) business days after the same are disbursed or received.

(c)

Landlord shall have the right to require work on the Alterations to cease if Landlord reasonably determines that the cost of the Alterations are not being timely paid for by Tenant, or the Alterations are not being constructed in accordance with the construction contract or plans and specifications approved by Landlord, any applicable Law, or the terms of this Lease. If any such failures exist, such stop work order shall be deemed to have been issued with just cause. In such case, the work shall be stopped until such violations are rectified to Landlord’s reasonable satisfaction.

(d)

Except with respect to the Initial Improvements, Landlord may condition its consent to any Alterations which will cost in excess of One Hundred Thousand Dollars ($100,000) on the requirement that Tenant provide Landlord with financial assurances to ensure that the Alterations will be promptly completed, that all costs of the Alterations will be fully and timely paid, and that Landlord will be protected from any liability for mechanic’s and materialmen’s liens.

9.3	Construction; Contractors

Tenant shall cause all Alterations and all construction activities in connection therewith to comply with all applicable Laws, Rules and Requirements, including any reasonable and non-discriminatory construction Rules adopted by Landlord. Such Rules may require Tenant, at its sole cost and expense, to install wall and elevator padding and protective floor coverings in connection with the demolition and/or transport of any materials, and may impose charges and scheduling restrictions on the use of freight elevators, loading docks and other Building services. All Alterations shall be constructed entirely within the Premises, in a good and workmanlike manner, using new materials of at least Building Standard quality.  “Building Standard” means those minimum standard specifications established by Landlord governing the type, quality and quantity of materials and installation procedures for tenant spaces in the Building, including floor coverings, wall coverings, window treatments (if any), ceilings, doors, hardware, lighting, availability and distribution of Systems, and such other items as Landlord may determine, which specifications shall be supplied by Landlord to Tenant upon request. Landlord reserves the right to modify the Building Standard from time to time. All work shall be diligently performed and promptly completed, in a manner that does not obstruct access anywhere in the Project, disrupt the business activities of other tenants, or interfere with any other work being undertaken by Landlord or others in the Project. Tenant shall promptly pay all costs of Alterations, as and when required by the terms of the contracts for such work. Within twenty (20) days after substantial completion of any Alterations, Tenant shall deliver to Landlord a reproducible plan of the as-built Alterations. The Alterations shall be constructed only by duly licensed, reputable contractors and subcontractors reasonably acceptable to Landlord. Tenant acknowledges that Landlord may require the use of union labor in the performance of any Alterations if necessary or desirable, in Landlord’s judgment, for the maintenance of labor peace. Tenant shall not employ or permit the employment of any contractor, subcontractor or laborer in the Premises if it is reasonably foreseeable that such employment will cause conflict or interference with other contractors, subcontractors or laborers engaged in the performance of work at the Project. In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall require all contractors, subcontractors or laborers causing such interference or conflict to leave the Project immediately. Tenant shall not permit any contractor or subcontractor to perform any work on the Premises until acceptable evidence of all insurance required of Tenant’s contractors under Section 14.4 has been furnished to Landlord.

9.4	Plan Review; Construction Monitoring

Tenant shall pay Landlord, as Additional Rent, within ten (10) days following Landlord’s invoice therefor, all fees and costs of Landlord’s architects, engineers or other consultants in connection with the review of plans and specifications in connection with any proposed Alteration, whether or not approved, as well as a fee in the amount of four percent (4%) of the hard construction costs of the Alterations for its management and supervision of the progress of the work. Landlord may, in the exercise of its reasonable discretion, require a deposit of its estimated fees in advance of performing any review. Neither the payment of any such fees or costs, nor the monitoring, administration or control by Landlord of any contractor or any part of the Alterations shall be deemed to constitute any express or implied warranty or representation that any Alteration was properly designed or constructed, nor shall it create any liability on the part of Landlord. Tenant acknowledges that such monitoring, administration or control by Landlord, if any, and the payment of any such fees or costs, is solely for the benefit of Landlord and the Project. Landlord’s approval of the plans, specifications and working drawings in connection with any Alterations shall create no responsibility or liability to Tenant on the part of Landlord or Landlord’s consultants for the design sufficiency of such plans, or their compliance with any Laws.

9.5	Landlord Approved Alterations

(a)	Initial Improvements

Subject to the terms of this Section 9.5, Landlord agrees to make available to Tenant, beginning as of the Lease Date, a credit of up to, and not to exceed, the Allowance (as provided in the Summary), for third-party, out-of-pocket expenses for labor and materials (including without limitation design and architectural fees and overtime costs) incurred by Landlord in connection with the construction and installation by Landlord of Landlord-approved Alterations to the Premises that are submitted to Landlord for approval in accordance with Section 9.2 prior to the Outside Allowance Date (the “Initial Improvements”); provided, however, notwithstanding anything to the contrary in the foregoing, Landlord consents to the use of up to Seventy-Five Thousand Six Hundred Sixteen Dollars ($75,616.00) of the Allowance for construction consulting services, which shall be paid to Tenant (and deducted from the Allowance) at Tenant’s request. No portion of the Allowance shall be credited to, or used to reimburse, Tenant for the purchase of any furniture, fixtures or office or telephone equipment. Subject to the application of the Allowance, any and all costs and expenses attributable to the design, permitting and construction of the Initial Improvements shall be the sole responsibility of Tenant. Landlord may charge the supervision fee provided in Section 9.4 against the Allowance. If at any time the then budgeted cost of the Initial Improvements is greater than the remaining amount of the Allowance, Tenant shall promptly deposit with Landlord the excess portion of such cost (the “Excess Cost”), and Tenant’s funds shall be used prior to the application of the Allowance towards payment of any costs due under any contract or invoice to be paid with respect to the progress of the Initial Improvements. Landlord shall not be required to commence construction of any Initial Improvements until payment of the Excess Cost. In addition, if, during the progress of the work, it is determined that there is any additional Excess Cost, Tenant shall pay such amount to Landlord within five (5) days after written demand for payment of the Excess Cost by Landlord. Any default in payment of any Excess Cost by Tenant, shall entitle Landlord to cease all work with respect to the Initial Improvements, to declare an Event of Default under the Lease, and to exercise its remedies under this Lease. Any portion of the Allowance not used or designated for use by Tenant (as evidenced by the submittal of plans and specifications in accordance with Section 9.2) for Initial Improvements prior to the last day of the thirty-sixth (36th) calendar month of the Term (said date being referred to herein as the “Outside Allowance Date”) shall be deemed forfeited by Tenant and shall no longer be available for disbursement to, or for the account of, Tenant. Landlord will coordinate the performance of the Initial Improvements with Tenant, provided that Tenant acknowledges that Landlord’s construction of the Initial Improvements shall be performed during Normal Hours and while Tenant is in occupancy of the Premises and that the performance thereof will create noise, dust and other conditions which may cause interference with the conduct of Tenant’s business in the Premises. No such interference or other conditions relating to such construction will constitute a constructive eviction or entitle Tenant to any abatement of Rent or otherwise impair or constitute a waiver or defense to any obligation of Tenant under this Lease. Subject to the foregoing, at Tenant’s request Landlord will use commercially reasonable efforts to schedule work for hours other than Normal Hours, provided Tenant acknowledges that there may be an additional construction cost for such after hours work (for overtime wages). The cost of the Initial Improvements shall be bid by Landlord among three general contractors on Landlord’s approved list, as selected by Tenant, and the work shall be awarded by Landlord to the low bidder unless otherwise directed by Tenant. Landlord will engage the contractors for the Initial Improvements and Landlord’s construction manager will hold/run construction meetings not less often than weekly, and shall be responsible for standard construction management services, including, without limitation, tenant coordination, bidding, and contracting and supervision, through final completion, including punch list work, of the Initial Improvements. Landlord shall disburse the Allowance (and any Excess Cost funds) directly to Landlord’s contactors based on Landlord’s payment and retention control procedures.

(b)	Internal Staircase

Landlord acknowledges that Tenant has indicated it may wish to construct an internal staircase connecting floors 10 and 11 of the Premises (the “Staircase”). Subject to the terms of this Paragraph, Landlord agrees to not unreasonably withhold its consent to such an Alteration; provided, however, without limiting the terms that Landlord may consider as a condition to its reasonable consent, Tenant acknowledges and agrees that it shall be reasonable for Landlord to withhold and/or condition its consent on any one or more of the following: (i) Tenant’s agreement to restore the Premises (and any Building Systems modified as a consequence of the interconnection of the two floors) to the condition existing prior to the construction of the Staircase upon the expiration or earlier termination of this Lease, including providing adequate financial security to secure such obligation, (ii) the review of structural, engineering (including engineering of Building Systems) and architectural plans as to the Staircase, and (iii) Tenant reimbursing Landlord for all out of pockets costs incurred in the review of the Staircase. Notwithstanding anything to the contrary in this Paragraph, Landlord shall have no obligation to approve or consent to the Staircase if the named Tenant is not in occupancy of the entire Premises.

9.6	Liens and Notices

Tenant shall not allow any liens to exist, attach to, be placed on, or encumber Landlord’s or Tenant’s interest in the Premises, Building, or Project by operation of Law or otherwise, including any lien of mechanics, material suppliers, or others with respect to work or services performed or claimed to have been performed for, or materials furnished or claimed to have been furnished to, Tenant or the Premises. Landlord has the right at all times to post and keep posted on the Premises any notice that it considers necessary for protection from such liens, and Tenant shall give Landlord at least seven (7) days prior Notice of the date any Alterations work is expected to commence, to permit Landlord to post and record a notice of no responsibility. If any such lien attaches or Tenant receives notice of any such lien, Tenant shall cause the lien to be immediately released and removed of record, either by payment of the claim or by posting of a proper bond or otherwise. If any such lien is not released and removed of record within ten (10) days following Notice from Landlord to do so, Landlord may take any and all action necessary to release and remove the lien of record (including payment of the claim), without any duty to investigate the validity thereof or to provide any further notice to Tenant, and all expenses (including attorney fees and costs) incurred by Landlord in connection therewith shall be payable by Tenant as Additional Rent within ten (10) days following Landlord’s Notice therefor. Upon substantial completion of any Alteration, Tenant shall (a) cause a timely notice of completion to be recorded in the Office of the Recorder of the county in which the Project is located, in accordance with California Civil Code §3093 or any successor statute; and (b) deliver to Landlord evidence of full payment and unconditional final lien waivers for all labor, services and materials furnished in connection therewith.

10.	TELECOMMUNICATIONS SERVICES AND EQUIPMENT

10.1	Consent Required

Neither Tenant nor any Tenant Party shall, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, install, maintain, operate, alter, repair, or replace (collectively, “installation or use”) any wire, cable, lines or conduit (collectively, “Wiring”) for use in connection with any telephone, television, telecommunications, computer, Internet, or other communications or electronic systems or services in, on, or about the Building, except for installations of Wiring wholly within the Premises (all of which installations shall constitute Alterations and be subject to the requirements of Section 9.1). Tenant shall have no right to install any antenna, satellite, or other electromagnetic frequency transmission and/or reception devices (“Telecommunications Equipment”) anywhere outside the Premises, and any such device installed by Tenant in the Premises shall be subject to all of the terms of this Lease, including compliance with all applicable Laws concerning frequency interference. Landlord shall have the right to adopt Rules governing the installation or use of Telecommunications Equipment, and to limit the number of carriers, vendors, or other operators (“Telecommunications Providers”) providing services and/or equipment in or to the Building, as deemed necessary or appropriate by Landlord for the orderly and efficient management and operation of the Building.

10.2	Communications Pathways

Tenant acknowledges that there is limited space in the Building to accommodate Wiring and Telecommunications Equipment, and agrees to reasonably cooperate with Landlord and with other providers and users of Telecommunications Equipment to share the available space and facilities and to coordinate the efficient co-location of Telecommunications Equipment in the Building. Access to and use of space within conduit, utility closets, risers, raceways, switching rooms, the roof, and other facilities in the Building for the installation, maintenance, operation, alteration, repair, or replacement of Telecommunications Equipment or Wiring (collectively, the “Communications Pathways”) shall be subject to Landlord’s approval, in its sole and absolute discretion, and to such Rules as may be promulgated by Landlord from time to time. Without limiting the generality of the foregoing, if Landlord determines that any Communications Pathways in the Building are inadequate to accommodate any Telecommunications Equipment or Wiring proposed by Tenant (when considered along with the existing or prospective needs of other occupants and users of the Building), Landlord may condition Landlord’s approval of Tenant’s Telecommunications Equipment and/or Wiring on the construction of additional Communications Pathways as required by Landlord at Tenant’s expense.

11.	SURRENDER

11.1	General Surrender Obligation

On or before the Expiration Date or sooner termination date of this Lease, Tenant shall surrender the Premises to Landlord in good condition and repair, normal wear and tear and damage due to acts of God or the elements, such as earthquake, and other causes beyond the reasonable control of Tenant, such as acts of terrorism, excepted, and otherwise in the condition required under this Article 11. Tenant shall not, however, be required to repair (or pay for the repair of) any Casualty Damage except to the extent such repairs are the obligation of Tenant under Article 16. The term “normal wear and tear” does not, and shall not be deemed to, include any damage or deterioration that could have been prevented through proper maintenance (except to the extent that such damage or deterioration was due to inadequacies in the janitorial and maintenance services provided by Landlord), or by Tenant’s full and timely performance of all its obligations under this Lease. On or before the expiration or sooner termination of this Lease (or such later date following any earlier termination of this Lease as hereinafter provided), Tenant shall remove all of Tenant’s Property and Wiring installed by Tenant from the Project, and any and all Premises Systems and/or Alterations that Landlord has required Tenant to remove in accordance with Section 9.1, and fully repair any damage to the Premises or other portions of the Project caused by the removal of any of the foregoing items; provided Tenant shall have no obligation to patch and paint the walls provided any such removal is done is a good and workmanlike manner. Landlord may, by Notice to Tenant given at any time prior to the Expiration Date (or, in the event of a termination of this Lease prior to the scheduled Expiration Date, at any time within thirty (30) days following Notice of such termination), confirm the obligation of Tenant to either remove or leave in place any or all of Premises Systems and/or Alterations, but the failure to provide any such Notice shall not change any of Tenant’s obligations with respect to the removal of such matters in accordance with this Article 11 (and nothing in the foregoing sentence shall give Landlord the right to require Tenant to remove or to leave in place any item that Tenant is not required to remove or to leave in place pursuant to the other provisions of this Lease). Any of Tenant’s Property not removed from the Project by Tenant as required herein within ten (10) days after the Expiration Date shall be deemed abandoned and may be retained, used, stored, removed or disposed of by Landlord as Landlord sees fit in the exercise of its sole discretion, and Tenant waives all Claims against Landlord resulting therefrom. Without limiting the generality of the foregoing, Tenant waives any of the rights and benefits under Civil Code Sections 1980-1993 relating to the disposition of abandoned personal property and agrees that title to any such personal property, free and clear of any liens, shall pass to Landlord upon Notice to Tenant of Landlord’s exercise of its right to retain any such personal property. Within ten (10) days following Landlord’s invoice therefor, Tenant shall reimburse Landlord for all costs incurred by Landlord in (x) storing, removing or disposing of any abandoned Tenant’s Property; and (y) repairing any damage to the Premises or Project caused by Tenant, but only to the extent the making of (or payment for) such repairs is the responsibility of Tenant under this Lease; and (z) removing any Premises Improvements that Tenant was required to remove, and all repair and restoration work necessitated by such removal. Tenant represents and warrants that all Tenant’s Property and Premises Improvements remaining in the Premises as of the Expiration Date or sooner termination of the Lease shall be free and clear of all liens and encumbrances, and that no other person shall have any ownership or use interest therein as of said date. All Tenant’s obligations under this Article 11 shall survive the expiration or sooner termination of this Lease.

11.2	Existing Lease Premises Improvements and Systems

Landlord and Tenant each acknowledge and agree that Tenant has accepted delivery of possession of the Premises with certain improvements, including, without limitation, raised flooring and items referred to in the Existing Lease as “Tenant’s Extra Improvements” installed by a tenant prior to Existing Tenant’s occupancy of the Premises (the foregoing improvements are referred to, generally, as the “Pre-Existing Premises Improvements”). Except as hereinafter provided, Tenant shall not be required to remove or restore any of the Pre-Existing Premises Improvements upon the expiration or earlier termination of this Lease; provided, however, notwithstanding anything to the contrary in the Existing Lease or this Section 11.2, Landlord may require Tenant, at its sole cost and expense, to remove from the Premises any and all Wiring installed in the Premises by Tenant during the term of the Existing Lease or the term of this Lease.

12.	MAINTENANCE AND REPAIRS

“Base Building Systems” means all HVAC, electrical, plumbing, mechanical, elevator, escalator, sprinklers, sewer, drainage, fire/life safety, security, communications, and energy management systems and equipment (collectively, “Systems”) serving the Building or other areas of the Project, except for any Premises Systems. “Premises Systems” means any Systems installed by Tenant that serve only the Premises, regardless of whether all or any portions of such Systems are located within or outside of the Premises. Subject to the provisions of Article 19 and to reimbursement as an Operating Expense in accordance with the terms of this Lease, Landlord shall maintain, repair, and keep in good order, condition and repair (a) all Project Improvements (including, without limitation, the Parking Facilities); (b) Base Building Systems; (c) Base Building Improvements, and (d) the exterior structural elements of the Building (to the extent not included in Base Building Improvements). Except for normal wear and tear, and damage to the extent caused by any Uninsured Landlord Casualty or Landlord Insured Casualty, acts of God or the elements, such as earthquake, and other causes beyond the reasonable control of Tenant, such as acts of terrorism, Tenant shall, at all times and at its sole cost and expense, maintain, repair and keep in good and sanitary order, condition and repair (a) all portions of the Premises (including all Premises Improvements and Tenant’s Property); and (b) all Premises Systems. Tenant shall cause any repair or maintenance work affecting the Base Building Systems to be performed solely by contractors approved by Landlord for the performance of such work, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, Tenant shall have no obligation to perform any obligation expressly assigned to Landlord under the terms of this Lease. If Landlord performs any of Tenant’s maintenance or repair obligations hereunder, whether at Tenant’s request or because of any defaults by Tenant in the performance thereof, Tenant shall reimburse Landlord all Landlord’s costs in connection therewith in accordance with the terms of Article 25. Subject to the provisions of Section 14.7, Tenant shall reimburse Landlord upon demand for all costs and expenses incurred by Landlord for the repair of any damage to the Premises or the Project caused by the negligence or willful misconduct of Tenant or any Tenant Party. Tenant shall promptly report in writing to Landlord any defective condition known to Tenant that Landlord is required to repair. Tenant waives all rights to make repairs at the expense of Landlord or to terminate this Lease, as provided in California Civil Code §§1941 and 1942, and 1932(l), respectively, and any similar Law.

13.	ASSIGNMENT AND SUBLETTING

13.1	Restriction on Transfers

Except for the rights of Existing Subtenants, Tenant shall not, either voluntarily or by operation of law, (i) assign or transfer this Lease or any interest herein, (ii) sublet the Premises, or any part thereof, or (iii) enter into a license agreement or other arrangement whereby the Premises, or any portion thereof, are held or utilized by another party (each of the foregoing defined herein as a “Transfer”, without the express prior written consent of Landlord, which consent shall not be unreasonably withheld. Any such act (whether voluntary or involuntary, by operation of law or otherwise) without the consent of Landlord pursuant to the provisions of this Article 13 shall, at Landlord’s option, be void and/or constitute an Event of Default under this Lease. Consent to any Transfer shall neither relieve Tenant of the necessity of obtaining Landlord’s consent to any future Transfer nor relieve Tenant from any liability under this Lease.

By way of example and without limitation, the failure to satisfy any of the following conditions or standards shall be deemed to constitute sufficient grounds for Landlord to refuse to grant its consent to the proposed Transfer, and Landlord and Tenant each agree that such grounds shall be reasonable.

(1)     The proposed Transferee must expressly assume all of the provisions, covenants and conditions of this Lease on the part of Tenant to be kept and performed with respect to the portion of the Premises being transferred, for the term of the transferred interest (except that no subtenant shall be required to assume any obligation of Tenant to pay any rent in excess of the rent payable under the sublease).

(2)     The proposed Transferee must satisfy Landlord’s then current credit and other standards for tenants of the Building leasing a similar size space and, in Landlord’s reasonable opinion, have the financial strength and stability to perform all of the obligations of the Tenant under this Lease (as they apply to the transferred space and subject to the limitations set forth in (1) above) as and when they fall due.

(3)     The proposed Transferee must be reasonably satisfactory to Landlord as to character and professional standing.

(4)     The proposed use of the Premises by the proposed Transferee, if not expressly permitted pursuant to this Lease must be, in Landlord’s opinion: (a) lawful; (b) appropriate to the location and configuration of the Premises; (c) not in conflict with any exclusive rights in favor of any other tenant or proposed tenant of the Building; (d) unlikely to cause an increase in insurance premiums for insurance policies applicable to the Building; (e) absent any new tenant improvements that Landlord would be entitled to disapprove pursuant to Article 9 hereof; (f) unlikely to cause an increase in services to be provided to the Premises beyond those provided for under this Lease; (g) unlikely to create any increased burden in the operation of the Building, or in the operation of any of its facilities or equipment (provided, however, such an increase shall be permitted to the extent expressly permitted under this Lease); and (h) unlikely to impair the dignity, reputation or character of the Building.

(5)     The proposed use of the Premises must not result in the division of the Premises into more than three (3) parcels or tenant spaces on the eleventh (11th) floor at any time, or more than one (1) parcel or tenant space on the tenth (10th) floor, unless Tenant agrees in writing to Landlord to return any such space to its original condition and provides Landlord with security (such as in the form of a letter of credit) in a form and in an amount as reasonably requested by Landlord to secure such restoration obligation.

(6)     At the time of the proposed Transfer, an Event of Default shall not have occurred and remain uncured, and no event may have occurred that with notice, the passage of time, or both, would become an Event of Default.

(7)     The proposed Transferee may not be a governmental entity (unless a governmental entity already exists as a tenant in the Building) or hold any exemption from the payment of ad valorem or other taxes which would prohibit Landlord from collecting from such Transferee any amounts otherwise payable under this Lease.

(8)     The proposed Transferee may not be a then present tenant or affiliate or subsidiary of a then present tenant in the Building unless Landlord is unable to satisfy the space needs of such proposed Transferee in the Building.

(9)     Landlord may not have provided a written proposal within the prior sixty (60) days to the proposed Transferee (whether or not such written proposal was signed and/or accepted by such proposed Transferee) for space in the Building unless Landlord is unable to satisfy the space needs of such proposed Transferee in the Building.

13.2	Landlord’s Right of First Offer; Termination Right

Except in the event of a proposed Transfer pursuant to Sections 13.5 or 13.6 below, Landlord shall have no obligation to consent or consider granting its consent to any proposed Transfer unless Tenant has first delivered to Landlord a written offer to enter into such Transfer with Landlord, which offer shall include the base rent and other economic terms of the proposed Transfer, the date upon which Tenant desires to effect such Transfer and all of the other material terms of the proposed Transfer (“Tenant’s Offer”). Landlord shall have twenty (20) days from receipt of Tenant’s Offer within which to notify Tenant in writing of its decision to accept or reject such Transfer on the terms set forth in Tenant’s Offer. If Landlord does not accept Tenant’s Offer within such twenty (20) day period, Tenant may enter into such Transfer with any bona fide independent third-party Transferee (as defined in Section 13.3 below) within one hundred twenty (120) days of the end of such twenty (20) day period, so long as such Transfer is for the same base rent offered to Landlord in Tenant’s Offer and such Transfer otherwise contains terms not more than five percent (5%) more favorable economically to the Transferee than the terms stated in Tenant’s Offer, taking into account all rent concessions, tenant improvements, and any other terms which have an economic impact on the Transfer; provided, however, that the prior written approval of Landlord for such Transfer must be obtained, and the other provisions of this Article 13 must be complied with, all in accordance with this Article 13. If Landlord accepts Tenant’s Offer, Landlord and Tenant shall enter into an agreement for such Transfer within thirty (30) days of the date Landlord makes its election. If Landlord accepts Tenant’s Offer, then (i) Landlord may either enter into a new lease, sublease or other agreement covering the Premises or any portion thereof with the intended Transferee on such terms as Landlord and such Transferee may agree, or enter into a new lease, sublease or other agreement covering the Premises or any portion thereof with any other person or entity, and in any such event, Tenant shall not be entitled to any portion of the profit, if any, which Landlord may realize on account of such new lease or agreement, (ii) Landlord may, at Landlord’s sole cost, construct improvements in the subject space and, so long as the improvements are suitable for general office purposes, neither Tenant nor Landlord shall have any obligation to restore the subject space to its original condition following the termination of a sublease (provided, however, Landlord shall be obligated to so restore the subject space to its original condition if at least nine (9) months remains under the term of this Lease (including any exercised extension) after the term of the sublease expires and Tenant occupies such subject space during such nine (9) months for the operation of its business (and if Tenant fails to so occupy, Tenant shall reimburse Landlord for all reasonable out-of-pocket expenses incurred by Landlord to restore such space)), and (iii) Landlord shall not have any liability for any real estate brokerage commission(s) or with respect to any of the costs and expenses that Tenant may have incurred in connection with its proposed Transfer, and Tenant agrees to indemnify, defend and hold harmless Landlord from and against any and all Claims arising out of or relating to such proposed Transfer.

Except in the event of a proposed Transfer pursuant to Sections 13.5 or 13.6 below, in the case of a proposed assignment of this Lease or a sublease of more than seventy-five percent (75%) of the Premises for substantially the balance of the term of this Lease, then in addition to the foregoing rights of Landlord, Landlord shall have the right, by notice to Tenant within fifteen (15) days after receipt of Tenant’s Offer, to terminate this Lease, which termination shall be effective as of the date on which the intended assignment or sublease would have been effective if Landlord had not exercised such termination right (as specified in the Tenant’s Offer). If Landlord elects to terminate this Lease, then from and after the later of: (i) the date of such termination, or (ii) the date Tenant vacates the Premises, Landlord and Tenant each shall have no further obligation to the other under this Lease with respect to the Premises except for matters occurring or obligations arising hereunder prior to the date of such termination and obligations which survive the expiration or sooner termination of this Lease.

13.3	Landlord’s Approval Process

Tenant shall, in each instance of a proposed Transfer, give written notice to Landlord at least thirty (30) days prior to the effective date of any proposed Transfer, specifying in such notice (i) the nature of the proposed Transfer; (ii) the portion of the Premises to be transferred; (iii) the intended use of the transferred Premises; (iv) all economic terms of the proposed Transfer; (v) the effective date thereof; (vi) the identity of the transferee under the proposed Transfer (the “Transferee”), and if the Transfer is pursuant to a Permitted Transfer, documentation reasonably acceptable to Landlord that confirms the transaction is a Permitted Transfer as defined in Section 13.5 below; (vii) current financial statements of the Transferee; and (viii) reasonably detailed documentation relating to the business experience of the Transferee (collectively, “Tenant’s Transfer Notice”); provided, however, with respect to any Permitted Transfer, Tenant’s Transfer Notice shall be required to be given no later than three (3) business days following the effective date of the Transfer. Tenant shall also promptly furnish Landlord with any other information reasonably requested by Landlord relating to the proposed Transfer or the proposed Transferee. Within thirty (30) days after receipt by Landlord of Tenant’s Transfer Notice and any additional information and data requested by Landlord, Landlord shall notify Tenant of Landlord’s determination to either (i) consent to the proposed Transfer, or (ii) refuse to consent to such proposed Transfer.

13.4	Consideration for Transfer

Sixty percent (60%) of all (i) consideration paid or payable by Transferee to Tenant as consideration for any such Transfer, and (ii) rents received in connection with the Transfer by Tenant from Transferee in excess of Base Rent, Operating Expenses and Real Property Taxes payable by Tenant to Landlord under this Lease (“Profits”) shall be paid by Tenant to Landlord immediately upon receipt thereof by Tenant; provided that Tenant may first recover its reasonable expenses incurred in connection with such Transfer for reasonable brokers’ commissions and legal fees not in excess of then prevailing market rates, tenant improvement allowances actually paid and tenant improvement costs to the extent such tenant improvements shall have been approved by Landlord as required under Paragraph 10 (“Transaction Costs”). If there is more than one sublease under this Lease, the amounts (if any) to be paid by Tenant to Landlord pursuant to the preceding sentence shall be separately calculated for each sublease and amounts due Landlord with regard to any one sublease may not be offset against rent and other consideration pertaining to or due under any other sublease.

If this Lease is assigned, whether or not in violation of the terms of this Lease, Landlord may collect rent from the assignee, provided that, in the absence of an Event of Default, Tenant has recovered all of Tenant’s Transaction Costs and Landlord pays Tenant its share of any Profits. If the Premises or any part thereof is sublet, Landlord may, upon an Event of Default by Tenant hereunder, collect rent from the subtenant. In either event, Landlord shall apply the amount collected from the assignee or subtenant to Tenant’s monetary obligations hereunder. Neither Landlord’s collection of rent from a Transferee nor any course of dealing between Landlord and any Transferee shall constitute or be deemed to constitute Landlord’s consent to any Transfer.

13.5	Merger or Consolidation of Tenant Major Changes

Notwithstanding any other provision of this Lease to the contrary, Landlord’s consent shall not be required for, and Sections 13.2 and 13.4 shall not apply with respect to any Transfer (a “Permitted Transfer”) to any corporation or entity Controlled (as hereinafter defined) by, Controlling or under Common Control with Tenant, or to the surviving corporation or entity in the event of a consolidation or merger to which Tenant shall be a party, or any Transfer to any corporation or entity acquiring all or substantially all of the assets of Tenant as a going concern, unless such Transfer or other transaction shall constitute, or shall be entered into in connection with, a Major Change (as hereinafter defined). Any Major Change must be approved by Landlord in accordance with Sections 13.1 and 13.3 above and, without such approval, shall at Landlord’s election be void and/or constitute an Event of Default. The term “Controlled” (or “Controlling” or “Control”) as used herein shall mean the ownership of fifty percent (50%) or more of (i) the voting stock of any corporation. or (ii) the ownership interest in any other entity and, if any such entity is a partnership. a general partner’s interest in such partnership. The term “Major Change” as used herein shall mean any reorganization. recapitalization, refinancing or other transaction or series of transactions involving Tenant which results in the net worth of Tenant and its consolidated subsidiaries immediately after such transaction(s) being less than fifty percent (50%) of the net worth of Tenant and its consolidated subsidiaries as of the end of the fiscal year immediately preceding the date of this Lease.

13.6	Transfer of Ownership

(i) If Tenant is a partnership, a sale, transfer or assignment of a general partner’s interest in Tenant, or a direct or indirect sale, transfer or assignment of fifty percent (50%) or more of the ownership interests in Tenant’s general partner; (ii) if Tenant is a corporation, a direct or indirect sale, transfer or assignment of fifty percent (50%) or more of the voting stock of Tenant, (iii) if Tenant is a limited liability company, a sale, transfer or assignment of the managing member’s interest in Tenant, or a direct or indirect sale, transfer or assignment of fifty percent (50%) or more of the ownership interests in Tenant’s managing member(s), or (iv) irrespective of the type of entity of Tenant, a direct or indirect sale, transfer or assignment of fifty percent (50%) or more of the ownership interests in Tenant, whether (in any such case) such sale, transfer or assignment occurs in a single transaction or series of transactions, shall be deemed a Transfer and require Landlord’s consent in accordance with the procedures specified in Section 13.3 above; provided, however, that no issuance or sale of interests registered on any national or regional securities exchange shall be taken into account for purposes of this Section 13.6.

13.7	Documentation

Tenant agrees that any instrument by which Tenant assigns this Lease or any interest therein or sublets or otherwise Transfers all or any portion of the Premises (including, without limitation, any instrument for any Permitted Transfer) shall expressly provide that the Transferee may not further assign this Lease or any interest therein or sublet the sublet space without Landlord’s prior written consent (which consent shall be subject to the provisions of this Article 13), and that the Transferee will comply with all of the provisions of this Lease and that Landlord may enforce the Lease provisions directly against such Transferee (with respect to the portion of the Premises subject to the Transfer, for the term of the Transfer, except that the obligation of any subtenant for payment of rent shall not exceed the rent the subtenant agrees to pay under the sublease). No permitted subletting by Tenant (including, without limitation, any Permitted Transfer) shall be effective until there has been delivered to Landlord a counterpart of the sublease in which the subtenant agrees to be and remain jointly and severally liable with Tenant for the payment of rent pertaining to the sublet space and for the performance of all of the terms and provisions of this Lease pertaining to the sublet space for the term of the sublease; provided, however, that the subtenant shall be liable to Landlord for rent only in the amount set forth in the sublease. No permitted assignment (including, without limitation, any Permitted Transfer) shall be effective unless and until there has been delivered to Landlord a counterpart of the assignment in which the assignee assumes all of Tenant’s obligations under this Lease arising on or after the date of the assignment. The failure or refusal of a subtenant or assignee to execute any such instrument shall not release or discharge the subtenant or assignee from its liability as set forth above.

13.8	Options Personal to Original Tenant

If Landlord consents to a Transfer hereunder and this Lease contains any parking rights, renewal options, expansion options, rights of first refusal, rights of first negotiation, termination options or any other rights or options pertaining to additional space in the Building, such rights and/or options shall not run to the Transferee, except for Transferees in a Permitted Transfer pursuant to Section 13.5(ii) above, it being agreed by the parties hereto that any such rights and options are personal to the original Tenant named herein and may not be transferred (except in a Permitted Transfer).

13.9	Encumbrance of Lease

Notwithstanding any provision of this Lease to the contrary, Tenant shall not mortgage, encumber or hypothecate this Lease or any interest herein without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. Any such act without the prior written consent of Landlord (whether voluntary or involuntary, by operation of law or otherwise) shall, at Landlord’s option, be void and/or constitute an Event of Default under this Lease.

13.10	No Merger

The voluntary or other surrender of this Lease or of the Premises by Tenant or a mutual cancellation of this Lease shall not work a merger, and at the option of Landlord any existing subleases may be terminated or be deemed assigned to Landlord in which latter event the subleases or subtenants shall become tenants of Landlord.

13.11	Landlord’s Costs

Tenant shall pay to Landlord the amount of Landlord’s reasonable cost of processing each proposed Transfer (including, without limitation, attorneys’ and other professional fees. and the cost of Landlord’s administrative. accounting and clerical time; collectively “Processing Costs”), and the amount of all reasonable and actual expenses incurred by Landlord arising from the assignee or sublessee taking occupancy of the subject space (including, without limitation, costs of freight elevator operation for moving of furnishings and trade fixtures, security service. janitorial and cleaning service, and rubbish removal service). At Tenant’s request, Landlord shall provide Tenant with a budget of its anticipated Processing Costs, however, Landlord makes no assurance that the Processing Costs will not exceed the amount set forth therein. Notwithstanding anything to the contrary herein, Landlord shall not be required to process any request for Landlord’s consent to a Transfer until Tenant has paid to Landlord the amount of Landlord’s estimate of the Processing Costs and all other direct and indirect costs and expenses of Landlord and its agents arising from the assignee or subtenant taking occupancy.

13.12	Tenant Remedies

Notwithstanding any contrary provision of law, including California Civil Code section 1995.310, Tenant shall have no right, and Tenant hereby waives and relinquishes any right, to cancel or terminate this Lease in the event Landlord is determined to have unreasonably withheld or delayed its consent to a proposed Transfer.

14.	RISK ALLOCATION AND INSURANCE

14.1	Definitions

The following terms are hereby defined as follows. “Claims” means claims, demands, suits, actions, causes of action (whether in contract or in tort, at law or in equity, or otherwise), liabilities, injuries, losses, damages, proceedings, judgments, liens, charges, assessments, fines, penalties, costs and expenses (including attorney and expert witness fees and costs, including those incurred in connection with matters on appeal). “Tenant Protected Parties” means Tenant, its partners, shareholders, members, managers, directors, officers, employees and agents. “Landlord Protected Parties” means Landlord (and if Landlord is a land trust, its trustees and beneficiaries), and Landlord’s agents for asset and property management, and all of such parties’ respective partners, shareholders, members, managers, directors, officers, employees and agents.

14.2	Risk Allocation Intent

The parties desire, to the extent permitted by Law, to allocate certain risks of personal injury, bodily injury or property damage, and risks of loss of real or personal property by reason of fire, explosion or other casualty, and to provide for the responsibility for insuring such risks. To the extent any Claim arising out of or resulting from any accident, event, casualty or other occurrence (each, an “Event”) is actually insured or required under the terms of this Lease to be insured, it is the intent of the parties that such Claim be covered by insurance, without regard to the fault of any Tenant Protected Parties or Landlord Protected Parties, except as otherwise expressly provided in Article 15. Accordingly, as between the Landlord Protected Parties and the Tenant Protected Parties, such risks are allocated as follows:

(a)

Tenant shall bear the risk of bodily injury (including death), personal injury, and damage to property of third persons arising out of or resulting from Events occurring within the Premises or within any other area of the Building that is leased to or otherwise exclusively occupied by Tenant, irrespective of the fault or active or passive negligence of any Landlord Protected Party. Such risks shall be insured as provided in Section 14.4.

(b)

Landlord shall bear the risk of bodily injury (including death), personal injury, and damage to the property of third persons arising out of or resulting from Events occurring in the Building or the Project of which the Building is a part (other than in the Premises or in other space leased to or occupied by tenants or third parties), to the extent such Event results from the negligence or willful misconduct of any Landlord Protected Party or to the extent, under applicable Laws, Landlord is strictly liable for losses resulting from such Event. Such risks shall be insured as provided in Section 14.3.

(c)

Tenant shall bear the risk of loss of, damage to, or destruction of all contents, trade fixtures, machinery, equipment, furniture, furnishings and other personal property in the Premises (or elsewhere in or about the Building) including property that is the property of third parties but that are in the care, custody or control of Tenant, including, without limitation, any Telecommunications Equipment (collectively, “Tenant’s Property”) arising out of or resulting from any Event required to be insured against by Tenant as provided in Section 14.4.

(d)	Landlord shall bear the risk of damage to the Building and Landlord’s personal property arising out of or resulting from any Event required to be insured against as provided in Section 14.3.

14.3	Landlord’s Insurance

During the Term, Landlord shall maintain (a) commercial property insurance, insuring the Building and all other improvements on the Project and Landlord’s personal property for an agreed amount not less than ninety percent (90%) of full replacement cost, with coverage no less broad than that provided under the ISO Special Form (CP 10 30); and (b) commercial general liability insurance, written on an occurrence basis, with coverage no less broad than that provided under ISO 1996 form CG 00 01 (without any endorsement that would have the effect of reducing or eliminating the contractual liability, cross-liability, insured employee, or any other coverage provided under such form), in an amount not less than Five Million Dollars ($5,000,000.00) combined single limit per occurrence/aggregate. In addition, Landlord may carry such other types of insurance with such coverage limits as Landlord deems to be prudent, desirable or necessary from time to time. All Landlord’s insurance policies may be subject to such deductibles or self-insured retentions as Landlord shall determine in the exercise of its sole discretion.

14.4	Tenant’s Insurance

During the Term, Tenant shall, at Tenant’s sole cost and expense, obtain and keep in full force and effect all of the following insurance coverages:

(a)

Property insurance covering all Tenant’s contents, trade fixtures, machinery, equipment, furniture and furnishings in the Premises (or elsewhere in or about the Building), including contents that are the property of third parties but that are in the care, custody or control of Tenant, all Premises Improvements and all Alterations, for an agreed amount not less than 100% of their replacement cost (without regard to the value of any use interest of Tenant therein), and with coverage no less broad than that provided under the ISO Special Form (CP 10 30);

(b)

Loss of income, extra expense and business interruption insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils required to be insured against under paragraph (a) of this Section for a period not less than twelve (12) months;

(c)

Commercial general liability insurance, written on an occurrence basis, with coverage no less broad than that provided under ISO 2001 form CG 00 01 (without any endorsement which would have the effect of reducing or eliminating any coverages currently provided under such form), together with “host liquor liability” coverage, in an amount not less than Five Million Dollars ($5,000,000.00) combined single limit per occurrence/aggregate. Umbrella liability insurance may be used to achieve the above minimum liability limits, provided that the policy coverages are absolutely concurrent;

(d)

Automobile liability insurance with coverage at least as broad as that provided on ISO form CA 00 01, and including owned, non-owned and hired vehicle coverages, with minimum limits of One Million Dollars ($1,000,000.00) combined single limit;

(e)

If any goods not owned by Tenant are stored in or shipped from the Premises, warehousemen’s or carriers’ legal liability insurance with limits no less than the aggregate value of all such goods. All receipts, bills of lading, consignment agreements or other agreements with persons depositing any such goods with Tenant for storage or shipment shall require such persons to (a) insure such goods substantially in the same manner and to the same extent that Tenant is required hereunder to insure its own personal property in the Premises, and (b) waive and release all Claims and rights of recovery against Landlord (including any rights in the nature of subrogation) arising out of any damage or loss to, or destruction of, such goods irrespective of the cause;

(f)	Worker’s compensation insurance as required by law, and employers’ liability insurance with minimum limits of at least One Million Dollars ($1,000,000.00); and

(g)

During the course of construction of any Alterations, Tenant shall maintain, at its sole cost and expense, builders’ risk insurance for the amount of the completed value of the Alterations on an “all-risk” non-reporting form covering all Alterations under construction, including building materials, and other insurance in amounts and against such risks as Landlord shall reasonably require in connection with the Alterations. Tenant shall cause each of its contractors and subcontractors to maintain (a) workers’ compensation insurance required by law; (b) employers’ liability insurance with minimum limits of at least One Million Dollars ($1,000,000.00); and (c) commercial general liability insurance with minimum coverage limits of at least Five Million Dollars ($5,000,000.00) combined single limit per occurrence/aggregate, and otherwise meeting the same policy requirements (as set forth below) as are applicable to Tenant’s insurance policies. Umbrella liability insurance may be used to achieve the above minimum liability limits, provided that the policy coverages are absolutely concurrent.

14.5	Policy Requirements

Each policy of insurance required to be carried by Tenant shall be written on a form satisfactory to Landlord; and shall be issued by a company rated not less than A:X in Best’s Insurance Guide and authorized to do insurance business in the State where the Building is located. All Tenant’s liability policies shall name as additional insureds (a) Landlord, (b) Landlord’s agents for asset and property management (which agents, as of the date hereof are AEGON USA Realty Advisors, LLC and Cushman & Wakefield of California, Inc., respectively), (c) Transamerica Corporation and its subsidiaries, (d) any Superior Interest Holders of which Tenant has been given notice, and (e) all Tenant Protected Parties who are not automatically included as additional insureds under such policies. Any Superior Interest Holders designated by Landlord shall be named as additional insureds (or as mortgagee, as required), as their interests may appear. Tenant may provide any of its required insurance coverage under blanket policies, but only upon furnishing Landlord with a “per location” endorsement confirming that such coverage shall not be limited, diminished, or reduced as a result thereof. Tenant shall structure its property and business income insurance policies so that no coinsurance penalty shall be imposed and no valuation shortfalls shall occur. No deductible (including any self-insured retention) under any policy of insurance carried by Tenant shall exceed Ten Thousand Dollars ($10,000.00). If Tenant fails to procure or maintain insurance coverages as provided above, or fails to timely deliver any certificates or policies as required by this Lease, Landlord shall have the right (but not the obligation) to procure and maintain coverage, and Tenant shall pay Landlord all costs in connection therewith as Additional Rent within ten (10) days following Landlord’s invoice therefor. Tenant shall, at its own expense, procure and maintain any additional insurance coverage that Landlord or the holder of any Superior Interest may reasonably require from time to time; provided, however, Landlord shall not require any subsequent modification to Tenant’s insurance coverage that would result in such coverage exceeding the scope or amount of coverage typically being required by institutional landlords for comparable tenants entering into new leases for comparable amounts of space for comparable uses in the greater metropolitan area in which the Building is located. All Tenant’s liability insurance shall be primary, and any liability insurance carried by Landlord, any Landlord Protected Party, and the holder of any Superior Interest shall be strictly excess, secondary, and noncontributing with any insurance carried by Tenant. No insurance coverage limits shall limit the liability of Tenant. Tenant shall be solely responsible for the payment of all premiums for its insurance policies and no additional insured, loss payee or mortgagee shall have any obligation therefor.

14.6	Evidence of Coverage

Certificates of insurance evidencing Tenant’s insurance and issued by a duly authorized agent shall be delivered to Landlord not less than ten (10) days prior to the earlier of the Commencement Date or the date Tenant enters the Premises for the purpose of performing any installations or other work therein. Within ten (10) days following Notice from Landlord, Tenant shall provide Landlord with a certified copy of any insurance policy or policies required hereunder. No insurance policy required to be carried by Tenant shall be subject to cancellation or modification except upon thirty (30) days prior written notice from Tenant to Landlord, and to all other parties named in such policy as additional insured, loss payee, mortgagee, or any other designation. Tenant shall furnish Landlord with a replacement certificate (and, at Landlord’s option, evidence of premium payment) evidencing the uninterrupted continuation of each insurance policy not less than thirty (30) days prior to its expiration.

14.7	Waivers of Subrogation

Landlord and Tenant each waive and release all Claims and all rights of recovery against the other for any loss or damage that may occur to the Premises, the Project, and the parties’ respective fixtures and personal property, arising from any cause that (i) is required to be insured against under the terms of this Lease by the party suffering the loss, regardless of whether such insurance is actually carried; or (ii) is actually insured against under any insurance carried by such party, regardless of whether such insurance is required hereunder. To the fullest extent permitted by law, each party’s waiver and release shall apply irrespective of the cause or origin of the claim, including the negligence of the other party or of any person acting at the direction or under the control of such party. The parties agree that the foregoing waiver shall be binding upon their respective property and business income insurance carriers, and (except for any insurance policy that provides that the insured thereunder may effectively waive subrogation without further action on the part of the insured) each party shall obtain endorsements or take such other action as may be required to effect such insurer’s waiver of subrogation under each such policy.

15.	INDEMNIFICATION AND RElease; waiver of CONSEQUENTIAL DAMAGES

15.1	Indemnification and Release.

Except to the extent caused by the gross negligence or willful misconduct of Landlord, and subject to the provisions of Sections 14.2 and 14.7, Tenant shall defend, protect, indemnify and hold harmless Landlord and each of the Landlord Protected Parties from and against any and all Claims from any cause (including, without limitation, except to the extent excluded herein, Claims based in whole or in part on the negligence of Landlord or any Landlord Protected Party) arising out of or relating (directly or indirectly) to this Lease, the tenancy created under this Lease, or the Premises, including (a) the use or occupancy, or manner of use or occupancy, of the Premises during the Term (including any period following expiration or termination of the Lease but prior to Tenant’s vacating of the Premises); (b) any negligent or willfully wrongful act or omission of Tenant, any Tenant Party, or by anyone else acting at the direction, with the permission, or under the control of Tenant; (c) any breach of or default under this Lease by Tenant; (d) the conduct of Tenant’s business, including the use of the Premises or any part thereof for storage or shipment of goods not belonging to Tenant; and (e) any action or proceeding brought on account of any matter described above. To the fullest extent permitted by law, and as a material part of the consideration to Landlord for this Lease, except to the extent caused by the gross negligence or willful misconduct of Landlord, Tenant hereby releases Landlord and all Landlord Protected Parties from responsibility for, waives as against Landlord and all Landlord Protected Parties, and assumes all risk of all Claims from any cause (including, without limitation, except to the extent excluded herein, Claims based in whole or in part of the negligence of Landlord or any Landlord Protected Party) arising out of or relating (directly or indirectly) to: (y) damage to property or injury to persons (including death) in the Premises from any cause whatsoever, and (z) damage to property or injury to persons (including death) as a result of Events occurring outside the Premises, except to the extent the risk thereof is assumed by Landlord under the provisions of Section 14.2 of the Lease. Without limiting the generality of the foregoing, except to the extent of any Landlord Protected Party’s liability for the acts and omissions of its own agents and employees acting within the scope of their agency or employment, no Landlord Protected Party shall be deemed to have assumed any liability for the acts or omissions of any other Landlord Protected Party. No defense, indemnification or hold harmless obligations hereunder shall relieve any insurance carrier of its obligations under any insurance policies carried by either party pursuant to this Lease. The prevailing party shall be entitled to recover its actual attorney fees and court costs incurred in enforcing such indemnification and release obligations.

15.2	Limitation on Landlord’s Liability.

Notwithstanding anything to the contrary in this Lease, in no event and under no theory of allocation of risk or liability shall Landlord be responsible for, and Tenant releases and waives as against Landlord and all Landlord Protected Parties from, any and all Claims for any consequential, indirect, special or punitive damages, whether arising out of any injury or damage to, or interference with, Tenant’s business, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use.

15.3	Survival.

The indemnification obligations hereunder shall survive the expiration or earlier termination of this Lease until all Claims involving any of the indemnified matters are fully, finally, and absolutely barred by the applicable statutes of limitations.

16.	DAMAGE AND DESTRUCTION

16.1	Definitions

(a)

“Casualty Damage” means any damage or destruction of property owned by Landlord or Tenant and resulting from fire, earthquake, or any other identifiable event of a sudden, unexpected or unusual nature (each, a “Casualty”).

(b)

“Insured Casualty” means any Casualty Damage that (a) is required by the terms of this Lease to be insured against, regardless of whether such insurance is actually carried; or (b) is actually insured against, regardless of whether such insurance is required hereunder. “Landlord Insured Casualty” means any Casualty Damage insured against or required to be insured against by Landlord; and “Tenant Insured Casualty” means any Casualty Damage insured against or required to be insured against by Tenant. “Uninsured Landlord Casualty” means any Casualty Damage for which Landlord does not (and is not required by the terms of this Lease to) maintain insurance coverage.

(c)

“Base Building Improvements” means the following: (i) the Building shell and exterior, (ii) the Building core area, including necessary Base Building Systems within the core, stubbed out to the face of the core wall at locations determined by Landlord, (iii) finished core area toilet rooms, including necessary plumbing fixtures, ceramic tile floors, accessories, ceilings and lighting, (iv) unpainted exterior dry wall or lath and plaster covering the exposed side of all exposed core walls, core and perimeter columns, and the interior exposed side of all exterior building wall areas except at the under windows, (v) public stairways and corridors, (vi) passenger and freight elevators, and finished elevator lobbies, (vii) ground floor lobbies, (viii) loading docks, and (ix) drinking fountains required by applicable building codes. “Base Building Improvements” does not include any Premises Systems, any Premises Improvements (whether Building Standard or otherwise), or any item or improvement that was not part of the Base Building Improvements prior to the occurrence of a Casualty except to the extent any Governmental Authority requires the installation of such additional item or improvement as a condition to permitting or approving any portion of Landlord’s Restoration Work.

(d)

“Project Improvements” means Parking Facilities, exterior plazas, sidewalks, driveways, landscaping, lighting, amenities and all other improvements within the Project that are not located within the Building.

(e)

“Premises Improvements” means all Alterations, Premises Systems, Tenant Improvements, and other improvements in the Premises (irrespective of whether the cost thereof was originally borne by Landlord or Tenant) that are not Base Building Improvements, including the following: (i) ceilings and lighting in the Premises; (ii) floor finish in the Premises (except elevator lobbies and public corridors on single-tenant floors and core area toilet rooms); (iii) interior finishes of any kind within the Premises (except elevator lobbies, public corridors and core area toilet rooms on multi-tenant floors); (iv) interior partitions, doors, and hardware within the Premises; (v) terminal boxes and reheat coils or other HVAC or air distribution devices, including distribution ductwork and controls beyond the core of the Building; (vi) Tenant’s furniture, fixtures and equipment, including telephones, computers and cabling therefor; (vii) distribution of electrical, plumbing, or other utility services from the Building core (including sprinklers); (viii) domestic hot water heater and associated hot water piping; (ix) any and all signs for Tenant and the power therefor; (x) security, fire and life-safety systems throughout the Premises, including exit signs, intercoms and extinguishers; and (xi) window coverings.

(f)

“Landlord’s Restoration Work” means all repair and restoration required under this Lease to be performed at Landlord’s expense following the occurrence of any Casualty. “Tenant’s Restoration Work” means all repair and restoration required under this Lease to be performed at Tenant’s expense following the occurrence of any Casualty.

16.2	Notices of Casualty Damage and Repair Periods

Tenant shall promptly give Notice to Landlord of any Casualty Damage affecting the Premises or Tenant’s access thereto. Within (a) sixty (60) days thereafter, Landlord shall provide Notice to Tenant (the “Repair Period Notice”) indicating the estimated time required (from the date of the Casualty) for Substantial Completion of Landlord’s and Tenant’s Restoration Work (the “Repair Period”). If Landlord has a right to terminate the Lease as a result of the Casualty Damage, the Repair Period Notice shall confirm Landlord’s election to either exercise such termination right or to continue the Lease in effect. If neither Landlord nor Tenant elects to terminate the Lease as permitted under Section 16.3 or Section 16.4, respectively, this Lease shall remain in full force and effect, and Landlord shall (subject to Force Majeure Delays) promptly commence and diligently complete Landlord’s Restoration Work. If this Lease is so terminated by either party, the termination shall be effective thirty (30) days following Notice of such election. Landlord and Tenant hereby waive the provisions of California Civil Code Sections 1932(2), 1933(4), 1941 and 1942, and the provisions of any similar Law now or hereinafter in effect that would permit termination of a lease or the right to make repairs at the Landlord’s expense upon destruction of or damage to leased premises, and agree that the provisions of this Article 16 shall govern exclusively in the event of any Casualty Damage.

16.3	Landlord’s Option To Terminate or Repair

Landlord may terminate this Lease as a result of any Casualty Damage to the Building, or any portion thereof, if (a) in Landlord’s reasonable estimation, the Repair Period would exceed one hundred eighty (180) days (calculated without overtime labor) from the date of the Casualty Damage; (b) such Casualty Damage is uninsured because such insurance coverage was, as determined by Landlord in the exercise of its reasonable business judgment, not readily obtainable at a commercially reasonable premium under existing insurance market conditions at the time of the Casualty, and the estimated cost of Landlord’s Restoration Work exceeds 115% of available proceeds under Landlord’s property insurance; (c) the estimated cost of Landlord’s Restoration Work, irrespective of whether such Casualty Damage is covered by insurance, exceeds twenty-five percent (25%) of the full replacement cost of the Building (provided, however, that if the Casualty Damage is covered by Landlord’s property insurance, Landlord exercises such termination right in a non-discriminatory manner); (d) the Building cannot be restored except in a substantially different structural or architectural form; (e) Project Improvements necessary to the efficient operation of the Building cannot be adequately restored to their necessary function; (f) any Superior Interest Holder does not allow Landlord to use sufficient insurance proceeds to perform Landlord’s Restoration Work; (g) despite Landlord’s reasonable efforts, the proceeds of Landlord’s property insurance are not paid by the insurer; or (h) the Casualty occurs within the twelve (12) month period preceding the Expiration Date, unless Tenant has timely exercised any applicable Option to Extend.

16.4	Tenant’s Option To Terminate

(a)	Tenant’s Repair Period Termination Notice

Provided the Casualty Damage is not the fault of Tenant, Tenant may elect to terminate this Lease as a result of any Casualty Damage materially and adversely affecting Tenant’s ability to conduct business in or gain access to the Premises if (a) the Repair Period Notice indicates that Landlord’s Restoration Work cannot reasonably be expected to be Substantially Completed within one hundred eighty (180) days from the date of the Casualty; or (b) the Casualty occurs within the twelve (12) month period preceding the Expiration Date and would result in Tenant being unable to gain access to or conduct business in the Premises for a period of at least sixty (60) consecutive days. Tenant shall provide Landlord with Notice of any such election by Tenant to terminate the Lease (“Tenant’s Repair Period Termination Notice”) within ten (10) business days following Tenant’s receipt of the Repair Period Notice from Landlord.

(b)	Landlord’s Right to Provide Temporary Space within Project

Notwithstanding the foregoing, however, a Tenant’s Repair Period Termination Notice given as a consequence of a Casualty not occurring during the time period provided in Section 16.4(a) shall be void and of no effect if either (i) within thirty (30) days after receiving Tenant’s Repair Period Termination Notice, or (ii) at the time Landlord provides Tenant with the Repair Period Notice, Landlord states that it intends to complete Landlord’s Restoration Work within three hundred sixty (360) days from the date of the Casualty and agrees to provide Tenant with temporary space in the Building, or, if sufficient space is not available in the Building that is substantially similar to the Premises or that is not otherwise acceptable to Tenant (even if such space is not substantially similar pace), in the building within the Project known as 505 Sansome (if space substantially similar to the Premises is available therein), that is currently available (subject to cosmetic paint, carpet and other installation work that would not delay the ability of Landlord to deliver such temporary space to Tenant beyond a total of thirty (30) days from the date of said Notice) and is substantially similar to the Premises, at an aggregate rent equal to the lesser of (x) that paid by Tenant under this Lease (on a per rentable square foot basis) prior to the date of Casualty, or (y)  the then-applicable fair market rent for such Substitution Space, for the period that Landlord proceeds with Landlord’s Restoration Work. Landlord shall pay for Tenant’s direct, out-of-pocket costs of relocating to the temporary space and for the cost of moving Tenant back into the Premises (including, without limitation re-installing and de-installing Tenant’s computers and voice/data equipment). In the event Landlord timely agrees to provide Tenant with such temporary space, this Lease shall not terminate as a consequence of said Casualty, and Tenant shall either (I) relocate to such temporary space upon request of Landlord, or (II) in lieu of accepting such relocated space (and in lieu of Landlord’s obligation to reimburse Tenant for any relocation costs), provide Notice to Landlord within five (5) days’ of Landlord’s Notice of relocation, that Tenant elects to relocate to temporary premises of its choice for the period given Landlord to complete the repairs to the Premises. If Landlord has not offered to relocate Tenant to alternate space as permitted hereunder (and actually relocates Tenant to such temporary space if Tenant timely accepts such offer), or if Landlord fails to substantially complete the repairs to the Premises within one (1) year from the occurrence of the damage, then Tenant shall have the right to terminate this Lease within thirty (30) days after the expiration of such one-year period and the termination shall be as of a date specified in such notice which shall be no less than thirty (30) days nor more than ninety (90) days after the giving of such notice.

(c)	Tenant Failure to Deliver Repair Period Termination Notice

If Tenant does not provide Landlord with Tenant’s Repair Period Termination Notice within the ten (10) business day period required by Section 16.4(a), Tenant shall be deemed to have elected not to terminate this Lease. Notwithstanding the foregoing, if Tenant was entitled to, but elected not to, exercise its right to terminate this Lease following the receipt of a Landlord Repair Notice indicating that Landlord’s Restoration Work cannot be Substantially Completed within the time period provided in Sections 16.4(a) or 16.4(b), and Landlord does not substantially complete Landlord’s Restoration Work within the time period indicated in Landlord’s Repair Notice, as such period shall be extended to the extent of any Tenant Delay or Force Majeure Delays (up to a maximum of sixty (60) days delay for force majeure), then Tenant may terminate this Lease by written notice to Landlord within thirty (30) days after the expiration of such period, as the same may be so extended (“Tenant’s Restoration Work Termination Notice”). Tenant’s Restoration Work Termination Notice shall be effective thirty (30) days after the delivery thereof to Landlord unless Landlord prior to the expiration of said thirty (30) day period shall Substantially Complete Landlord’s Restoration Work.

16.5	Rent Abatement Due to Casualty

If, as a result of any Casualty Damage, Tenant is unable to gain access to and conduct business in the Premises, Tenant shall be entitled to a proportionate abatement of Base Rent and Additional Rent payable by Tenant under Section 4.7 from the date of the Casualty Damage through the date the Lease is terminated or the earlier of (i) the date Tenant occupies substantially all of the Premises subject to the Casualty Damage; or (ii) the date Landlord’s and Tenant’s Restoration Work is Substantially Completed (or, in the event of any Tenant Delay, the date all such work would have been so completed in the absence of such Tenant Delay) (the “Restoration Work Completion Date”). The amount of such abatement shall be equal to the product of the Base Rent and Expense Increases payable during the restoration period, multiplied by a fraction, the numerator of which is the RSF of that portion of the Premises that is rendered unusable by the Casualty Damage, and the denominator of which is the RSF of the entire Premises. In the case of any temporary space provided by Landlord pursuant to this Article, such abatement shall be equal to the amount by which the Base Rent plus Tenant’s Share of Expense Increases payable for the Premises from the Casualty Notice Date through the Restoration Work Completion Date exceeds the fair market Base Rental value of such temporary space plus the equitably adjusted (based on rentable square feet) Tenant’s Share of Expense Increases for such temporary space for such period of time. Tenant’s right to an abatement of Base Rent as described in this Section 16.5 shall be Tenant’s sole remedy in connection with any Casualty Damage described in this Article 16 and the repair thereof, and Tenant shall have no claim for, and hereby releases Landlord and all Landlord Parties from all Claims arising out of any Casualty Damage to the Premises, the Building or the Project or the repair or restoration thereof, including any cost, loss or expense resulting from any loss of use or any inconvenience or annoyance thereby occasioned.

16.6	General Repair and Restoration Obligations

(a)

In the event of any Casualty Damage, provided this Lease is not terminated by either party pursuant to the terms of this Article 16, Landlord shall (subject to Force Majeure Delays) promptly commence and diligently complete, at Landlord’s expense (subject to Landlord’s right to include Landlord Deductible Amounts in Expenses), the repair and restoration of those Base Building Improvements and Project Improvements located in or directly serving the Premises (including those Base Building Improvements and Project Improvements that are reasonably necessary for access to the Premises and Parking Facilities). Such repair or restoration shall be to substantially the same condition as existed prior to the occurrence of the Casualty; provided, however, Landlord may make any modifications that are (i) required by Laws, (ii) required by any Superior Interest Holder (provided the Premises is not materially adversely affected), or (iii) deemed by Landlord to be necessary or desirable and approved by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed, and provided that, upon completion, access to the Premises and the Parking Facilities is not materially impaired. Upon the occurrence of any Casualty Damage to the Premises Improvements, if the Lease is not terminated, Tenant shall deposit into a third party escrow account reasonably acceptable to Landlord all insurance proceeds payable to Tenant under Tenant’s property insurance covering loss of or damage to Tenant’s Premises Improvements, and Landlord shall repair such Casualty Damage and return the Premises Improvements to their original condition; provided, that if the cost of such repairs exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the portion of the repair costs not covered by such insurance proceeds (including any deductible or self-insured retention amounts under such policies) shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of such Casualty Damage, except to the extent that Tenant elects to relieve Landlord of the obligation to restore the Premises Improvements (i.e., to the extent that the total cost to repair the Premises Improvements exceeds the available insurance proceeds, Tenant shall pay the difference to Landlord, except to the extent that Tenant elects instead to reduce the scope of Landlord’s obligation to repair the Premises to bring the cost down to the sum of the available insurance proceeds and the amount Tenant elects to pay to Landlord). Landlord and Tenant shall each pay one half of the costs of such escrow, and funds therefrom shall be disbursed to Landlord (or to any party designated by Landlord) on a progress payment basis following receipt of conditional or unconditional lien releases (as appropriate), for all costs and expenses incurred by Landlord in connection with the repair of Casualty Damage to the Premises Improvements pursuant to a disbursement procedure approved by Landlord and Tenant, which approval shall not be withheld so long as such procedure reflects commercially reasonable disbursement standards for construction loans.

(b)

Within thirty (30) days following completion of restoration of the Premises, Tenant shall be entitled to receive Tenant’s Excess Restoration Proceeds, if any. If this Lease is not terminated by either party as a result of the Casualty, or if this Lease is terminated following a Casualty Damage because Landlord has not substantially complete repairs to the Premises with the time required by Section 16.4(c) “Tenant’s Excess Restoration Proceeds” means the difference between (i) the sum of all proceeds of Tenant’s property insurance and all uninsured costs of restoring the Premises Improvements paid by Tenant, including any deductible and self-insured retention amounts; and (ii) all actual costs incurred in connection with the restoration (including any replacements) to their original condition of the Premises Improvements. If this Lease is terminated by either party as a result of any Casualty other than as hereinabove provided, “Tenant’s Excess Restoration Proceeds” means the difference between (iii) the sum of all proceeds of Tenant’s property insurance and all uninsured costs of restoring the Premises Improvements not repaired, including any deductible and self-insured retention amounts; and (iv) the sum of (A) all actual costs incurred in connection with the restoration (including any replacements) to their original condition of those Premises Improvements that Landlord elects to retain, and (B) all additional costs actually incurred by Landlord in restoring the Premises to the condition in which Tenant would, in the absence of the Casualty, have been required to surrender it upon the expiration or sooner termination of the Lease. All Tenant’s obligations with respect to the assignment of insurance proceeds and payment for uninsured costs of restoring Premises Improvements, and all obligations of Landlord for the refund to Tenant of Tenant’s Excess Restoration Proceeds, shall survive the expiration or termination of this Lease.

17.	CONDEMNATION

17.1	Termination as to Portion Taken

Subject to the Temporary Taking provisions of this Lease, if all or a part of the Premises is taken by any public or quasi-public authority (collectively, “Condemnor”), whether under the power of eminent domain or a conveyance by Landlord in lieu thereof (collectively, “Condemnation”), this Lease shall terminate as to any portion of the Premises so taken or conveyed on the date title or the right to possession vests in the Condemnor. Tenant waives the benefit of Sections 1265.110 through 1265.160 of the California Code of Civil Procedure, and agrees that the provisions of this Article 17 shall govern in the event of any Condemnation.

17.2	Partial Taking of Premises

If a portion of the Premises is taken by Condemnation and neither party exercises its right, if any, under this Article 17 to terminate this Lease as a result thereof, Landlord shall restore the remaining portion of the Premises to an architectural whole, this Lease shall remain in effect as to the remaining portion of the Premises and the Base Rent for the Premises shall be reduced by an amount equal to the product of the monthly Base Rent in effect during the restoration period, multiplied by a fraction, the numerator of which is the rentable square footage of that portion of the Premises that is taken in the Condemnation, and the denominator of which is the rentable square footage of the Premises immediately prior to such Condemnation. Tenant’s Share shall also be proportionately reduced. If, after a partial Condemnation resulting in the taking of at least 35% of the Premises, Tenant is not reasonably able to continue the operation of its business in the Premises or if Landlord elects not to restore the remaining portion of the Premises to an architectural whole, this Lease may be terminated by either Landlord or Tenant upon Notice to the other within thirty (30) days following the Condemnation. Such Notice shall specify the date of termination, which shall be not less than thirty (30) or more than sixty (60) days after the giving of such Notice. If such Notice of termination is given, the Lease and all interest of Tenant in the Premises shall terminate as of the date specified in the Notice. “Temporary Taking” means a Condemnation of all or a portion of the Premises on a temporary basis, the duration of which will expire prior to the Expiration Date. Notwithstanding any other provision to the contrary in this Article 17, this Lease shall not terminate by reason of any Temporary Taking, but Tenant’s obligation to pay monthly Base Rent and Expenses for the portion of the Premises subject to such Temporary Taking shall abate for the period during which such Temporary Taking is in effect.

17.3	Partial Taking of Project

If any portion of the Project is taken by Condemnation, whether any portion of the Premises is taken or not, and Landlord (or any Superior Interest Holder) determines that it is not economically feasible to continue operating the Project or the Building, then Landlord shall have the option, for a period of sixty (60) days following the Condemnation, to elect to terminate this Lease, provided that Landlord shall not exercise such option unless Landlord also terminates the leases of all other tenants in the Project. If Landlord determines that it is economically feasible to continue operating such Building or Buildings following such Condemnation, then this Lease shall remain in effect, and Landlord shall, at Landlord’s expense, restore the remaining portions of the Project to an architectural whole. Any Notice by Landlord of its election to terminate the Lease pursuant to this Section shall specify the date of termination, which shall be not less than thirty (30) or more than sixty (60) days after the giving of such Notice. If such Notice of termination is given, the Lease and all interest of Tenant in the Premises shall terminate as of the date specified in the Notice.

17.4	Allocation of Compensation

Landlord shall be entitled to any and all compensation, damages, income, rent, awards, or any interest therein whatsoever that may be paid in connection with any Condemnation. Without limiting the generality of the foregoing, Tenant agrees that it shall have no claim against Landlord or the Condemnor for the value of any unexpired portion of the Term or for the value of any Premises Improvements, and Tenant hereby assigns all such claims to Landlord. Notwithstanding the foregoing, Tenant shall be entitled to make a separate claim directly to the Condemnor for Tenant’s relocation expenses and for any loss of or damage to Tenant’s Property, provided Landlord’s recovery for such Condemnation is not thereby diminished.

18.	SIGNS

Tenant acknowledges that, at the present time, Landlord does not maintain a ground floor Building tenant directory, and as, such, no such directory identification or signage is provided to tenants of the Building. If, in the future, Landlord elects to place such tenant directory signage in the Building (which may be a physical directory or an electronic directory), Landlord will offer to Tenant such identification thereon as Landlord provides generally to tenants of the Building. Notwithstanding anything to the contrary in this Article 18, Landlord will not unreasonably withhold its approval to the placement by Tenant of custom Tenant identification signage in the lobby of the 10th and 11th floors and, subject to Landlord’s approval in accordance with the terms of this Lease, so long as Tenant and any Transferee under a Permitted Transfer are the sole occupants of the Premises, Tenant shall have the right to control any Tenant identification signage (excluding Landlord required signage relating to Building life safety, path of travel and Building maintenance/operations signage) on the floors on which the Premises are located. Tenant shall remove any such items upon the expiration or sooner termination of this Lease, and shall repair any damage to the Premises or the Building caused by any installation, maintenance or removal of same, all at Tenant’s expense. If any such items are installed without Landlord’s consent, or are not timely removed, or repairs are not timely made, Landlord shall have the right (but not the obligation) to remove any or all of such items and/or repair any such damage or injury, all at Tenant’s sole cost and expense.

19.	RIGHTS OF LANDLORD

19.1	Inspection

Landlord, its agents, employees and contractors, shall have the right upon reasonable advance verbal notice to Tenant (which notice shall not be required in the event of an emergency, in which case, Landlord shall use its good faith efforts to give Tenant notice of its entry as soon as is reasonably possible, which may, if circumstances reasonably require, be after Landlord’s entry) at reasonable times to enter the Premises: (a) make inspections; (b) exhibit the Premises to prospective purchasers, lenders or tenants (provided that Landlord shall only have the right to enter the Premises to so submit them to prospective tenants during the last nine (9) months prior to the then applicable expiration of the Lease term); (c) determine whether Tenant is complying with all of its obligations under this Lease; (d) supply janitorial and other services to be provided by Landlord to Tenant under this Lease; (e) post notices of non-responsibility; and (f) make repairs or improvements in or to the Building or the Premises. Except with respect to the performance of Landlord’s Work in accordance with the Improvement Agreement, where the terms and conditions thereof shall control, in performing any work in the Premises, Landlord shall use its good faith efforts to minimize any disruption of Tenant’s business or interference with Tenant’s beneficial use and enjoyment of the Premises by performing any extraordinarily noisy or disruptive work after Normal Hours or on weekends to the extent such procedures would be generally followed by managers of other first-class office buildings in the San Francisco financial district (except to the extent an emergency and/or applicable laws require otherwise, as reasonably determined by Landlord). Tenant waives any claim for damages for any injury or inconvenience to, or interference with, Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned by such entry. Landlord shall at all times have and retain a key with which to unlock all of the doors in, on or about the Premises (excluding Tenant’s approved vaults, safes and similar areas designated by Tenant in writing in advance), and Landlord shall have the right to use any and all means that Landlord may deem proper to open such doors to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any such means, or otherwise, shall not under any circumstances be deemed or construed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from any part of the Premises. Such entry by Landlord shall not constitute a termination, or give rise to any right of abatement, of Tenant’s obligations under this Lease. If Landlord shall be required to obtain entry by means other than a key provided by Tenant, the cost of such entry shall by payable by Tenant to Landlord as Additional Rent within ten (10) days following Landlord’s demand therefor.

19.2	Landlord Rights

Landlord reserves the following rights, exercisable without Notice and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for offset or abatement of Rent, to (a) designate and/or approve prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises and the general appearance of all areas of the Premises visible from the exterior; (b) grant any party the exclusive right to conduct any business or render any service in the Building or Project, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purposes permitted under this Lease; (c) prohibit the placement of vending machines and video or other electronic games in the Premises; and (d) retain at all times master keys or pass keys to the Premises.

19.3	Control of Project

All of the outside walls, windows and roof areas of the Project, and all space within the Premises used for shafts, stacks, pipes, conduits, ducts, electric or other utilities, Project facilities and Base Building Systems, along with the use thereof and access thereto, are reserved to Landlord. Landlord reserves the right from time to time to install, use, maintain, repair, relocate and replace, at Landlord’s expense, pipes, ducts, conduits, wires, and appurtenant meters and equipment for service to the Premises or to other parts of the Project that are above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Building whether located within the Premises or elsewhere in the Project. Landlord shall have the right in its sole discretion, at any time and from time to time, subject to Landlord maintaining access to the Premises in accordance with Section 8.2 of this Lease, but otherwise without the same constituting a breach of Landlord’s covenant of quiet enjoyment or an actual or constructive eviction, and without incurring any liability to Tenant or otherwise affecting Tenant’s obligations under this Lease: (a) to change the location, size, shape and number of the Project’s driveways, entrances, parking spaces, Parking Facilities, hallways, corridors, lobby areas, walkways and other Common Areas; (b) to change the manner of ingress and egress and the direction of driveways; (c) to close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Building and the Premises remains available; (d) to construct additional improvements in the Common Areas or remove existing improvements therefrom; (e) to use the Common Areas while engaged in making improvements, repairs or alterations to the Project or any portion thereof; (f) to construct additional buildings, signs or other structures upon the Project; (g) to make any other changes in, to or with respect to the Project or any portion thereof as Landlord may deem to be appropriate; and (h) to temporarily close any of the Common Areas or other portions of the Project under any circumstances that Landlord reasonably perceives to constitute an emergency or when Landlord otherwise deems such closure necessary. Landlord shall be permitted to grant such easements, grants, dedications and other consents or permissions as Landlord may deem necessary or desirable. Landlord may at any time and from time to time, change the name and address of the Building or Project. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment determines best promotes the interest of Landlord in the Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Term, occupy any space in the Project.

19.4	Trademark Protection

The name “Transamerica,” the Transamerica Pyramid building and the Transamerica Pyramid logo are all federally registered trademarks and service marks of Transamerica Corporation and may not be used without Transamerica Corporation’s prior written consent. No license for any use thereof has been granted to Tenant, and Tenant acknowledges that any unauthorized use thereof may violate copyright laws, trademark laws, privacy and publicity laws and communications regulations and statutes. Tenant acknowledges that the name, image and likeness of the Transamerica Pyramid, along with all representations thereof, are valuable intellectual property assets of Landlord and certain of Landlord’s affiliates. Accordingly, Tenant shall not, without the prior written consent of Landlord (which may be withheld in Landlord’s sole discretion), use or permit the use of the name of the Transamerica Pyramid for any purpose other than as part of the address for the Premises, or use or permit the use of, for any purpose whatsoever, any image or rendering of, or any design based on, the exterior appearance or profile of the Transamerica Pyramid.

20.	FINANCIAL STATEMENTS; REPRESENTATIONS OF TENANT

20.1	Financial Statements

Within ten (10) days after Landlord’s written request, Tenant shall deliver to Landlord, or to any actual or prospective holder of a Superior Interest (“Holder”) that Landlord designates, such financial statements as are reasonably required by such Holder to verify the financial condition of Tenant (or any assignee, subtenant or guarantor of Tenant). Tenant represents and warrants to Landlord and such Holder that each financial statement delivered by Tenant shall be accurate in all material respects as of the date of such statement and fairly reflect the financial condition of Tenant. All financial statements shall be kept confidential by Landlord or any such Holder and shall only be used for the purposes stated herein. Tenant shall not be obligated to prepare any financial statements that have not already been prepared by Tenant, and so long as Tenant is regulated by the Securities and Exchange Commission, Tenant may satisfy Tenant’s obligations under this Paragraph 17(c) by delivering a copy of Tenant’s most recently filed FOCUS report (or such other comparable financial report to the SEC as may be filed by Tenant pursuant to future laws or regulations).

20.2	Representations and Warranties of Tenant

Tenant makes the following representations and warranties, each of which is material and is being relied upon by Landlord, is true in all respects as of the date of this Lease, and shall survive the expiration or termination of the Lease:

(a)

If Tenant is an entity, Tenant is duly organized, validly existing and in good standing under the Laws of the state in which it was organized, and is qualified to do business and in good standing in the State. The persons executing this Lease on behalf of Tenant have been duly authorized and directed to do so on behalf of Tenant and to bind Tenant without the necessity for consent or approval of any other person. Tenant has full power, capacity, authority and legal right to execute and deliver this Lease and to perform all of its obligations hereunder. This Lease is a legal, valid and binding obligation of Tenant, enforceable in accordance with its terms. The execution hereof or performance hereunder by Tenant does not and will not cause Tenant to be in default under any other agreement to which Tenant is a party.

(b)

Tenant has, and will have throughout the Term, the financial capacity to meet its obligations under this Lease as they come due, and all permits, authorizations and licenses that may be required by Law for the conduct of Tenant’s Permitted Use in the Premises. All financial statements and financial information furnished by Tenant to Landlord prior to the execution of this Lease fairly, accurately and completely reflect the financial condition of Tenant, and Tenant acknowledges that Landlord materially relied upon all such information in making its decision to enter into this Lease with Tenant. Tenant has not: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made any offer of settlement, extension or composition to its creditors generally.

(c)

Tenant represents, warrants and covenants that Tenant and each partner, member or stockholder in or of Tenant, are in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”), and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”), and in enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”). Without limiting the generality of the foregoing, Tenant represents, warrants and covenants that neither Tenant, nor to Tenant’s knowledge, any partner, member or stockholder in or of Tenant: (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC pursuant to any other applicable Orders (such lists being collectively referred to as the “Lists”), (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) is owned or controlled by, or acts for or on behalf of, any person on the Lists or any other persons who have been determined by competent authority to be subject to the prohibitions contained in the Orders. Tenant agrees to execute such certificates as may be reasonably requested by Landlord from time to time to enable Landlord to comply with the Orders and/or any anti-money laundering laws as relates to this Lease.

21.	ESTOPPEL CERTIFICATES

21.1	Tenant Estoppel

Within ten (10) business days following Landlord’s request therefor, Tenant shall execute, acknowledge and deliver to Landlord (or to its designee), an Estoppel Certificate in substantially the form attached hereto as Exhibit E, with such modifications as may be necessary to cause the statements made therein to be factual, along with any other statements confirming facts concerning this Lease reasonably requested by Landlord. Any such Estoppel Certificate may be relied upon by Landlord, any current or prospective Superior Interest Holder, and any prospective purchaser of any interest of Landlord in the Building or the Project. Tenant acknowledges its obligation to pay late charges as provided in Section 3.3 for each day that Tenant is late in providing any such Estoppel Certificate, commencing on the 11th day following Landlord’s request therefor. If Tenant has not provided any such Estoppel Certificate within twenty (20) days following Landlord’s written request therefor, Tenant hereby appoints Landlord as Tenant’s attorney-in-fact, which appointment is coupled with an interest, to execute, acknowledge and deliver any such Estoppel Certificate for and on behalf of Tenant, without any liability on the part of Landlord for the accuracy of any information contained therein, and Tenant shall thereupon be deemed to have acknowledged the accuracy of all information set forth therein for the benefit of Landlord, any current or prospective Superior Interest Holder, and any prospective purchaser of any interest of Landlord in the Project.

21.2	Landlord Estoppel

At any time and from time to time, in the context of a sale of Tenant’s business or a financing thereof only, within ten (10) business days following a written request from Tenant, Landlord shall execute and deliver to Tenant a statement certifying (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect), (ii) the current amounts of and the dates to which the monthly Base Rent and the payments of Tenant’s Share of Expense Increases have been paid, (iii) the amount of the Security Deposit, and (iv) to the best of Landlord’s knowledge that Tenant is not in default under this Lease (or if Tenant is in default, specifying the nature of such default).

22.	QUIET ENJOYMENT; MORTGAGEE PROTECTION

22.1	Covenant of Quiet Enjoyment

Landlord covenants that Tenant shall peaceably and quietly have, hold and enjoy the Premises during the Term, subject to all of the terms and conditions of this Lease, without disturbance by Landlord or any person lawfully claiming by, through or under Landlord, provided that Tenant (a) timely and properly pays all Rent due under this Lease; and (b) timely keeps, observes and fully satisfies all other covenants, obligations and agreements of Tenant under this Lease.

22.2	Subordination and Attornment

This Lease, along with all rights of Tenant hereunder, is and shall be subject and subordinate to: (a) all ground leases encumbering all or any portion of the Project (each, a “Superior Lease”); (b) all mortgages or deeds of trust encumbering all or any portion of the Project (each, a “Superior Mortgage”), whether or not affecting properties or interests other than the Premises or the Project; (c) each and every advance made or hereafter to be made under each Superior Mortgage; (d) all renewals, modifications, replacements and extensions of any Superior Lease; and (e) all renewals, modifications, replacements, extensions, spreaders and consolidations of any Superior Mortgage (all such interests in clauses (a) through (e) collectively, whether in existence as of the date of this Lease, or first encumbering all or any portion of the Project after the date of this Lease, being referred to as the “Superior Interests,” and each holder of any such Superior Interest [including its successors in interest], a “Superior Interest Holder”). Landlord hereby represents to Tenant that there is no Superior Interest which exists as of the date of this Lease. Notwithstanding the foregoing, any Superior Interest Holder may elect, at any time, to subordinate its Superior Interest to the lien of this Lease. If any Superior Interest Holder succeeds to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed (such party so succeeding to Landlord’s rights herein called “Successor Landlord”), then Tenant shall attorn to and recognize such Successor Landlord as Landlord under this Lease, and this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant, and Successor Landlord shall not disturb Tenant’s quiet enjoyment and possession of the Premises for so long as Tenant faithfully performs its obligations under the Lease. No Successor Landlord shall be (w) deemed to have assumed or to otherwise have liability for any default, act or omission of any Landlord having an interest in the Project prior to the date such Successor Landlord acquires title thereto; (x) subject to any defense that accrued to Tenant prior to such date, or (y) bound by any modification of the Lease made without the prior written consent of such Successor Landlord, unless such modification is made before Tenant receives written notice of the Superior Interest held by such Successor Landlord; or (z) bound by any Rent paid more than one month in advance, unless such Rent is actually received by Successor Landlord. The agreements set forth in this Section 22.2 shall be self-operative and no further agreement of Tenant shall be necessary in order to effect any such subordination and attornment; however, with respect to the interest of any Superior Interest Holder first encumbering all or any portion of the project after the date of this Lease and to which Landlord intends that this Lease be subordinate to the interest of the Superior Interest Holder, Landlord shall provide to Tenant a Subordination, Non-Disturbance and Attornment Agreement (an “SNDA”) on a commercially reasonable form (in the context of a creditworthy tenant similar to the creditworthiness of Tenant and occupying space in a first class office central business district high rise office building located in a major metropolitan city such as Los Angeles, Chicago, New York or San Francisco) of an institutional lender or major life insurance company.

22.3	Cure Rights

Tenant shall give each Superior Interest Holder of which Tenant has notice, in the manner provided for in Section 32.1, a copy of every Notice of default given by Tenant to Landlord, concurrently with the giving of such Notice to Landlord. Subject to the any contrary terms in any SNDA, If Landlord fails to cure such default within the time provided for in this Lease, then such Superior Interest Holder shall have an additional reasonable period within which to cure such default, or if such default cannot be cured without the Superior Interest Holder pursuing its remedies against Landlord, then such additional time as may be reasonably necessary, provided the Superior Interest Holder commences and thereafter diligently pursues the remedies necessary to cure such default (including commencement of foreclosure proceedings, if necessary to effect such cure). Nothing in this Section 22.3 shall relieve Landlord of any liability it has for any such default.

23.	TENANT’S DEFAULT

A default by Tenant under this Lease shall be deemed to have occurred, without the necessity of any prior Notice thereof from Landlord or any opportunity to cure, if (a) any Rent required to be paid by Tenant hereunder is not received by Landlord on or before the date such Rent is due; (b) Tenant fails to fully perform any other obligation required of Tenant under this Lease within the time required for such performance; or (c) Tenant fails to timely pay any amount due or fully perform in a timely manner any other obligation of Tenant within the time required for such payment or performance under the terms of any other agreement between Landlord and Tenant. Tenant acknowledges that being in default may limit certain rights of Tenant under this Lease. The occurrence of any of the following shall constitute an event of default on the part of Tenant (“Event of Default”), permitting Landlord to exercise the remedies specified in Article 24:

23.1	Failure to Pay Rent

Tenant’s failure to pay any Rent required to be paid under this Lease within five (5) days following Notice from Landlord that such Rent is due and unpaid.

23.2	General Non-Monetary Defaults

Tenant’s failure to perform any of Tenant’s covenants, agreements or obligations under this Lease, to the extent a time for performance is not otherwise specified in this Article 23 within thirty (30) days following Notice from Landlord to do so. However, if such default is of a nature that could not reasonably be considered curable within such thirty (30) day period despite Tenant’s diligent efforts, then the thirty (30) day cure period shall be increased to that number of days as may be reasonably required under the circumstances, provided that (a) Tenant commences to cure such default within ten (10) days following Notice from Landlord to cure such default and thereafter diligently and continuously pursues a course of action to complete such cure within the shortest possible time; and (b) such default has been completely cured within sixty (60) days following Landlord’s Notice, as such time period is extended by Force Majeure.

23.3	Special Non-Monetary Defaults

Tenant’s failure, within ten (10) days following Notice from Landlord, to timely execute, acknowledge where requested, and deliver any financial statements, Estoppel Certificate or SNDA in the manner and within the time required by Articles 20 and 21, and Section 22.2, respectively; to timely remove any lien as required by Section 9.4; or to timely restore any insurance required to be maintained by Tenant pursuant to this Lease if any such insurance expires or is canceled, reduced or materially changed; or any Transfer without the prior written consent of Landlord if such consent is required by the terms of Article 13.

23.4	Assignment for Creditors; Bankruptcy

A general assignment by Tenant for the benefit of creditors, the filing of a voluntary or involuntary petition in bankruptcy by or against Tenant that remains undischarged for a period of sixty (60) days; or the receivership, attachment, or other judicial seizure of substantially all of Tenant’s assets, which attachment or other seizure remains undismissed or undischarged for a period of sixty (60) days after the levy thereof.

Tenant agrees that any Notice of default described above, including any Notice required in order for Landlord to commence an unlawful detainer proceeding, shall replace and satisfy any equivalent or lesser statutory notice requirement, including any notices required by California Code of Civil Procedure §1161 (provided that the Notice satisfies the requirements of California Code of Civil Procedure §1161). When a statute requires service of a notice in a particular manner, service of such notice in the manner required by this Lease shall replace and satisfy the statutory service of notice procedures, including those required by California Code of Civil Procedure §1162.

24.	LANDLORD’S REMEDIES

Upon the occurrence of any Event of Default by Tenant, Landlord shall have the right to pursue any one or more of the following remedies in addition to any other remedies available to Landlord at law or in equity, all of which remedies shall be deemed to be cumulative and not exclusive:

24.1	Termination

Landlord may terminate this Lease and recover possession of the Premises, and Tenant shall thereupon immediately surrender the Premises to Landlord. If Landlord elects to terminate the Lease, Landlord may recover from Tenant all of the following:

(a)	the worth at the time of award of any Rent that, at the time of such termination, is due and unpaid; plus

(b)

the worth at the time of award of the amount by which the unpaid Base Rent and Additional Rent due and payable that would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

(c)

the worth at the time of award of the amount by which the unpaid Base Rent and Additional Rent due and payable for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(d)

any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course would be likely to result therefrom, including (i) any costs or expenses incurred by Landlord (a) in retaking possession of the Premises; (b) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering, remodeling or rehabilitating the Premises or any affected portions of the Building or the Project, including such actions undertaken in connection with the reletting or attempted reletting of the Premises to a new tenant or tenants; (c) for leasing commissions, advertising costs and other expenses of reletting the Premises; or (d) in carrying the Premises, including taxes, insurance premiums, utilities and security precautions; (ii) to the extent not duplicative of any amounts recovered under Subparagraphs (a) through (c) of this Section 24.1 (A) any unearned brokerage commissions paid in connection with this Lease; (B) reimbursement of the unamortized balance (assuming amortization of such amounts on a straight-line basis over the Term) of any previously waived or abated Base Rent or Additional Rent or any free rent or reduced rental rate granted hereunder; and (C) any concession made by Landlord to or for the benefit of Tenant in consideration of this Lease including any moving allowances, contributions, payments or loans by Landlord for tenant improvements or build-out allowances, if any, or assumptions by Landlord of any of Tenant’s previous lease obligations; plus

(e)

reasonable attorneys’ fees incurred by Landlord as a result of Tenant’s default and any exercise by Landlord of its remedies, along with all costs if suit is filed by Landlord to enforce such remedy (including all such fees and costs for any matters on appeal); plus

(f)	at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted by Law.

As used in paragraphs (a) and (b) of this Section, the “worth at the time of award” is computed by allowing interest at an annual rate equal to twelve percent (12%) per annum or the maximum rate permitted by law, whichever is less. As used in paragraph (c) of this Section, the “worth at the time of award” is computed by discounting such amount at the discount rate of Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%). For purposes of computing Expense Increases for the Comparison Year in which this Lease is terminated and each future Comparison Year in the Term, Expenses for the Comparison Year in which this Lease is terminated shall be annualized based on the then current statement of estimated Expense Increases provided to Tenant by Landlord, and said amount shall be increased for each subsequent Comparison Year of the Term by an amount equal to the average rate of increase in Expenses for the prior three (3) years (including the Comparison Year in which the Lease is terminated).

24.2	Mitigation of Damages

If Landlord terminates this Lease or Tenant’s right to possession of the Premises, Landlord shall have no obligation to mitigate Landlord’s damages except to the extent required by Law. If Landlord has not terminated this Lease or Tenant’s right to possession of the Premises, Landlord shall have no obligation to mitigate under any circumstances and may permit the Premises to remain vacant or abandoned. If Landlord is required to mitigate damages as provided herein: (a) Landlord shall be required only to use reasonable efforts to mitigate, which shall not exceed such efforts as Landlord generally uses to lease other space in the Building, (b) Landlord will not be deemed to have failed to mitigate if Landlord or its affiliates lease any other portions of the Building or other projects owned by Landlord or its affiliates in the same geographic area, before reletting all or any portion of the Premises; and (c) any failure to mitigate as described herein with respect to any period of time shall only reduce the Rent and other amounts to which Landlord is entitled hereunder by the reasonable rental value of the Premises during such period. In recognition that the value of the Building depends on the rental rates and terms of leases therein, Landlord’s rejection of a prospective replacement tenant based on an offer of rentals below Landlord’s published rates for new leases of comparable space at the Building at the time in question, or (at Landlord’s option) below the rates provided in this Lease, or containing terms less favorable than those contained herein, shall not give rise to a claim by Tenant that Landlord failed to mitigate Landlord’s damages.

24.3	Continuation of Lease

Upon the occurrence of any Event of Default, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity and under this Lease, the remedy described in California Civil Code §1951.4 (which provides that a landlord may continue the Lease in effect after Tenant’s breach and abandonment, and recover Rent as it becomes due, provided Tenant has the right to sublet or assign, subject only to reasonable limitations). In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. For purposes of this Section 24.3, and by way of example only, the following acts by Landlord shall not under any circumstances constitute the termination of Tenant’s right to possession of the Premises: (a) acts of maintenance or preservation or efforts to relet the Premises, including alterations, remodeling, redecorating, repairs, replacements and/or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof, or (b) the appointment of a receiver upon the initiative of Landlord to protect Landlord’s interest under this Lease or in the Premises.

24.4	Cumulative Remedies

The remedies herein provided are not exclusive and Landlord shall have any and all other remedies provided herein or by law or in equity, including the right to all provisional remedies such as specific performance, injunction, and declaratory relief. No act or omission of Landlord pursuant to this Article 24 shall be construed as an election to terminate this Lease unless Landlord provides Tenant with express Notice of such intention or unless such termination is decreed by a court of competent jurisdiction.

24.5	No Surrender

No act of Landlord or of any Landlord Party, including Landlord’s acceptance of the keys to the Premises, shall constitute Landlord’s acceptance of a surrender or abandonment of the Premises by Tenant prior to the expiration of the Term unless such acceptance is expressly acknowledged by Landlord in a written agreement executed by both parties. At Landlord’s option, a surrender and termination of this Lease shall operate either (a) as an assignment to Landlord of any or all subleases of the Premises (without effecting a merger); or (b) as a merger resulting in the termination of any or all such subleases. Landlord’s option may be exercised as to each such sublease by written notice to each subtenant given at any time within thirty (30) days following the effective date of the surrender and termination. Landlord’s failure to provide such notice to any individual subtenant shall constitute an election by Landlord that the surrender and termination of this Lease shall not operate as a merger resulting in the termination of such sublease.

24.6	No Counterclaims; Waiver of Redemption

Tenant acknowledges that its obligation to pay Rent hereunder is a condition as well as a covenant, and that such obligation is independent of any and all covenants of Landlord hereunder. Tenant shall not interpose any counterclaim of whatever nature or description in any summary proceeding commenced by Landlord for non-payment of Rent. Tenant waives any rights of redemption or relief from forfeiture under California Civil Code Section 3275 and California Code of Civil Procedure Sections 1174 and 1179, or under any other applicable present or future Law, if Tenant is evicted or Landlord takes possession of the Premises by reason of any Event of Default.

25.	LANDLORD’S RIGHT TO PERFORM

Without limiting the rights and remedies of Landlord described in Article 24, if Tenant is in default in the performance of any of its obligations hereunder (irrespective of whether any Event of Default has occurred), and such default shall continue for the applicable Notice and cure period, if any, or if none for ten (10) days (or such shorter period as may be reasonable under emergency circumstances), then, upon Notice to Tenant (provided that no notice need be given in the event of an emergency), Landlord may, but shall not be required to, perform any such obligation (including the making of any payment). If Landlord performs any such obligations of Tenant, Tenant shall pay to Landlord, as Additional Rent, within ten (10) days following demand, all necessary costs and expenses incurred by Landlord in connection with such performance, with interest thereon at the Interest Rate.

26.	LIABILITY OF LANDLORD

26.1	Landlord’s Default

Landlord shall not be in default under the Lease unless Landlord has failed to perform any obligation required to be performed by Landlord hereunder within thirty (30) days following Notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days is required to effect such cure, then Landlord shall not be in default unless Landlord fails to commence such cure within such thirty (30) day period and thereafter diligently pursue such cure to completion. Tenant shall have no right to make repairs at the expense of Landlord (through deductions against Rent or otherwise), in the event of any default by Landlord. Tenant’s sole remedies in the event of any other default by Landlord shall be limited to actions for damages or injunctive relief; provided, however, subject to the periods of time provided under this Lease where an abatement of Rent is the sole and exclusive remedy of Tenant, nothing in this Lease shall impair the ability of Tenant to seek the remedy of constructive eviction in accordance with applicable Law.

26.2	Limitation of Liability

Landlord’s liability for damages in connection with any matters arising out of this Lease shall be limited to an amount equal to the lesser of (a) Landlord’s actual unencumbered equity interest in the Building; (which shall be deemed to include the then current monthly rental income at the Building as well as any then payable insurance or condemnation proceeds and any proceeds from the sale of the Building following Notice from Tenant of a claim of liability by Landlord for damages of Tenant under this Lease, in each case not otherwise encumbered in favor of a Superior Interest Holder as of the date Tenant’s right of recovery against Landlord is subject to a final judgment); or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third party debt in an amount equal to seventy percent (70%) of the value of the Building. The provisions of this Article are intended to benefit Landlord and the Landlord Parties only, shall not be applied for the benefit of any insurer or third party, and shall survive the expiration or sooner termination of this Lease.

26.3	Effect of Conveyance

The term “Landlord” means the then current owner of the property of which the Premises are a part. In the event of any sale or transfer of Landlord’s interest in such property, and upon the transferee’s assumption of all of the obligations of “Landlord” under this Lease, the transferring Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder arising on or after the effective date of such transfer, and Tenant shall look solely to the transferee of Landlord’s interest for the performance of all covenants and obligations of Landlord hereunder. Tenant waives the benefit of any Law that gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of any interest of Landlord in the Project or in this Lease.

27.	[intentionally omitted]

28.	HOLDING OVER

If Tenant holds over in possession of the Premises or any portion thereof after the expiration or sooner termination of the Lease, such holding over shall, at Landlord’s option and without limiting any of Landlord’s remedies, be construed as a tenancy at will, terminable on no less than thirty (30) days Notice. Landlord shall provide Tenant with Notice prior to the expiration or sooner termination of the Lease of Landlord’s election that such holding over be construed as a tenancy at sufferance; if Landlord fails to provide such Notice, such holding over shall be deemed to be a tenancy at will. Tenant’s use of the Premises during any such holdover period shall be at a Base Rent equal to the greater of (i) the fair market rental value of the Premises during such period; or (ii) one hundred fifty percent (150%) of the Base Rent due in the last full month of the Term (without considering any abatement of such amount to which Tenant may have been entitled in such month as a result of any event for which the terms of this Lease expressly provide abatement or otherwise), and otherwise be on the terms and conditions herein specified; provided, however, that all renewal, expansion or other optional rights of Tenant contained in this Lease, if any, shall be deemed void during any such holdover tenancy. No ongoing negotiation regarding the extension or renewal of this Lease (or any occupancy rights of Tenant in the Project) shall constitute a waiver by Landlord of Tenant’s holdover status or a consent by Landlord to any such holdover, or any waiver of Landlord’s right to receive or Tenant’s obligation to pay such increased Base Rent during any such holdover period. Tenant shall indemnify, protect, defend and hold Landlord harmless from and against any and all Claims resulting from any holding over by Tenant, including any consequential damages arising out of any Claims against Landlord by any succeeding or prospective tenant and losses suffered by Landlord due to lost opportunities to lease any portion of the Premises to any succeeding or prospective tenant.

29.	HAZARDOUS MATERIALS

29.1	Definitions

“Environmental Laws” means all Laws pertaining to (a) protection of health against environmental hazards; (b) the protection of the environment, including air, soils, wetlands, and surface and underground water, from contamination by any substance that may have any adverse health effect; (c) underground storage tank regulation or removal; (d) protection or regulation of natural resources; (e) protection of wetlands or wildlife; (f) management, regulation and disposal of solid and hazardous wastes; (g) radioactive materials; (h) biologically hazardous materials; (i) indoor air quality; (j) the manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any Hazardous Substances. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. §1251 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; and the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., as well as all similar state and local Laws. “Hazardous Material” means any substance the release of or the exposure to which is prohibited, limited or regulated by any Environmental Law, or which poses a hazard to human health because of its toxicity or other adverse effect, including (a) any “oil,” as defined by the Federal Water Pollution Control Act and regulations promulgated thereunder (including crude oil or any fraction of crude oil); (b) any radioactive material, including any source, special nuclear, or byproduct material as defined in 42 United States Code §2011 et seq.; (c) Stacchybotris chartarum and other molds; (d) asbestos containing materials (“ACM”) in any form or condition; and (e) polychlorinated biphenyls (“PCBs”) and any substances or compounds containing PCBs.

29.2	Use of Hazardous Materials

Tenant shall not use, store or permit Hazardous Materials to be present on or about the Premises. Notwithstanding the foregoing, Tenant may keep and use, solely for maintenance and administrative purposes, small amounts of ordinary cleaning and office supplies customarily used in business offices (such as, for example, glass cleaner, carpet spot remover, and toner for Tenant’s business equipment in use on the Premises), provided that Tenant complies with all Environmental Laws relating to the use, storage or disposal of all such supplies.

29.3	Obligation to Remediate

If the use, storage or possession of Hazardous Materials by Tenant or any Tenant Party on or about the Premises results in a release, discharge or disposal of Hazardous Materials on, in, at, under, or emanating from, the Premises or the Project, Tenant agrees to investigate, clean up, remove or remediate such Hazardous Materials in full compliance with (a) the requirements of all Environmental Laws, and any Governmental Authority responsible for the enforcement of any Environmental Laws; and (b) any additional requirements of Landlord that are necessary, in Landlord’s sole discretion, to protect the value of the Premises and the Project. Landlord shall also have the right, but not the obligation, to take whatever action with respect to any such Hazardous Materials that it deems necessary, in Landlord’s sole discretion, to protect the value of the Premises and the Project. All costs and expenses paid or incurred by Landlord in the exercise of such right shall be payable by Tenant upon demand.

29.4	Inspection Rights; Condition on Surrender

Upon reasonable Notice to Tenant, Landlord may inspect the Premises for the purpose of determining whether there exists on the Premises any Hazardous Materials or other condition or activity that is in violation of the requirements of this Lease or of any Environmental Laws. The right granted to Landlord herein to perform inspections shall not create a duty on Landlord’s part to inspect the Premises, or liability on the part of Landlord for Tenant’s use, storage or disposal of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith. Tenant shall surrender the Premises to Landlord upon the expiration or earlier termination of this Lease free of debris, waste or Hazardous Materials placed on or about the Premises by Tenant or any Tenant Party, and in a condition that complies with all Environmental Laws.

29.5	Indemnification; Survival

Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any and all claims, damages, liabilities, fines, judgments, penalties, costs, losses (including loss in value of the Premises or the Project, the loss of rentable or usable space, any adverse effect on marketability of the Project or space therein, and all sums paid for settlement of claims), costs incurred in connection with any site investigation or any cleanup, removal or restoration mandated by any Governmental Authority, and expenses (including attorneys’ fees, consultant and expert fees) to the extent attributable to (i) any Hazardous Materials placed on or about the Project by Tenant or any Tenant Party, or on or about the Premises by any party other than Landlord, at any time during the Term, or (ii) Tenant’s failure to comply with any of its obligations under this Article 29, all of which shall survive the expiration or earlier termination of this Lease.

29.6	Limitation on Tenant’s Obligations

Notwithstanding the foregoing, Tenant shall not be obligated to remediate, comply or indemnify, or have any other obligation with respect to any Hazardous Materials that are present in the Premises or in or on the Project at any time prior to the Commencement Date (except Hazardous Materials brought to the Project by Tenant) or brought into the Premises or in or on the Project by Landlord.

30.	RELOCATION

[Intentionally Omitted]

31.	PARKING RIGHTS

31.1	License for Parking

Provided Tenant is not in default under this Lease, Tenant shall have a non-exclusive license to use the Parking Facilities for the parking of up to that number of automobiles specified in the Summary, subject to payment of all parking fees in effect for the Project during the Term. Landlord shall not be required to enforce Tenant’s right to use such parking spaces. The number of parking spaces allocated to Tenant hereunder shall be reduced on a proportionate basis if any of the parking spaces in the Parking Facilities are taken or otherwise eliminated as a result of any Condemnation or casualty affecting such Parking Facilities or any modifications made by Landlord to such Parking Facilities. All unreserved spaces shall be on a first-come, first-served basis in common with other tenants of and visitors to the Project, in parking spaces provided by Landlord from time to time in the Project’s Parking Facilities; provided, however, Landlord shall be required to provide space to vehicles of Tenant, up to the number of automobiles provided in the Summary, even if the Parking Facilities are “full” and no longer allowing parking by visitors and tenants without contractual parking rights. Landlord may provide such parking space by means of a “valet style” service. Tenant’s use of parking spaces (including Visitors’ spaces) shall be subject to such Parking Facility rules as Landlord or the operator of the Parking Facility may impose from time to time, including the imposition of a parking charge. Tenant shall not assign any of its rights hereunder and if an attempted assignment is made, it shall be void. Neither Landlord nor any Landlord Party shall be liable for: (a) loss or damage to any vehicle or other personal property parked or located within the Parking Facilities; or (b) injury to or death of any person in, about or around the Parking Facilities, whether caused by fire, theft, assault, explosion, riot or any other cause whatsoever, and Tenant waives all Claims arising therefrom. No loss of use of the Parking Facilities shall impair or otherwise constitute a defense or right of offset to any of Tenant’s obligations under this Lease.

31.2	Identification

Each automobile shall, at Landlord’s option to be exercised from time to time, bear a permanently affixed and visible identification sticker to be provided by Landlord. Tenant shall not, and shall not permit any Tenant Party to, park any vehicles in locations other than those specifically designated by Landlord as being for Tenant’s use.

31.3	Taxes and Fees

If any tax, surcharge or regulatory fee is at any time imposed by any governmental authority upon any parking fees payable by Tenant hereunder or with respect to Tenant’s parking rights under this Lease, or upon the actual number of vehicles parked or the amount of time parked, Tenant shall pay such tax, surcharge or regulatory fee as an additional parking fee or, if payable by Landlord, as Additional Rent under this Lease. Such payments shall be made monthly with Base Rent if permitted by the governmental authority imposing same; or, at Landlord’s option, within thirty (30) days following Landlord’s invoice therefor.

32.	MISCELLANEOUS PROVISIONS

32.1	Notices

No demand, consent, approval or other communication of either party shall be deemed effective under the terms of this Lease until notice thereof, meeting all of the requirements of this Section 32.1 (“Notice”) has been given to the other party. All Notices must be in writing, delivered to the Notice Address of the recipient, and given by one of the following methods: (a) delivered by hand; (b) transmitted by fax, with a copy sent by first class mail, postage prepaid, (c) sent by certified mail, postage prepaid, return receipt requested; or (d) sent by reputable overnight courier service, delivery charges prepaid. Notice delivered by hand shall be deemed given when actually received, or, if delivery is refused, upon such refusal. Notice transmitted by fax shall be deemed delivered when a legible copy has been received, provided receipt has been verified by telephone confirmation or one of the other permitted methods of giving Notice. Notice sent by certified mail shall be deemed given on the date of the first attempted delivery thereof (whether or not actually received). Notice sent by overnight courier service shall be deemed given when actually received, or, if delivery is refused, upon refusal. Any party may change its Notice Address (and Landlord may change its Address for Payment of Rent) at any time, and from time to time, upon at least ten (10) days prior Notice given in the manner provided herein. Landlord will endeavor to send courtesy copies of Notices as provided in the Basic Lease Information concurrently with the delivery of Notices to Tenant; provided, however, the failure to send courtesy copies of Notices as provided in the Basic Lease Information shall not adversely affect or invalidate the effectiveness of delivery of the applicable Notice to Tenant if such Notice is otherwise given to Tenant in the manner provided in this Section 32.1.

32.2	Attorney Fees

If any dispute arises between the parties hereto concerning the breach, enforcement or interpretation of any provision of this Lease, then the party not prevailing in such dispute shall pay any and all court costs, reasonable attorney and expert witness fees and disbursements, and all other costs and expenses incurred by the other party on account thereof, including those incurred in connection with any matters on appeal. Any such fees and other expenses incurred by either party in enforcing a judgment in its favor under this Lease shall be recoverable separately from and in addition to any other amount included in such judgment, and such obligation is intended to be severable from the other provisions of this Lease and to survive and not be merged into any such judgment. Without limiting the generality of the foregoing, if Landlord utilizes the services of an attorney for the purpose of collecting any Rent due and unpaid by Tenant or in connection with any other breach of this Lease by Tenant following a written demand of Landlord to pay such amounts or cure such breach, Tenant agrees to pay Landlord actual attorneys’ fees as determined by Landlord for such services, irrespective of whether any legal action may be commenced or filed by Landlord. If any such work is performed by in-house counsel for Landlord, the value of such work shall be determined at a reasonable hourly rate for comparable outside counsel; provided, however, the parties hereby confirm that such fees shall be recoverable with respect to legal work performed by Landlord’s in-house counsel only to the extent that such work is not duplicative of legal work performed by outside counsel representing Landlord in such matter.

32.3	Joint And Several Liability

If Tenant comprises more than one person, all such persons shall be jointly and severally liable for payment of Rent and the performance of Tenant’s obligations hereunder. If Tenant is a partnership, all current and future general partners of Tenant shall be jointly and severally liable for such obligations. No individual partner or other person shall be deemed to be released from its obligations hereunder except to the extent any such release is expressly set forth in a written agreement executed by Landlord in the exercise of its sole discretion.

32.4	Waiver

Neither the failure of either party to insist upon the performance or satisfaction by the other party of any obligation or condition under this Lease, nor the failure of either party to exercise any right or remedy available to it, shall constitute a waiver of any such obligation, condition, right or remedy. No such obligation, condition, right or remedy may be waived except pursuant to the express terms of a written instrument, executed by the waiving party, and unconditionally confirming such waiver. No waiver or waivers of any obligation, condition, right or remedy shall be construed as a waiver of the same or any other subsequently arising obligation, condition, right or remedy.

32.5	No Third party Beneficiaries; Relationship

This Lease is made and entered into solely for the benefit of Landlord and Tenant, and does not confer any rights or benefits on any other person. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

32.6	Time

Time is of the essence of each and every term, condition and provision of this Lease in which time of performance is a factor. The parties agree that notwithstanding any Law to the contrary, Landlord has no duty to notify Tenant that Tenant has failed to give any notice that Tenant has the right to give under the Lease, including notice of the exercise of any option.

32.7	Brokers

Landlord and Tenant each represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation or making of this Lease, except for the Broker(s) specified in the Summary. Each party shall indemnify, protect, defend, and hold harmless the other party from all Claims, including attorney fees, arising out of any leasing commission, finder’s fee, or equivalent compensation alleged to be owing to any person on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. No broker or agent (including the Brokers) shall be deemed to have earned, or be entitled to receive, any commission or fee as a result of the making of this Lease or the occupancy by Tenant of any space in the Project, except in accordance with the express terms of a separate written agreement, if any, executed by the Broker entitled to receive such commission or fee and the party obligated to pay it. Landlord shall be responsible for the payment of any and all leasing commissions to the Brokers named herein in connection with this Lease and pursuant to separate written agreement. The terms of this Section 32.7 shall survive the expiration or earlier termination of the Lease.

32.8	Governing Law

This Lease shall be governed, enforced and construed under the laws of the state in which the Premises are located (the “State”), without regard to any choice of law principles requiring the application of the law of another jurisdiction. Each party hereby submits to local jurisdiction in such State and agrees that any action by either party against the other shall be instituted in the State and that each of them shall have personal jurisdiction over the other for any action brought by either of them in the State.

32.9	Consent to Jurisdiction

Tenant irrevocably submits to the jurisdiction of: (a) any state or federal court sitting in the state of California over any suit, action, or proceeding, arising out of or relating to this Lease; and (b) any state court sitting in the county where the Premises are located over any suit, action, or proceeding, arising out of or relating to this Lease. Tenant irrevocably waives, to the fullest extent permitted by law: (a) any objection that Tenant may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court; (b) any claim that any such suit, action, or proceeding, bought in any such court, has been brought in an inconvenient forum; and (c) any claim that any such suit, action, or proceeding, bought in any such court does not have jurisdiction over Tenant.

32.10	Consent to Service of Process

Tenant agrees and consents that, in addition to any methods of service of process provided for under applicable law, all service of process in any proceeding in any California State or United States court sitting in the county where the Premises are located, may be made by certified or registered mail, return receipt requested, to the Tenant’s Notice Address as specified in the Lease Summary hereof, and service so made shall be complete upon receipt; except that if Tenant shall refuse to accept delivery, service shall be deemed complete on the date such delivery was attempted and refused.

32.11	Interpretation

This Lease has been negotiated at arms’ length between persons knowledgeable in business and real estate matters who have had the opportunity to confer with counsel in the negotiation hereof. Accordingly, any rule of law or legal decision that would require interpretation of this Lease against the party that drafted it is not applicable and is waived, and this Lease shall be given a fair and reasonable interpretation in accordance with the meaning of its terms. References in this Lease to articles, sections, paragraphs or exhibits pertain to articles, sections, paragraphs and exhibits of this Lease unless otherwise specified. The word “including” means “including, without limitation.” The word “or” means “and/or” unless the context clearly indicates an obligation to choose one of two or more alternatives. The word “person” includes legal entities as well as natural persons. The word “may” means “may, but shall not be required to.” Unless otherwise expressly specified in the applicable provisions, the phrase “at any time” means “at any time and from time to time.” The article, section and paragraph headings in this Lease are solely for convenience of reference and shall not constitute a part of this Lease, nor shall they affect the meaning, construction or effect hereof. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include the appropriate number and gender, as the context may require. Any reference to any specific statute, ordinance or other Law shall be deemed to include any amendments thereto, or any successor or similar Law addressing the same subject matter.

32.12	Jury Trial Waiver

Landlord and Tenant agree not to seek, and each waives any right to, trial by jury in any action, proceeding or counterclaim brought by either of them against the other on any matter or claim arising out of or in any way relating to this Lease, the Project, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, any claim of injury or damage, or the enforcement of any remedy under any Law or any provisions of this Lease, irrespective of whether any such matter or claim is based in contract or in tort. Neither party shall seek to consolidate any such action in which the right to trial by jury has been waived with any other action in which such right has not been or cannot be waived, it being the intention of the parties that the jury trial waiver shall be subject to no exceptions. The parties agree that the foregoing constitutes a written consent to waiver of trial by jury pursuant to the provisions of California Code of Civil Procedure §631. Tenant hereby constitutes and appoints Landlord as Tenant’s true and lawful attorney-in-fact, which appointment is coupled with an interest, and hereby authorizes and empowers Landlord, in the name, place and stead of Tenant, to file this Lease with the clerk or judge of any court of competent jurisdiction as a statutory written consent to waiver of trial by jury. The provisions of this Section 32.12 shall survive the expiration or sooner termination of this Lease.

32.13	Recordation

Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant, by any Tenant Party, or by any other person except Landlord. Any such recording in violation of this Section 32.13 shall constitute a default by Tenant.

32.14	Severability

If any provision of this Lease is found to be unenforceable, the remainder of this Lease shall not be affected, and any provision found to be invalid shall be enforceable to the extent permitted by Law. The parties agree that if two different interpretations may be given to any provision hereunder, one of which will render the provision unenforceable, and one of which will render the provision enforceable, the interpretation rendering the provision enforceable shall be adopted.

32.15	Force Majeure

“Force Majeure Delay” means any delay in the timely performance of any obligation required under this Lease caused by (a) strike, lockout or other labor or industrial dispute or disturbance; (b) civil commotion, terrorism or threat thereof, act of a public enemy, war, riot, sabotage, blockade or embargo; (c) inability to secure building permits or other required approvals by any Governmental Authority despite diligent efforts to do so; (d) changes in Laws, or changes in the interpretation thereof by any Governmental Authority; (e) lightning, earthquake, fire, storm, hurricane, tornado, flood, washout, explosion or act of God; or (f) any other cause beyond the reasonable control of the party obligated to perform. To the extent any obligation required under this Lease cannot timely be performed because of any Force Majeure Delay, the time for performance of such obligation shall be extended by a period equal to the period of such Force Majeure Delay. Notwithstanding the foregoing, however, under no circumstances shall any Force Majeure Delay operate to (x) excuse or postpone any obligation of Tenant to timely pay Rent under this Lease; (y) postpone the Commencement Date or relieve Tenant of any liability or obligation under this Lease as a result of Tenant’s inability to qualify for or obtain any license, approval, conditional use permit, or other permission required by any Governmental Authority in order for Tenant to occupy or conduct any particular business in the Premises; or (z) excuse or postpone any obligation of Tenant, the non-performance of which would cause Landlord to be in breach of any obligation to any Superior Interest Holder.

32.16	Non-Disclosure

The terms of this Lease and the details of its negotiation constitute confidential information pertaining to the Project that is proprietary to Landlord. Tenant acknowledges that its disclosure of any of such information could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that it shall keep (and shall cause its employees, agents, principals and all other Tenant Parties to keep) all such information confidential and shall not disclose all or any portion thereof to any person except: (a) as and to the extent required by Law; and (b) to bona fide prospective assignees or sublessees of Tenant, or to Tenant’s attorneys, tax and financial advisors, lenders and investors, to the extent such persons have a need to know and as necessary for the conduct of Tenant’s business, provided that such persons also first agree in writing to keep all such information confidential for the benefit of Landlord.

32.17	Acceptance; Counterparts

The submission of this Lease by Landlord to Tenant, or to its broker or other agent, does not constitute an offer from Landlord to Tenant for the lease of the Premises. Execution and delivery of this Lease by Tenant to Landlord shall, in consideration of the time and expense incurred by Landlord in reviewing the Lease and Tenant’s credit, constitute an offer by Tenant to lease the Premises upon the terms and conditions set forth herein (which offer to Lease shall be irrevocable for twenty (20) business days following the date of delivery). This Lease shall only become effective and binding upon full execution hereof by Landlord and delivery of a signed copy to Tenant. This Lease may be executed in one or more counterparts, and each of which, so executed, shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

32.18	Right to Lease

Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in its sole discretion shall determine, and Tenant is not relying on any representation that any specific tenant or number of tenants will occupy the Project.

32.19	Application of Reasonable Standard

Wherever in this Lease Landlord’s right to approve or condition its approval on the reasonable consent of Landlord is provided for, such consent shall not be unreasonably withheld, conditioned or delayed. Except where this Lease reserves to Landlord the right to withhold or condition its consent in its sole and absolute discretion (or words to said effect), such right shall not be unreasonably withheld, conditioned or delayed.

32.20	Entire Agreement

This Lease constitutes the final, complete and exclusive statement among the parties hereto, supersedes all prior and contemporaneous understandings or agreements of the parties, and is binding on and, subject to the provisions of Article 13, inures to the benefit of their respective heirs, representatives, successors and assigns. No party has been induced to enter into this Lease by, nor is any party relying on, any representation or warranty outside those expressly set forth in this Lease. Any agreement made after the date of this Lease is ineffective to modify, waive, or terminate this Lease, in whole or in part, unless such agreement is in writing, signed by the parties to this Lease, and specifically states that such agreement modifies this Lease.

33.	additional lease rights

33.1	Right of First Offer

(a)

Landlord and Tenant acknowledge that the current lease for the 17th floor of the Building is scheduled to expire on December 31, 2013 (the “17th Floor Expiration Date”). At such time as Landlord begins to market the entire 17th floor for a direct lease to prospective tenants (whether prior to or after the 17th Floor Expiration Date) (the “Offered Space”), and provided that no Event of Default shall then exist under this Lease, and subject to the terms of Section 33.1(c) below, Landlord shall give Tenant written notice of the availability of the Offered Space and the terms and conditions (including availability date, rent, base year, term and tenant improvements and allowances) that Landlord is willing to accept from prospective tenants for the Offered Space (the “Offer”). Tenant acknowledges that the rights of the existing tenant of the Offered Space to choose to continue its tenancy thereof, whether or not expressly contained in the terms of such tenant’s lease.

(b)

Tenant shall have ten (10) business days from (and including the date of) receipt of the Offer to accept the Offer as to the Offered Space, or to otherwise negotiate other terms with Landlord, as evidenced by a written letter of intent entered into within said ten (10) business day period, and elect to lease the Offered Space upon the terms and conditions contained in the letter of intent. If Tenant does not timely notify Landlord of its acceptance of the Offer (or if Landlord and Tenant do not timely execute a letter of intent embodying other terms as hereinabove provided), or if, following the execution of a letter of intent, an amendment to this Lease or a new lease incorporating the agreed upon terms and such other terms as are consistent with the terms of this Lease is not executed within twenty (20) days from the execution of a letter of intent, the Offer shall lapse, Tenant’s right to lease all or any portion of the Offered Space shall terminate and be of no further force and effect, notwithstanding any future availability of such space for lease by Landlord, and Landlord may lease the Offered Space or any portion thereof to any other person. If Tenant timely accepts the Offer, the Offered Space shall be deemed added to the Premises on the terms and conditions of the Offer and, except as may be provided for in the Offer, Landlord shall have no obligation to construct or install any improvements, furnishings or equipment whatsoever in the Offered Space.

(c)

The foregoing right of first offer contained in this Section 33.1 is personal to the named Tenant under this Lease and any Transferee under a Permitted Transfer and shall not inure to the benefit of any other assignee or subtenant of the named Tenant hereunder, and Tenant shall have no right to exercise the foregoing right of first offer if at the time Landlord is required to give Tenant an Offer, Tenant (and any Transferee under a Permitted Transfer) does not occupy, for its own use, at least eighty percent (80%) of the RSF of the Premises.

(d)

Landlord shall have no obligation to pay any commission, finder’s fee, or equivalent compensation to any real estate broker or agent representing Tenant in connection with the acceptance of the Offer or the execution of any lease or amendment to this Lease resulting from the exercise by Tenant of its rights under this Section 33.1, and Tenant shall be solely responsible for ay such fees and expenses.

33.2	Grant of Option

Landlord hereby grants to Tenant one (1) option (each, an “Option”) to extend the term of the Lease for an additional period of five (5) years (the “Option Term”), all on the following terms and conditions:

(a)

The Option must be exercised, if at all, by written notice irrevocably exercising the Option (“Option Notice”) delivered by Tenant to Landlord not earlier than twelve (12) months nor later than nine (9) months prior to the Expiration Date. Further, the Option shall not be deemed to be properly exercised if, as of the date of the Option Notice or at the Expiration Date (i) an Event of Default has occurred and is continuing, (ii) Tenant has assigned this Lease or its interest therein, other than to a Permitted Tenant Affiliate, or (iii) Tenant and/or any Permitted Tenant Affiliate is occupying less than eighty percent (80%) of the square footage of the Premises. Provided Tenant has properly and timely exercised the Option, the term of this Lease shall be extended for the period of the Option Term and all terms, covenants and conditions of this Lease shall remain unmodified and in full force and effect, except that the Basic Monthly Rental shall be modified as set forth in Section 33.2(b) below.

(b)

The Base Rent per RSF payable for the Option Term shall be equal to one hundred percent (100%) of the then-current rental rate per RSF (as further defined below, “FMRR”) being agreed to by Landlord in new leases for space with unaffiliated tenants in arms-length transactions for Qualifying Leases (as hereinafter defined) in Comparative Transactions in the Building during the Market Determination Period, if any, or if current Comparative Transactions with Qualifying Leases at the Building during the Market Determination Period are not available, then by the owners (“Comparable Landlords”) of comparable North Financial District properties in San Francisco, California (the “Comparable Buildings”), with Qualifying Leases for space in Comparable Buildings during the Market Determination Period, in each case on a full service gross lease basis. As used herein, “FMRR” shall mean the rental rate per RSF for which Landlord and/or Comparable Landlords, if applicable hereunder, are entering into Qualifying Leases within the time period of three (3) months prior to the date of Tenant’s Option Notice through the date that FMRR is being determined (“Market Determination Period”), for space in the Building or, if applicable, from Comparable Landlords in the Comparable Buildings, which space is comparable to the Premises in views and tenant improvements, and, to the extent available, with commencement dates approximately equal to the commencement date of the Option Terms, and only taking into account Affected Monetary Terms (“Comparative Transactions”). “Qualifying Leases” shall mean, in the first instance, leases being renewed with existing unaffiliated tenants in arms-length transactions or if sufficient renewal leases are not available, then as a supplement to any such renewal leases, new leases for space with unaffiliated tenants in arms-length transactions. “Affected Monetary Terms” shall mean and refer to those monetary terms that support the determination of Basic Monthly Rent, and shall include, without limitation, the amount of Security Deposit, additional forms of credit enhancement, and/or the amount of any allowance extended to renewal or, if applicable, new tenants in Comparative Transactions for refurbishment to leased premises or for new improvements under new leases. Landlord shall provide its determination of the FMRR to Tenant within thirty (30) days after Landlord receives the Option Notice. Tenant shall have twenty (20) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the FMRR within which to reasonably object thereto in writing (“Objection Notice”). Tenant shall be deemed to have accepted Landlord’s determination of FMRR unless Tenant timely delivers an Objection Notice to Landlord that sets forth Tenant’s proposed FMRR. In the event Tenant timely delivers an Objection Notice, Landlord and Tenant shall attempt to agree upon such FMRR. If Landlord and Tenant fail to reach agreement on such FMRR within fifteen (15) days following Tenant’s Review Period (the “Outside Agreement Date”), then each party shall place in a separate sealed envelope its final proposal as to FMRR and such determination shall be submitted to arbitration in accordance with Section 33.2(c) below.

(c)

Landlord and Tenant shall meet with each other within five (5) business days of the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other’s presence. If Landlord and Tenant do not mutually agree upon the FMRR within three (3) business days of the exchange and opening of envelopes, then, within ten (10) business days of the exchange and opening of envelopes, Landlord and Tenant shall agree upon and jointly appoint one arbitrator who shall be by profession be a real estate appraiser or broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of comparable commercial properties in the vicinity of the Building. Neither Landlord nor Tenant shall consult with such broker or appraiser as to his or her opinion as to FMRR prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s last submitted FMRR (as contained in the sealed envelope exchanged between the parties as hereinabove provided) for the Premises is the closer to the actual net rental rate per RSF for Qualifying Leases within the market Determination period for Comparative Transactions. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the arbitrator with a copy to the other party within ten (10) business days after the appointment of the arbitrator any data and additional information concerning Comparative Transactions within the Market Determination Period (“Data”) and the other party may submit a reply in writing within five (5) business days after receipt of such Data. The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted FMRR for purposes of determining Base Monthly Rental per RSF payable for the Option Term, and shall notify Landlord and Tenant of such determination, and shall base his or her decision solely on the evidence presented with respect to Comparative Transactions. The decision of the arbitrator shall be binding upon Landlord and Tenant. If Landlord and Tenant fail to agree upon and appoint such arbitrator, then the appointment of the arbitrator shall be made by the Presiding Judge of the Superior Court for the City and County of San Francisco, or, if he or she refuses to act, by any judge having jurisdiction over the parties. The cost of arbitration shall be paid by Landlord and Tenant equally.

(d)

If the determination of the FMRR is delayed beyond the Option Term commencement date, Tenant shall pay Base Rent based on Landlord’s estimate of FMRR until the FMRR is determined in accordance with terms of this Section 33.2. Following the determination of the FMRR, if FMRR is determined to be other than as designated by Landlord, there shall be an adjustment made to the next payment of Base Rent then due under the Lease to account for the difference between the amount of Base Rent Tenant has paid to Landlord since the Option Term commencement and the amount that Tenant would have paid if the Base Rent as adjusted pursuant to this Section 33.2 had been in effect as of the Option Term commencement.

IN WITNESS WHEREOF, the parties hereto have entered into this Lease as of the date first set forth above.

LANDLORD TRANSAMERICA PYRAMID PROPERTIES, LLC, an Iowa limited liability company By: /s/ Thomas J. Schefter Name: Thomas J. Schefter Its: Senior Vice President	TENANT JMP GROUP INC., a Delaware corporation By: /s/ Joseph A. Jolson Name: Joseph A. Jolson Its: Chief Executive Officer Tenant’s Federal Tax ID No.:

EXHIBIT A

FLOOR PLAN

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EXHIBIT B

TENANT IMPROVEMENT AGREEMENT

[INTENTIONALLY OMITTED]

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EXHIBIT C

COMMENCEMENT DATE AGREEMENT

This COMMENCEMENT DATE AGREEMENT (the “Agreement”) is entered into as of _______________, in accordance with the terms of that certain Lease dated ____________, 2012 between TRANSAMERICA PYRAMID PROPERTIES, LLC, an Iowa limited liability company (“Landlord”), and JMP GROUP INC., a Delaware corporation (“Tenant”), pursuant to which Tenant leases from Landlord those certain premises (the “Premises”) in Suites 1000 and 1100 of that certain Building known as 600 Montgomery Street, San Francisco, California.

Landlord and Tenant agree as follows:

1.	All capitalized terms used in this Agreement shall have the same meanings as are ascribed to such terms in the Lease.

2.	Except as expressly set forth below, the Lease is unmodified and in full force and effect.

3.	The Commencement Date of the Lease is __________, and the Expiration Date is ___________.

4.	Tenant accepts the Premises as being in the condition required under the Lease, with all Landlord’s Work, if any, in Substantially Complete condition.

5.	Tenant’s obligation to pay Base Rent shall commence on ___________.

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Commencement Date Agreement as of the date first set forth above.

LANDLORD TRANSAMERICA PYRAMID PROPERTIES, LLC, an Iowa limited liability company By: Name: Its:	TENANT JMP GROUP INC., a Delaware corporation By: Name: Its: Tenant’s Federal Tax ID No.: ________________

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EXHIBIT D

RULES AND REGULATIONS

1.

No sign, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building without the prior written consent of Landlord. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person approved by Landlord, using materials and in a style and format approved by Landlord.

2.

Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may appear unsightly from outside the Premises. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, other than Building Standard materials, without the prior written consent of Landlord.

3.

Tenant shall not obstruct any sidewalks, halls, passages, exits or entrances of the Building. The passages, exits, and entrances are not for the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Building and its tenants.

4.	The directory of the Building, if any, will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom.

5.

Landlord shall clean the Premises as provided in the Lease, and except upon the prior written consent of Landlord, no other person or persons shall be employed by Tenant or permitted to enter the Building for the purpose of cleaning any part thereof. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises.

6.

Landlord may impose a charge for any additional keys to the Premises. Tenant may not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on any door or window of its Premises. Tenant, upon termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to, or otherwise procured by Tenant, and, in the event of loss of any keys, shall pay Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

7.

No furniture, freight, or equipment of any kind shall be brought into the Building without prior Notice to Landlord and all moving of the same into or out of the Building shall be done at such time and in such manner as Landlord shall designate. Deliveries during normal office hours shall be limited to normal office supplies and other small items. No deliveries shall be made which impede or interfere with other tenants or the operation of the Building.

8.

Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except by a paste, or other material which may easily be removed with water, the use of cement or other similar adhesive materials being prohibited. The method of affixing any such linoleum, tile, carpet or other similar floor covering shall be subject to the approval of Landlord. The expense of repairing any damage resulting from a violation of this rule shall be borne by Tenant.

9.

Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects, if such objects are considered necessary by Tenant, as determined by Landlord, shall stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment which cause noise or vibration that may be transmitted to the structure of the Building or to any space outside the Premises to such a degree as to be objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

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10.

Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Premises any birds or animals.

11.	Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord except upon Landlord’s prior written approval.

12.

Tenant shall not waste electricity, water or air-conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning and to comply with all Laws, Rules and Requirements governing energy conservation. Tenant shall not adjust any controls other than room thermostats installed for Tenant’s use. Tenant shall keep corridor doors closed and shall close window coverings at the end of each business day.

13.

Landlord reserves the right from time to time, in Landlord’s sole discretion, exercisable without prior notice and without liability to Tenant, to: (a) name or change the name of the Building or Project; (b) change the address of the Building or Project, and/or (c) install, replace or change any signs in, on or about the Common Areas, the Building or Project.

14.

Landlord reserves the right to exclude from the Building between the hours of 6:00 p.m. and 7:00 a.m., or such other hours as may be established from time to time by Landlord, and on legal holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion or threat thereof by closing the doors or by other appropriate action.

15.

Tenant shall close and lock all doors of its Premises and entirely shut off all water faucets or other water apparatus, and, except with regard to Tenant’s computers and other equipment which reasonably require electricity on a 24-hour basis, all electricity, gas or air outlets before Tenant and its employees leave the Premises.

16.

The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substances of any kind whatsoever shall be thrown therein.

17.

Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets, or any other goods or merchandise to the general public in or on the Premises. Tenant shall not solicit business from other tenants in the Project. Tenant shall not use the Premises for any business or activity other than that specifically provided for in the Lease.

18.

Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

19.

Except as expressly permitted in the Lease, Tenant shall not mark, drive nails, screw or drill into the partitions, window mullions, woodwork, plaster or ceilings, or in any way deface the Premises or any part thereof, except to install normal wall hangings.

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20.	Tenant shall not install, maintain or operate upon the Premises any vending machines without the prior written consent of Landlord, which shall not be unreasonably withheld.

21.

Canvassing, soliciting and distribution of handbills or any other written material, and peddling in and around the Project or the Building are prohibited, and each tenant shall cooperate to prevent same.

22.

Tenant shall not sell, store, consume or serve any alcoholic beverages (or permit any of such activities) on the Premises without the express prior written consent of Landlord, which consent may be withheld or conditioned in Landlord’s sole discretion.

23.

Landlord reserves the right to exclude or expel from the Project or the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Project.

24.

Tenant shall store all its trash and garbage within its Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions reasonably issued from time to time by Landlord.

25.

The Premises shall not be used for the storage of merchandise held for sale to the general public, or for lodging or for manufacturing of any kind. No cooking shall be done or permitted by Tenant on the Premises, except that Tenant shall be permitted to use a small microwave oven for heating foods, and small appliances for brewing coffee, tea, and similar beverages, provided that all such equipment and use is in accordance with all applicable Laws.

26.

Tenant shall not use in any space, or in the public halls of the Building, any hand trucks except those equipped with rubber tires and side guards, or such other material-handling equipment as Landlord may approve. Tenant shall not bring any vehicles of any kind into the Building.

27.	Tenant shall not use the name of the Project or Building in connection with, or in promoting or advertising, the business of Tenant, except for Tenant’s address.

28.

Tenant shall not overload the floor of the Premises. At no time during the Term shall Tenant have access to or be entitled to the use of any roof areas of the Project for any purpose, nor shall Tenant have any right to install, operate, maintain, modify or remove any antenna, satellite dish, or other telecommunications equipment anywhere in the Project.

29.

Tenant agrees that it shall comply with all fire, safety and security regulations that may be issued from time to time by Landlord, and Tenant also shall provide Landlord with the name of a designated responsible employee to represent Tenant in all matters pertaining to such regulations. Tenant shall cooperate fully with Landlord in all matters concerning fire and other emergency procedures.

30.

Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage. Such responsibility shall include keeping doors locked and other means of entry to the Premises closed.

31.

Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any and all of the tenants in the Building.

32.

These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Project or Building.

33.

Landlord reserves the right to make such other and reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety, security, care and cleanliness of the Project and/or Building and for the preservation of good order therein. Tenant shall abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.

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34.	Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees or guests.

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EXHIBIT E

FORM OF ESTOPPEL CERTIFICATE

_________________ (“Tenant”) certifies to _________________ (along with its successors and assigns, “Lender” or “Purchaser”) that Tenant leases from _________________ (“Landlord”) approximately _________________ square feet of space (the “Premises”) in _________________ pursuant to that certain Lease Agreement dated _________________ by and between Landlord and Tenant (with all exhibits, addenda and amendments thereto, the “Lease”), a true and correct copy of which is attached hereto as Exhibit A. Tenant certifies to Landlord and [Lender/Purchaser], that as of the date hereof:

1.	The Lease is in full force and effect and has not been modified, supplemented or amended.

2.

Tenant has accepted the Premises and is in actual occupancy thereof. Landlord has performed all obligations under the Lease to be performed by Landlord as a condition to such acceptance and occupancy, including, without limitation, completion of all Landlord’s Work required under the Lease and the payment of any required Allowance or other contributions therefor. Tenant is not entitled to any further payment or credit for tenant improvements.

3.

The initial term of the Lease commenced _________________ and shall expire _________________. Tenant has the following rights to renew or extend the term of the Lease or to expand the Premises: _________________.

4.	Tenant has not paid any rentals or other payments more than one (1) month in advance except as follows: _________________.

5.

Base Rent payable under the Lease is currently _________________. Base Rent and all Expense estimates have been paid in full through __________________________________. There currently exist no claims, defenses, rights of set-off or abatement to or against the obligations of Tenant to pay Base Rent or Additional Rent or relating to any other term, covenant or condition under the Lease.

6.	There are no outstanding concessions, bonuses, Rent abatements, rebates or other matters affecting the payment of rent under the Lease except as follows: _________________.

7.	No security or other deposit has been paid with respect to the Lease except as follows: _________________.

8.

Landlord is not currently in default under the Lease and there are no events or conditions existing which, with the giving of notice or the lapse of time, or both, could constitute a default of the Landlord under the Lease or entitle Tenant to offsets or defenses against the prompt payment of rent except as follows: _________________.

9.

Tenant is not in default under any of the terms and conditions of the Lease, nor is there now any fact or condition which, with the giving of notice or lapse of time or both, will become such a default.

10.

Tenant has not assigned, transferred, mortgaged or otherwise encumbered its interest under the lease, subleased all or any portion of the Premises, or permitted any person or entity to use the Premises except as follows: _________________.

11.	Tenant has no rights of first refusal or options to purchase the property of which the Premises are a part.

12.	The Lease represents the entire agreement between the parties with respect to Tenant’s right to use and occupy the Premises.

13.	Tenant acknowledges that the parties to whom this certificate is addressed will be relying upon the accuracy of this certificate in connection with their acquisition and/or financing of the Premises.

IN WITNESS WHEREOF, Tenant has caused this certificate to be executed as of _________________.

[TENANT SIGNATURE]

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EXHIBIT F

ASBESTOS DISCLOSURE STATEMENT

ASBESTOS DISCLOSURE STATEMENT AND PROPOSITION 65 WARNING

CALIFORNIA LAW REQUIRES LANDLORDS AND TENANTS OF COMMERCIAL BUILDINGS CONSTRUCTED PRIOR TO 1979 TO NOTIFY CERTAIN PEOPLE, INCLUDING EACH OTHER AND THEIR RESPECTIVE EMPLOYEES WORKING WITHIN SUCH BUILDING, OF ANY KNOWLEDGE THEY MAY HAVE REGARDING ANY ASBESTOS-CONTAINING MATERIALS (“ACM”) IN SUCH BUILDING.

LANDLORD HAS PREPARED A WRITTEN ASBESTOS OPERATIONS AND MAINTENANCE PLAN (THE “ASBESTOS MANAGEMENT PLAN”) FOR EACH BUILDING COVERED BY THIS NOTICE. EACH TENANT IN THE BUILDING AND ANY OTHER PERSON (INCLUDING A CONTRACTOR) PERFORMING WORK IN THE BUILDING IS REQUIRED TO REVIEW THE ASBESTOS MANAGEMENT PLAN LOCATED IN THE MANAGEMENT OFFICE AT 600 MONTGOMERY AVENUE, SAN FRANCISCO, CA.

California law also requires persons in the course of doing business where activities may result in exposure to asbestos and other substances regulated under the Safe Drinking Water and Toxic Enforcement Act of 1986, commonly referred to as Proposition 65, to be provided a clear and reasonable warning. Accordingly, you are advised as follows:

WARNING: Areas of the Building contain a substance known to the State of California to cause cancer, or reproductive toxicity.

____________________________________________________________

Landlord has prepared and implemented an Asbestos Management Plan, which, among other things, sets forth the responsibilities of Landlord, Landlord’s industrial hygienist, building tenants, and contractors and workers performing work in or to areas of the building where ACM is located. The description below is not intended to be a substitute for review of the Asbestos Management Plan.

Transamerica Pyramid Building – 600 Montgomery Street

Sprayed-on fireproofing material containing some asbestos covers the structural steel throughout the Transamerica Pyramid building (including the beams, girders, decking and columns) and may also cover certain other items in ceiling plenum areas, the telephone and electrical closets and the mechanical rooms. The material used to insulate some pipes and similar items in mechanical rooms and other areas in the building also contains some asbestos. In the premises leased to tenants, asbestos-containing material (“ACM”) is located in the ceiling plenum (above the ceiling tiles forming the false ceiling), in the telephone and electrical closets, and behind the sheetrock on exterior walls, some demising walls and columns. Asbestos may also be present in some floor tiles in tenant spaces and other areas of the building.

____________________________________________________________

We have no reason to believe, based upon the Asbestos Management Plan, that ACM in the Building is currently in a condition to release asbestos fibers that would pose a significant health hazard to the Building’s occupants. You should take into consideration that our knowledge as to the absence of health risks is based solely upon general information and the information contained in the Asbestos Management Program, and that we have no special knowledge concerning potential health risks resulting from exposure to asbestos in the Building. We encourage you to contact local or state public agencies if you wish to obtain a better understanding of the potential impacts resulting from exposure to asbestos.

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Because any tenant alterations or other work at the Building could disturb ACM and possibly release asbestos fibers in the air, we must require that you obtain our written approval prior to beginning such projects. This includes major alterations, but might also include such activities as drilling or boring holes, installing electrical, telecommunications or computer lines, sanding floors, removing ceiling tiles or other work which disturbs ACM. In many cases, such activities will not affect ACM, but, nevertheless you must check with the property manager, in advance, because any release of ACM due to any of these activities may present a health risk. You should check with the property manager at the address set forth above. In the areas specified in Asbestos Management Plan, you should avoid touching or disturbing the ACM in any way. An individual or contractor who is not qualified to handle ACM should not attempt any work in such areas. If you observe any activity that has the potential to disturb the ACM, please report the same to the property manager immediately.

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